Exhibit 2.1

EXECUTION VERSION

EQUITY AND ASSET PURCHASE AGREEMENT

By and Among

THE EQUITY HOLDERS OF VIONIC GROUP LLC

AND VIONIC INTERNATIONAL LLC

VCG HOLDINGS LTD.

CHRISTOPHER T. GALLAGHER AND DANIEL M. SANNER

(solely in their capacity as Sellers’ Representative)

CHRISTOPHER T. GALLAGHER AND C. BRUCE CAMPBELL

(solely for purposes of being bound by Section 8.06 and Section 12.17)

and

CALERES, INC.

Dated as of October 18, 2018

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Exhibits:

Exhibit A	Form of Senior Employee Agreement
Exhibit B	Form of Warrant Cancellation Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Seller Allocation Percentages
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Vasyli Debt Documents

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EQUITY AND ASSET PURCHASE AGREEMENT

THIS EQUITY AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 18, 2018, by and among the parties signing this Agreement as equity sellers (the “Equity Sellers”), VCG Holdings Ltd., a Cayman Islands corporation, as asset seller (the “Asset Seller”, and together with the Equity Sellers, the “Sellers”), Christopher T. Gallagher and Daniel M. Sanner, solely in their capacity as Sellers’ Representative, Christopher T. Gallagher and C. Bruce Campbell (the “Individual Parties”), solely for purposes of being bound by Section 8.06 and Section 12.17 and Caleres, Inc., a New York corporation (the “Buyer”). The Sellers, Sellers’ Representative and the Buyer are referred to herein collectively as the “Parties” and each individually as a “Party” and the Individual Parties shall be deemed to be “Parties” for purposes of the provisions to which they provide specific representations or covenants hereunder and provisions that are incorporated therein or necessary to the interpretation thereof.

WHEREAS, the Equity Sellers own all of the issued and outstanding membership interests (the “Equity Interests”) of Vionic Group LLC, a Delaware limited liability company (“Vionic Group”) and Vionic International LLC, a Delaware limited liability company (“Vionic International”) (Vionic Group and Vionic International each a “Company” and together the “Companies”); and

WHEREAS, the Companies and the Company Subsidiaries (as defined herein) (collectively, the “Vionic Entities”) are engaged in the marketing, sale and distribution of (i) the Vionic Entities’ brands of orthotics and orthotic footwear, generally sold direct to consumers and through traditional channels, including specialty retail, department store, web, infomercial and medical channels, and (ii) the Vionic Entities’ branded (wholesale) medical line of orthotics and orthotic footwear targeted specifically at medical and allied medical professionals (items (i) and (ii) collectively, as conducted by the Vionic Entities on the date hereof, the “Business”); and

WHEREAS, the Asset Seller owns the VCG Owned Intellectual Property (as defined herein) used in the Business, and has no operations other than owning and maintaining the VCG Owned Intellectual Property and the other VCG Intellectual Property and licensing such VCG Intellectual Property to the Vionic Entities; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Equity Sellers, and the Equity Sellers desire to sell to the Buyer, the Equity Interests, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Asset Seller, and the Asset Seller desires to sell to the Buyer, the VCG Owned Intellectual Property and the Asset Seller’s rights under the VCG Contracts, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Senior Employees have entered into employment agreements dated as of the date hereof and in the form attached hereto as Exhibit A (the “Senior Employee Agreements”); and

WHEREAS, as a condition and inducement to Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, Healthy Lifestyle Brands, LLC (f/k/a Weil Lifestyle, L.L.C.) (“Weil”), Vionic Group and the Sellers have entered into a warrant cancellation agreement dated as of the date hereof and in the form attached hereto as Exhibit B (the “Warrant Cancellation Agreement”); and

WHEREAS, as a condition and inducement to Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, BK Holdings Ltd. as Trustee for the Vasyli Family Trust U/A dated August 30, 1994 and North Point Investments, Ltd. (collectively, the “Vasyli Entities”), CGVIO LLC and Viocam Investments LLC have entered into an Omnibus Vasyli Debt Obligation Amendment, Pay-Off and Release Agreement in the form attached hereto as Exhibit F (the “Vasyli Debt Documents”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.

“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account.

“Affiliate” of any Person means any other Person who directly or indirectly, through one or more intermediaries, is controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to appoint, direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Alpine” means Alpine Investors IV SBIC, L.P.

“Alpine-VG Indebtedness” means the Indebtedness represented by that certain Subordinated Promissory Note, dated October 16, 2012, in the original principal amount of $20,650,000, made by Vionic Group LLC (f/k/a Vasyli LLC) in favor of Alpine.

“Ancillary Documents” means the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement.

“Applicable Law” or “Applicable Laws” means, with respect to any Person, any and all laws, ordinances, regulations, statutes, local laws, common laws, rules, codes and applicable orders adopted, enacted, implemented, promulgated, issued, entered by or under the authority of any Governmental Entity having jurisdiction over such Person or any of such Person’s properties or assets.

“Business Confidential Information” means, with respect to any Vionic Entity, and with respect to the Asset Seller to the extent relating to the VCG Intellectual Property, any information or compilation of information not generally known to the public or the industry or that the Vionic Entities and the Asset Seller have not intentionally disclosed to Third Parties without a written obligation of confidentiality, which information is proprietary to the Vionic Entities or the Asset Seller, including such information relating to such Person’s procedures, techniques, methods, concepts, ideas, affairs, products, processes or services, including information relating to distribution, marketing, selling, research, development, purchasing, accounting, engineering, financing, costs, pricing, pricing strategies or methods, customers, suppliers, creditors, employees, contractors, agents, consultants, plans, billing, all lists of suppliers, distributors or customers and their respective addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, plans, drawings, accounts or sales records, code books, manuals, trade secrets, knowledge, know-how, operating costs, sales margins, methods of operation, invoices or statements and the like.

“Business Day” and “Business Days” means any day of the year other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to be closed.

“Buyer Confidential Information” means with respect to Buyer, any information or compilation of information not generally known to the public or the industry or that the Buyer has not intentionally disclosed to Third Parties without a written obligation of confidentiality, which information is proprietary to Buyer.

“Buyer Material Adverse Effect” means any change, development, condition, circumstance, event or effect that has had or is reasonably expected to have a material adverse effect on the ability of Buyer to consummate the Transactions or perform its obligations hereunder.

“Calculation Time” means 11:59 pm New York time on the day prior to the Closing Date.

“Cash” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and liquid investments) of the Vionic Entities, in each case, calculated in accordance with GAAP (as defined below); provided, that “Cash” shall exclude Restricted Cash, shall be calculated net of issued but uncleared checks, wire transfers and drafts (other than outstanding uncleared checks and drafts in respect of which the related account payable has been reinstated and is included as a liability in the calculation of Closing Working Capital at the same time); and provided, further, that “Cash” located in any jurisdiction other than the United States shall be calculated net of the costs of the repatriation (including, for the avoidance of doubt, any direct or indirect repatriation, whether through distribution or loan or repayment of loan) thereof (including Taxes).

“Closing Cash” means the Cash of the Vionic Entities as of the Calculation Time.

“Closing Indebtedness” means the Indebtedness of the Vionic Entities as of immediately prior to the Closing.

“Closing Seller Transaction Expenses” means the Seller Transaction Expenses through and including the Closing that will be unpaid immediately prior to the Closing, plus the aggregate amount of Seller Transaction Expenses that will become payable after the Closing, to the extent calculable.

“Closing Working Capital” means Total Current Assets minus Total Current Liabilities as of the Calculation Time, without giving effect to the Closing, as determined in accordance with the Closing Working Capital Determination Standard.

“Closing Working Capital Determination Standard” means GAAP (as defined below) applied in a manner consistent with the accounting methods, practices, principles, policies and procedures, used and applied in the preparation of the most recent Audited Financial Statements with respect to the Vionic Entities for the period ended December 31, 2017.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the Transactions pursuant to applicable Competition Laws.

“Competition Laws” means the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Confidential Information” means Business Confidential Information, Buyer Confidential Information or Seller Confidential Information.

“Contract” means, with respect to any Person, any written or oral agreement, lease, contract, license agreement, instrument, evidence of indebtedness, option, commitment, sale or purchase order, work order, covenant, or arrangement of any type, nature or description to which such Person is a party, by which it or its assets are bound or subject or under which it has or may have current or future liability.

“Confidentiality Agreement” means the confidentiality agreement, dated as of January 11, 2018, between Vionic Group and Buyer, as amended.

“Disclosure Schedules” means the Seller Disclosure Schedules, the Company Disclosure Schedules and the Buyer Disclosure Schedules.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) that is covered by Title I of ERISA and is maintained or sponsored by any Vionic Entity or any of its ERISA Affiliates or to which any Vionic Entity or any of its ERISA Affiliates has any obligation to contribute or otherwise has any liability with respect thereto.

“Encumbrance” means any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“Enterprise Value” means Three Hundred and Sixty Million Dollars ($360,000,000).

“Environmental Claim” means any action, suit, demand, claim, written notices of non-compliance or violation, investigation or Proceedings, Orders or agreements, arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Permit issued pursuant to an Environmental Law.

“Environmental Laws” means all Applicable Laws and any Order: (a) relating to contamination, pollution or the protection of the environment, natural resources, or human health or safety, or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, Release, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and, the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq. and their foreign, local and state law equivalents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with any Company for purposes of Code Section 414 or ERISA Section 4001(a)(14) or 4001(b).

“ERP Lease” means, the Lease Financing Agreement, dated July 5, 2018, between Comerica Leasing and Vionic Group LLC.

“Estimated Closing Cash” means the Closing Cash estimated in good faith by the Sellers.

“Estimated Closing Indebtedness” means the Closing Indebtedness estimated in good faith by the Sellers.

“Estimated Closing Seller Transaction Expenses” means the Closing Seller Transaction Expenses estimated in good faith by the Sellers.

“Estimated Closing Working Capital” means the Closing Working Capital estimated in good faith by the Sellers.

“FDA” means the United States of America Food and Drug Administration.

“Fraud” means common law fraud under Delaware law, and does not include actual or alleged constructive fraud or negligent misrepresentation.

“Fundamental Representations” means (a) with respect to the Sellers, the representations and warranties made by the Sellers in Section 4.01 (Authorization), Section 4.02 (Ownership), Section 4.04 (Non-Contravention), Section 4.06 (Brokers), Section 5.01 (Existence and Power), Section 5.02 (Capitalization), Section 5.03 (Non-Contravention), Section 5.04 (Subsidiaries), Section 5.08 (Taxes), Section 5.11(a) and (c) (Assets), Section 5.12(a)(ii) (Intellectual Property), Section 5.20 (Brokers) (such representations are also referred to as the “Seller Fundamental Representations”), and (b) with respect to the Buyer, the representations and warranties made by the Buyer in Section 6.01 (Existence and Power), Section 6.02 (Authorization), and Section 6.08 (Brokers) (such representations and warranties are also referred to as the “Buyer Fundamental Representations”).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gallagher Comerica Debt” means the Indebtedness represented by that certain promissory note, dated November 21, 2017, from Christopher T. Gallagher to Comerica Bank in the original principal amount of $3,500,000.

“Governmental Entity” means any United States or non- United States, federal, state, local or foreign, national or supranational government or political subdivision thereof, regulatory or administrative authority, any agency or instrumentality of such government or political subdivision, or any commission or any judicial or arbitral body (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law) and includes without limitation any such Government of the United States, the United Kingdom and the European Union.

“Hazardous Materials” means (a) any petroleum or petroleum-derived products, asbestos or asbestos-containing materials, radioactive materials, or polychlorinated biphenyls; and, (b) any chemical, waste, material, compound, mixture, or substance, whether solid, liquid or gas, that is or is regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts.)

“Income Tax Return” means a Tax Return related to Income Taxes and, with respect to Vionic Europe, includes any corporation Tax Return with associated computations.

“Indebtedness” means, with respect to any Person, as of any date of determination, without duplication: (i) all indebtedness for borrowed money, including with respect to the Vionic Entities, the principal amount of all indebtedness pursuant to the instruments set forth on Schedule 1.01(a) as of the Closing; (ii) all Liabilities secured by any Encumbrance (except for the Permitted Encumbrances referred to in clause (f) of the definition thereof) on property owned subject to such Encumbrance; (iii) all leases required to be capitalized in accordance with GAAP, except the ERP Lease and any financial obligation related thereto which is being specifically excluded from the definition of Indebtedness; (iv) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable to any Person); (v) guarantees securing indebtedness for borrowed money; (vi) all amounts under drawn outstanding letters of credit; (vii) all deferred compensation obligations, including (A) any underfunded pension or post-retirement liabilities and (B) all payment obligations under any retiree medical or deferred compensation plans; (viii) any amounts owed to any Equity Seller or any Affiliate of any Equity Seller, including, without limitation, all dividends and distributions payable to any Equity Sellers; (ix) all obligations issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement, including all obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to or arising out of any prior acquisition, business combination or similar transaction; (x) all obligations under any interest rate, currency or other hedging agreement; (xi) all Liabilities or obligations secured by Encumbrances (except for the Permitted Encumbrances referred to in clause (f) of the definition thereof) on any assets; (xii) all Liabilities or obligations resulting from bank overdrafts; (xiii) the employer’s share of employment Tax related to any payments made to any Seller, Individual Party or former holder of any Equity Interest; (xiv) all Pre-Closing Taxes; (xv) all Liabilities for any outstanding severance or consulting amounts owed (whether currently or for services to be provided in the future) to any former (as of the Closing) employee, service provider or officer and any Taxes payable in connection therewith; (xvi) all Liabilities under that certain Equipment Sales Agreement between Vionic Group and Winthrop Resources Corporation dated October 12, 2018; and (xvii) all interest, any premiums payable or any other costs or charges (including any prepayment penalties, termination fees, breakage costs, make-whole and expense reimbursements) on any instruments or obligations described in clauses (i) through (xvii) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing. Notwithstanding the foregoing, to avoid double-counting, “Indebtedness” shall not include intra-company indebtedness between or among solely Vionic Entities, the undrawn amount on any letters of credit, or items to the extent that they are taken into account in the calculation of Seller Transaction Expenses.

“Indemnity Escrow Funds” means, at any time, the portion of the Indemnity Escrow Amount then remaining in the Indemnity Escrow Account.

“Individual Parties” has the meaning set forth in the preamble.

“Intellectual Property” means any and all (a) patents and patent applications, industrial designs, and statutory invention registrations, (b) trademarks, service marks, trade dress, trade names, and other indicia of origin, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) copyrights, including copyrights in Software, and all applications, registrations and renewals in connection therewith, (d) trade secrets, know-how, technology, formulas, processes, techniques, inventions, know-how, methods and processes of formulation or manufacture, and all other confidential or proprietary information, (e) internet domain name registrations, and (f) all other intellectual property of any type, throughout the world.

“Intracompany Agreement” means any Contract, Indebtedness (disregarding, for purposes of this provision, the last sentence of the definition of Indebtedness), account receivable or account payable between two or more Vionic Entities.

“Inventory” means all inventory of the Business.

“Knowledge of the Companies” or “Companies’ Knowledge” means the actual knowledge of C. Bruce Campbell, Christopher T. Gallagher, Connie Rishwain, Steven Mabb or Steve Furtado, in each case after reasonable inquiry.

“Liability” or “liability” means any financial liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Losses” means all actions, liabilities, losses, claims, damages, causes of action, lawsuits, administrative proceedings, investigations, audits, demands, assessments, adjustments, judgments, settlement payments, enforcement of rights, deficiencies, penalties, fines, Taxes, interest, fines, and costs and expenses (including reasonable attorneys’ fees).

“Material Adverse Effect” means any change, development, condition, circumstance, event or effect that has had or is reasonably expected to have a material adverse effect on (a) the ability of the Sellers to perform their obligations under this Agreement or to consummate the Transactions or (b) the business, operations, assets, liabilities or financial condition of the Vionic Entities and the Asset Seller, taken as a whole, excluding, in each case, any change, development, condition, circumstance, event or effect arising out of or resulting from (i) changes in general legal, Tax, regulatory or business conditions that, in each case, generally affect the geographic regions or industries in which such Person conducts its business; (ii) changes in conditions in the U.S. or global economy or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (iii) changes resulting from conditions generally affecting any industry for such Person’s products; (iv) fires, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods or other acts of God or natural disasters; (v) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism or similar calamity or crisis; (vi) acts of any Governmental Entity in its sovereign capacity; (vii) changes after the date hereof in Applicable Law or applicable accounting regulations or principles or interpretations thereof; (viii) any failure to meet any estimates, earnings or other financial projections, performance measures or operating statistics (it being understood that the facts or occurrences giving rise or contributing to any such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect); (ix) the negotiation, announcement, pendency, execution, delivery or performance of this Agreement or the Ancillary Documents, the consummation of any of the Transactions or the identity of the other Party, including any termination of, denial of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such Person; provided that the exceptions in this clause (ix) shall not be deemed to apply to references to “Material Adverse Effect” as used in any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses the consequences resulting from the negotiation, announcement, pendency, execution, delivery or performance of this Agreement or the Ancillary Documents and shall not apply in the case of a breach of any such representation or warranty; or (x) such Person’s actions expressly required to be taken pursuant to this Agreement or taken at the express written request or with the express written consent of the other Party in accordance with this Agreement; provided that, in the cases of each of the foregoing clauses (i) through (vii), change, development, condition, circumstance, event or effect does not have a disproportionate effect on the Vionic Entities and the Asset Seller, taken as a whole, compared to other similarly-situated participants in the industry in which the Vionic Entities and the Asset Seller, taken as a whole, operate.

“Non-Compete Parties” means each of: C. Bruce Campbell, Christopher T. Gallagher, CGVIO LLC, Viocam Investments LLC, The Campbell Family Irrevocable Trust U/A dated October 6, 2006, The Nintai Trust, U/A dated November 24, 2006, the Asset Seller, and Steven Mabb.

“Order” means any judgment, decision, order, settlement, stipulation, award, decision, consent decree, injunction, ruling, writ, charge or other restriction of a Governmental Entity or arbitrator that names and is binding on any Person or its property under Applicable Law.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, and specifically does not include the incurrence of any liability for any tort or any breach or violation of or default under any Contract, Permit or Applicable Law.

“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation (including certificate of incorporation on change of name) and the by-laws, articles of association and memorandum of association, the certificate of formation and partnership agreement or operating agreement (as applicable), and (ii) any organizational or governing documents comparable to those described in clause (i) as may be applicable to such entity pursuant to any Applicable Law.

“Permit” or “Permits” means any and all permits, approvals, licenses, authorizations, registrations or qualifications, and similar privileges or rights required by any Governmental Entity to be obtained.

“Permitted Encumbrances” means (a) Encumbrances for Taxes that are (i) not due and payable as of the Closing Date, or (ii) being contested in good faith by appropriate Proceedings, in each case, to the extent an appropriate reserve has been established in accordance with GAAP; (b) statutory Encumbrances, mechanics liens and similar liens for labor, materials or supplies provided for amounts that are (i) not delinquent or (ii) being contested in good faith by appropriate Proceedings; (c) present and future zoning, building codes and other land use Applicable Law regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Leased Real Property; (d) purchase money liens and liens securing payments under capital lease and operating lease arrangements; (e) restrictions on the transferability of securities arising under Applicable Laws; and (f) the Encumbrances relating to the ERP Lease that are specifically identified on Schedule 1.01(e).

“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, a share company, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a representative office, a branch, an estate, other business or investment entity, not-for-profit entity, any other entity or a Governmental Entity.

“Personally Identifiable Information” means data or information that, alone or in combination with any other data or information, could be used to reasonably identify a particular individual, as well as any other data or information (regardless of whether it alone can be used to identify any Person) that is disclosed, transferred, transmitted, stored, managed, controlled, processed, or made available in connection with any of the foregoing, including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number.

“Pre-Closing Taxes” means Taxes payable by any Vionic Entity (including, for the avoidance of doubt, with respect to the ownership of Vionic Europe) or for which any Vionic Entity may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending as of the Closing (determined in accordance with Section 8.04(c)); provided, however, Pre-Closing Taxes shall not include any amounts listed on Schedule 2.05(a).

“Pre-Closing Tax Period” means any Tax period ending prior to or as of the Closing and references in this Agreement to any Tax period in relation to Vionic Europe shall be construed as referring to an accounting period of Vionic Europe.

“Proceeding(s)” means any demand, complaint, claim, counterclaim, suit, charge, mediation, inquiry, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted, or heard by or before, any Governmental Entity or arbitrator.

“Property Tax Return” means a Tax Return related to real estate, ad valorem, personal property and any other similar Taxes.

“R&W Contribution” means the Sellers’ contribution to the Representation and Warranty Insurance Policy premium equal to $50,000.

“Real Property” means land, together with all buildings, structures, improvements, and fixtures located thereon, and easements and other rights and interests appurtenant thereto.

“Related Company IP Agreement” means that certain Exclusive License and Repayment Agreement between VCG Holdings Ltd. and Vasyli LLC (now known as Vionic Group LLC), dated as of October 16, 2012, as amended and that certain Exclusive License and Repayment Agreement between VCG Holdings Ltd. and Vasyli International LLC, dated as of October 16, 2012, as amended.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the environment.

“Representation and Warranty Insurance Policy” means that certain transactional risk insurance policy to be issued by AIG Specialty Insurance Company insuring Losses suffered by Buyer as the named insured, in substantially the form delivered by Buyer to Sellers’ Representative prior to the execution of this Agreement.

“Restricted Cash” means any cash or cash equivalents of Vionic Entities not freely usable by the Vionic Entities because they are subject to restrictions, limitations on use or distribution by Applicable Law, contract or otherwise, including without limitation, cash held in escrow or as a security deposit.

“Retention” means the amount identified in the Representation and Warranty Policy as the “Retention”.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Allocation Percentage” means, as to each Seller, the percentage allocation to such Seller as set forth on Exhibit D and identified as such therein.

“Seller Confidential Information” means, with respect to any Seller, any information or compilation of information not generally known to the public or the industry or that such Seller has not intentionally disclosed to Third Parties without a written obligation of confidentiality, which information is proprietary to such Seller, but in all cases excluding the Business Confidential Information.

“Seller Employee Bonus Payments” means any severance obligations, transaction bonuses, retention bonuses, or similar type payments that become payable in connection with the execution of this Agreement or the consummation of the Transactions (including pursuant to the Incentive Plan for David Warwick dated January 1, 2010 and the Incentive Plan for Thomas Nelson dated January 1, 2015) and any Taxes payable in connection therewith.

“Seller Insider Promissory Notes” means that certain Promissory Note, dated November 21, 2017, from Christopher Gallagher to Vionic Group and that certain Unsecured Promissory Note, dated June 9, 2017, from David Warwick to Vionic Group.

“Seller Transaction Expenses” means all fees, costs and expenses (including those related to travel, legal, accounting and investment banking) incurred or payable by any Seller or the Vionic Entities in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Transactions by the Sellers and the Vionic Entities, whether or not invoiced, including (a) all brokerage fees, commissions, finders’ fees, financial advisory fees or other fees and disbursements incurred by the Vionic Entities, including any such fees payable to Baird or its Affiliates, (b) the fees and expenses of legal counsel, accountants, consultants and other professionals, experts and advisors so incurred, (c) any Seller Employee Bonus Payments, (d) 50% of the cost of the D&O Tail Policy, and (e) the R&W Contribution.

“Sellers’ Representative Holdback” means $1,000,000, which shall be used by Sellers’ Representative to pay, on behalf of the Sellers, any amounts payable by the Sellers under this Agreement and to reimburse Sellers’ Representative for expenses incurred as Sellers’ Representative.

“Senior Employees” means C. Bruce Campbell, Christopher T. Gallaher and Connie Rishwain.

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Special Seller Fundamental Representations” means the Seller Fundamental Representations made by the Sellers in Section 4.04 (Non-Contravention), Section 5.03 (Non-Contravention), Section 5.11(a) and (c) (Assets) and Section 5.12(a)(ii) (Intellectual Property).

“Straddle Period” means any Tax period beginning before and ending after the Closing.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose a Person owns a majority ownership interest in such entity (other than a corporation) if such Person shall be allocated a majority of such entity’s gains or losses or shall be or shall control any managing director or general partner of such entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means all taxes, charges, fees, levies, or other like assessments, including, without limitation, federal, possession, province, state, city, county, local, municipal and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, corporate, net worth, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, goods and services, transfer, registration, recapture, alternative or add-on minimum, and estimated tax, in each case payable to a Governmental Entity and including any interest, penalty, or addition thereto, whether or not disputed.

“Tax Escrow Funds” means, at any time, the portion of the Tax Escrow Amount then remaining in the Tax Escrow Account.

“Tax Proceeding” means any Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement, election, statement of foreign bank and financial account (such as FinCEN Form 114 or any similar or successor reporting requirement), required to be filed or actually filed with a Taxing Authority or with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means a Governmental Entity responsible for the assessment, collection, determination or administration of any Tax.

“Third Party” or “Third Parties” means any Person that is neither a Party to this Agreement nor an Affiliate or Subsidiary of such Party.

“Threatened” means as follows: a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing or orally that would lead a reasonably prudent Person to conclude that there is a reasonable possibility that such a claim, Proceeding, dispute, action, or other matter will be asserted, commenced, taken or otherwise pursued in the future.

“Total Current Assets” means the total current assets of the Vionic Entities, excluding Cash and all Tax assets (whether current or deferred), determined on a consolidated basis in accordance with the Closing Working Capital Determination Standard.

“Total Current Liabilities” means the total current liabilities of the Vionic Entities excluding Indebtedness and all Tax liabilities (whether current or deferred), determined on a consolidated basis in accordance with the Closing Working Capital Determination Standard.

“Transactions” means the Equity Purchase, the Asset Purchase and any other transactions contemplated by or pursuant to this Agreement or any of the Ancillary Documents.

“Treasury Regulations” means the regulations promulgated under the Code issued by the U.S. Department of the Treasury.

“Vasyli Debt” means the debt owing from CGVIO LLC and Viocam Investments LLC to the Vasyli Entities and the separate debt owing from Christopher T. Gallagher to BK Holdings Ltd., as Trustee for the Vasyli Family Trust U/A dated August 30, 1994 and any Taxes payable in connection therewith, as further described on Schedule 4.02.

“VCG-VG Indebtedness” means the Indebtedness owed by the Asset Seller to Vionic Group pursuant to that certain Exclusive License Agreement and Repayment Agreement dated October 16, 2012 between the Asset Seller and Vionic Group.

“VCG Contracts” means the VCG Intellectual Property Licenses and the other Contracts set forth on Schedule 1.01(b).

“VCG Intellectual Property” means (i) all Intellectual Property that the Asset Seller owns or purports to own, including as set forth on Schedule 1.01(c) of the Company Disclosure Schedules and including any and all other Intellectual Property that is VCG IP Assets, as such term is defined in the Related Company IP Agreements (the “VCG Owned Intellectual Property”) and (ii) all right and interests of the Asset Seller in any Intellectual Property owned by any other Person under the licenses set forth on Schedule 1.01(c) (the “VCG Intellectual Property Licenses”).

“Vionic Europe” means Vionic Europe Limited, a private limited company organized under the laws of England and Wales with registered office at Dibden Road, Norwich, Norfolk, NR3 4RR and with registered number 09071011.

“Vionic Europe Stock” means all of the issued and outstanding shares, membership interests or other equity interests of Vionic Europe.

“Warrant Consideration” means the amount payable to Weil pursuant to the Warrant Cancellation Agreement.

Section 1.02 Additional Defined Terms. In addition to the terms defined in Section 1.01, the following terms are defined in the corresponding Section of this Agreement.

Term	Section
Accounting Firm	3.03	(b)
Accounts Receivable	5.05	(f)
Adjustment Escrow Account	2.06	(a)
Adjustment Escrow Amount	2.05	(a)(i)
Adjustment Escrow Shortfall	2.06	(b)(ii)
Agreement	Preamble
Asset Purchase	2.02
Asset Seller	Preamble
Audited Balance Sheet Date	5.05	(a)
Audited Financial Statements	5.05	(a)

Authorized Action	12.15	(c)
Baird	4.06
Business	Recitals
Business Intellectual Property	5.12	(a)
Buyer	Preamble
Buyer Disclosure Schedules	Article 6
Buyer Indemnified Persons	11.02
Buyer Plans	8.02	(b)
Buyer Return	8.04	(b)
Claims	8.05	(c)
Closing	3.01
Closing Date	3.01
Closing Date Balance Sheet	3.03	(a)
Company(ies)	Recitals
Company Benefit Plans	5.17	(a)
Company Data	5.12	(h)
Company Disclosure Schedules	Article 5
Company Employees	5.16	(a)
Company Indemnified Parties	8.03	(a)
Company Intellectual Property	5.12	(a)
Company Subsidiaries	5.04	(a)
Company Subsidiary Interests	5.04	(a)
Company Systems	5.12	(f)
Continuing Company Employee	8.02	(a)
Data Policies	5.12	(i)
Defense Notice	11.05	(a)
Disclosing Party	8.05	(d)
D&O Tail Policy	8.03	(c)
EAR	5.24	(b)
Equity Interests	Recitals
Equity Purchase	2.01
Equity Sellers	Preamble
Escrow Agent	2.05	(a)(i)
Escrow Agreement	2.05	(a)(i)
Escrow Amount	2.05	(a)(i)
Estimated Closing Purchase Price	2.04
Estimated Closing Statement	2.04
Excluded Persons	8.06	(c)
Existing Policies	11.06	(f)
Final Closing Cash	3.03	(b)
Final Closing Date Statement	3.03	(a)
Final Closing Indebtedness	3.03	(b)
Final Closing Working Capital	3.03	(b)
Final Purchase Price	3.03	(b)
Final Seller Transaction Expenses	3.03	(b)
Financial Statements	5.05	(a)

Former Holder	12.15	(b)
Hodgson Russ	12.14	(a)
Indemnity Escrow Account	2.06	(a)
Indemnity Escrow Amount	2.05	(a)(i)
Indemnified Party	11.04	(a)
Indemnifying Party	11.04	(a)
Individual Breach	11.02
Insurance Policies	5.19
Interim Balance Sheet Date	5.05	(a)
Interim Financial Statements	5.05	(a)
IRS	5.17	(d)
Lease	5.10	(a)
Leased Real Property	5.10	(a)
Material Contracts	5.13	(a)
Material Customers	5.22	(a)
Material IP Agreements	5.12	(a)
Material Suppliers	5.22	(b)
Multiemployer Plan	5.17	(a)
Non-U.S. Benefit Plan	5.17	(a)
Notice of Disagreement	3.03	(b)
Party(ies)	Preamble
Payoff Letters	3.02	(a)(vii)
Post-Closing Seller Employee Bonus Payments	8.04	(h)
Privileged Communications	12.14	(a)
Prop 65	5.23	(f)
Purchase Price	2.03	(a)
Receiving Party	8.05	(d)
Registered Intellectual Property	5.12	(a)
Releasee	8.05	(c)
Releasor	8.05	(c)
Representatives	6.09
Restricted Period	8.06	(c)
Sales Tax Proceedings	8.04	(j)(i)
Security Incident	5.12	(k)
Seller Disclosure Schedules	Article 4
Seller Group	12.14	(a)
Seller Indemnified Persons	11.03
Seller Return	8.04	(a)
Seller Transaction Expenses Certificate	3.02	(a)(xvii)
Sellers	Preamble
Sellers’ Representative	12.15	(a)
Senior Employee Agreements	Recitals
State Sales Tax Liabilities	8.04	(j)
State Sales Tax Liability Proceedings	8.04	(j)(i)
Successor Holder	12.15	(b)
Tax Escrow Account	2.06	(a)

Tax Escrow Amount	2.05	(a)(i)
Territory	8.06	(c)
Third Person	11.05	(a)
Third Person Claim	11.05	(a)
Transaction Expenses	12.01	(a)
VCG Assignment and Assumption Agreement	3.02	(a)(ii)
VDA	8.04	(j)
VDA Proceeding	8.04	(j)
Vionic Entities	Recitals
Vionic Group	Recitals
Vionic International	Recitals
Warrant Cancellation Agreement	Recitals
Weil	Recitals

Section 1.03 Construction. In this Agreement, unless the context otherwise requires:

(a) references in this Agreement to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication, including e-mail;

(b) the phrase “made available,” when used in this Agreement, shall mean that the information referred to has been posted to and retained through the electronic data room maintained by Baird for the Transaction at or before 5:00 p.m. New York City time twenty-four hours prior to the execution hereof, and memorialized in electronic format on a CD-ROM or other storage device delivered to the Buyer promptly following the execution of this Agreement;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Articles, Sections, Annexes, Exhibits, the Preamble and Recitals are references to articles, sections, annexes, exhibits, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e) references to “day” or “days” without further qualification are to calendar days;

(f) references to “the date hereof” shall mean as of the date of this Agreement;

(g) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(i) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(j) references to dollars or “$” are to United States of America dollars.

(k) references to any Applicable Law means such Applicable Law as in effect at the relevant time.

Section 1.04 Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation and such reserve, accrual or other similar item is identified in the notes to such balance sheet or financial statement as so relating, (b) such item is otherwise specifically identified in the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto as being so reflected.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Equity Purchase. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase, acquire and accept from the Equity Sellers at the Closing, and the Equity Sellers agree to sell, assign, transfer, convey and deliver to the Buyer at the Closing, the Equity Interests, which Equity Interests collectively constitute and shall constitute as of the Closing Date all of the issued and outstanding Equity Interests of the Companies, free and clear of all Encumbrances (except for Permitted Encumbrances referred to in clause (e) of the definition thereof) for the consideration specified in Section 2.03 (the “Equity Purchase”).

Section 2.02 Asset Purchase. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase, acquire and accept from the Asset Seller at the Closing, and the Asset Seller agrees to sell, assign, transfer, convey and deliver to the Buyer at the Closing, all right, title and interest in and to the VCG Intellectual Property and the VCG Contracts, free and clear of all Encumbrances for the consideration specified in Section 2.03 (the “Asset Purchase”) (to avoid doubt, the consideration specified in Section 2.03 shall be paid only once in respect of the Equity Purchase and the Asset Purchase). Buyer does not hereby and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or Liability whatsoever, whether fixed, contingent or otherwise, of Asset Seller.

Section 2.03 Purchase Price

(a) The purchase price to be paid in consideration of the Equity Purchase and the Asset Purchase (the “Purchase Price”) shall be equal to the following:

(i) the Enterprise Value;

(ii) plus the Final Closing Cash;

(iii) minus the Final Closing Indebtedness;

(iv) minus the Final Seller Transaction Expenses; and

(v) minus the Warrant Consideration.

(b) After the Closing, the Estimated Closing Purchase Price paid at the Closing shall be subject to adjustment as set forth in Section 3.03 to arrive at the Final Purchase Price.

Section 2.04 Estimated Closing Statement. Sellers’ Representative has in good faith prepared and delivered to the Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) the Estimated Closing Cash, (ii) the Estimated Closing Indebtedness, (iii) the Estimated Closing Seller Transaction Expenses, (iv) Sellers’ Representative’s resulting estimate of the Purchase Price (as calculated pursuant to Section 2.03(a)) as of the Closing Date based on the foregoing clauses (i) through (iii) (the “Estimated Closing Purchase Price”), (v) the Estimated Closing Working Capital and each component thereof, provided, however, for the avoidance of doubt, the Parties acknowledge that such Estimated Closing Working Capital shall not result in an adjustment to the Estimated Closing Purchase Price, (vi) the portion of the payments to be made pursuant to Section 2.05(a)(vi) hereof to each Seller and (vii) wire instructions for each Seller. The Sellers’ Representative’s reasonable good faith determination of the Estimated Closing Statement shall control for purposes of calculating the Estimated Closing Purchase Price and the Closing shall proceed, and the payments required to be made on the Closing Date pursuant to Section 2.05 shall be determined, on the basis of the Estimated Closing Statement (it being understood that Buyer does not waive any rights to take a contrary position to that reflected in the Estimated Closing Statement in connection with the preparation of the Final Closing Date Statement or any calculation set forth therein or otherwise).

Section 2.05 Payments by Buyer

(a) Concurrently with the Closing, the Buyer shall pay the following amounts:

(i) to U.S. Bank, National Association (the “Escrow Agent”), by wire transfer of immediately available funds in accordance with the wire instructions and other directions provided by the Escrow Agent, cash in an amount equal to $3,000,000 (such amount, the “Adjustment Escrow Amount”) plus, the amount listed on Schedule 2.05(a)(i) (such amount, the “Indemnity Escrow Amount”) plus, an amount equal to one hundred twenty-five percent (125%) of the sum of the amounts listed on Schedule 2.05(a) (such amount, the “Tax Escrow Amount” and together with the Adjustment Escrow Amount and Indemnity Escrow Amount, the “Escrow Amount”) to be held in escrow pursuant to the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”), which Escrow Agreement shall be entered into on the Closing Date by and among Sellers’ Representative, Buyer and the Escrow Agent.

(ii) on behalf of the Vionic Entities and at the direction of Sellers’ Representative, the amounts required under the Payoff Letters to the appropriate parties thereto, in exchange for a release and discharge of all Encumbrances of the Vionic Entities with respect thereto (except for the Permitted Encumbrances referred to in clause (f) of the definition thereof), in accordance with instructions provided in each Payoff Letter (provided that, to the extent that any Estimated Closing Indebtedness is not reflected in any Payoff Letter, such Estimated Closing Indebtedness will nonetheless reduce, on a dollar-for-dollar basis, the amount of the Estimated Closing Purchase Price; and provided, further, that Alpine hereby directs, and the applicable Payoff Letter that will provide, that the Alpine-VG Indebtedness shall be repaid as provided in the final proviso of clause (vi) of this this Section 2.05(a));

(iii) on behalf of the Vionic Entities and the Sellers and at the direction of Sellers’ Representative, to the Persons identified in each Seller Transaction Expense Certificate as payees of Seller Transaction Expenses, the amount of Seller Transaction Expenses set forth therein; provided that the portion of any amount so determined as owing to David Warwick shall be further reduced by an amount equal to the amount required to discharge and satisfy in full the Seller Insider Promissory Note from David Warwick;

(iv) on behalf of Vionic Group and the Sellers and at the direction of Sellers’ Representative, to Weil pursuant to the Warrant Cancellation Agreement, the Warrant Consideration;

(v) to Sellers’ Representative by wire transfer of immediately available funds in accordance with the wire instructions and other directions provided by the Sellers’ Representative in writing not less than two (2) Business Days prior to the Closing Date, on behalf of the Sellers and at the direction of Sellers’ Representative, the Sellers’ Representative Holdback; and

(vi) to the Sellers, an aggregate amount equal to (A) the Estimated Closing Purchase Price less (B) the Escrow Amount less (C) the Sellers’ Representative Holdback, a portion of which aggregate amount shall be paid to each Seller as set forth in the Estimated Closing Statement in accordance with the wire instructions for such Seller set forth in the Estimated Closing Statement; provided, however, the portion of any amount so determined as owing to CGVIO LLC or Viocam Investments LLC shall first be reduced by an amount which equals such Equity Seller’s share of the Vasyli Debt (which in the case of CGVIO LLC shall be deemed to include debt item #9 on Schedule 4.02) which amount shall, at the direction expressed herein by such Equity Sellers, be wire transferred at Closing to BK Holdings Ltd. and North Point Investments Ltd. in satisfaction of the Vasyli Debt in a manner consistent with the Vasyli Debt Documents and terms respecting such Vasyli Debt delivered with the Estimated Closing Statement; and provided, further, that the portion of any amount so determined as owing to CGVIO LLC shall be further reduced by an amount equal to the amount required to discharge and satisfy in full the Seller Insider Promissory Note from Christopher Gallagher and the Gallagher Comerica Debt, at the direction expressed herein by such Equity Seller; and provided, further, that the portion of any amount so determined as owing to the Asset Seller shall be reduced by an amount equal to the amount required to discharge and satisfy in full the VCG-VG Indebtedness, at the direction expressed herein by such Asset Seller and that such amount so owing to Vionic Group be paid directly to Alpine in satisfaction of the Alpine-VG Indebtedness as provided for in the Payoff Letter delivered by Alpine in respect of such Indebtedness.

(b) Notwithstanding anything to the contrary in this Agreement, any payment set forth in clauses (i) – (vi) above, to the extent that it is designated as a compensatory payment subject to payroll, employment or Income Tax withholding on Schedule 2.05(b), shall be paid to the applicable Vionic Entity for the benefit of the payee thereof. The applicable Vionic Entity shall pay such amounts received (net of applicable withholding Tax) to the payee on the next administratively practicable payroll date.

Section 2.06 Escrow.

(a) At the Closing, as provided in Section 2.05(a)(i) hereof, Buyer shall deliver, by wire transfer of immediately available funds, (i) an aggregate amount equal to the Adjustment Escrow Amount to the Escrow Agent for deposit into a separate escrow account (the “Adjustment Escrow Account”), (ii) an aggregate amount equal to the Indemnity Escrow Amount to the Escrow Agent for deposit into a separate escrow account (the “Indemnity Escrow Account”), and (iii) an aggregate amount equal to the Tax Escrow Amount to the Escrow Agent for deposit into a separate escrow account (the “Tax Escrow Account”), in each case, established pursuant to the terms of the Escrow Agreement. The Adjustment Escrow Funds shall be maintained separately in the Adjustment Escrow Account. The Indemnity Escrow Funds shall be maintained separately in the Indemnity Escrow Account. The Tax Escrow Funds shall be maintained separately in the Tax Escrow Account. Buyer, on one hand, and Sellers, on the other hand, shall each be responsible for 50% of the fees and expenses of the Escrow Agent.

(b) The Adjustment Escrow Amount

(i) The Adjustment Escrow Amount will be available for payment of the amount due to the Buyer under Section 3.03(c), if any. The Adjustment Escrow Amount shall be held by the Escrow Agent in the Adjustment Escrow Account pursuant to the terms of the Escrow Agreement; provided that, in the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

(ii) The Adjustment Escrow Amount shall be disbursed as follows, pursuant in each case to a joint written instruction delivered by the Buyer and Sellers’ Representative to the Escrow Agent: (i) to Sellers’ Representative, for distribution to the Sellers in accordance with their respective Seller Allocation Percentage, within five (5) Business Days after it is finally determined pursuant to Section 3.03(b) that the Final Purchase Price is greater than the Estimated Closing Purchase Price, the amount of the Adjustment Escrow Funds then held in the Adjustment Escrow Account, (ii) to the Buyer, within five (5) Business Days after it is finally determined pursuant to Section 3.03(b) that the Final Purchase Price is less than the Estimated Closing Purchase Price, the amount by which the Final Purchase Price is less than the Estimated Closing Purchase Price, provided, however that in the event that such difference is greater than the amount of the Adjustment Escrow Funds then available in the Adjustment Escrow Account (the “Adjustment Escrow Shortfall”) then Sellers’ Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Amount to Buyer an amount equal to the Adjustment Escrow Shortfall, or (iii) to Sellers’ Representative, for distribution to the Sellers in accordance with their respective Seller Allocation Percentage, within five (5) Business Days after the full amount due from the Sellers to the Buyer under Section 3.03(c) is paid to the Buyer out of the Adjustment Escrow Account pursuant to clause (ii) above, any amount remaining in the Adjustment Escrow Account. In the absence of a good faith dispute, upon determination of the Final Purchase Price, the Buyer and Sellers’ Representative shall promptly execute and deliver any joint written instruction required under this Section 2.06(b).

(c) The Indemnity Escrow Amount.

(i) The Indemnity Escrow Amount shall be held by the Escrow Agent in the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement; provided that, in the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

(ii) Promptly following the fifteen (15) month anniversary of the Closing Date and pursuant to the terms of the Escrow Agreement, Buyer and Sellers’ Representative shall cause the Escrow Agent (by delivery of a joint written instruction as provided for in the Escrow Agreement) to release and pay (by wire transfer of immediately available funds) the amount of any remaining Indemnity Escrow Funds that are then not subject to an unsatisfied claim by Buyer (made on or before the fifteen (15) month anniversary of the Closing Date) in favor of a Buyer Indemnified Person, together with any interest earned on any such amount to the Sellers’ Representative, for distribution to the Sellers in accordance with their respective Seller Allocation Percentages.

(d) The Tax Escrow Amount.

(i) The Tax Escrow Amount shall be held by the Escrow Agent in the Tax Escrow Account pursuant to the terms of the Escrow Agreement; provided that, in the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

(ii) Promptly following the finalization of any VDA pursuant to Section 8.04(j) and pursuant to the terms of the Escrow Agreement, the Buyer and the Sellers’ Representative shall cause the Escrow Agent (by delivery of a joint written instruction as provided for in the Escrow Agreement) to release (by wire transfer of immediately available funds) the amount due under such VDA to Vionic Group for payment to the appropriate Taxing Authority (or otherwise as directed in such joint written instruction for the purpose of satisfying such amount due).

(iii) Promptly following the settlement or compromise of any State Sales Tax Liability pursuant to Section 8.04(j) and pursuant to the terms of the Escrow Agreement, the Buyer and the Sellers’ Representative shall cause the Escrow Agent (by delivery of a joint written instruction as provided for in the Escrow Agreement) to release (by wire transfer of immediately available funds) the amount of such State Sales Tax Liability to Vionic Group for payment to the appropriate Taxing Authority (or otherwise as directed in such joint written instruction or otherwise as directed in such joint written instruction for the purpose of satisfying such amount due).

(iv) Promptly following the three (3) year anniversary of the Closing Date and pursuant to the terms of the Escrow Agreement, Buyer and Sellers’ Representative shall cause the Escrow Agent (by delivery of a joint written instruction as provided for in the Escrow Agreement) to release and pay (by wire transfer of immediately available funds) the amount of any remaining Tax Escrow Funds that are then not subject to a Sales Tax Proceeding, together with any interest earned on any such amount to the Sellers’ Representative, for distribution to the Sellers, based upon their respective Seller Allocation Percentages.

Section 2.07 Purchase Price Allocations.

(a) In the event the Sellers are entitled to receive any additional amounts under this Agreement after the Closing Date, including pursuant to Section 3.03(c), the portion of any such amount payable to each Seller shall be calculated by Sellers’ Representative in a manner consistent with each Seller’s Seller Allocation Percentage. For the avoidance of doubt the Sellers’ Representative shall at all times be responsible for the delivery to Buyer of the correct amounts payable consistent with such Seller Allocation Percentages with respect to any payment required to be made to the Sellers hereunder and Buyer shall be entitled to conclusively rely on any such payment determinations specified by the Sellers’ Representative.

(b) For Tax purposes, the Purchase Price and liabilities to which the assets of the Companies (and the Company Subsidiaries, as applicable) are subject on the Closing Date shall be allocated first among (x) the Equity Interests of Vionic Group, (y) the Equity Interests of Vionic International and (z) the VCG Intellectual Property in a manner consistent with the allocation contained in Schedule 2.07(b)(i), and second, with respect to the Companies, among each Company’s assets (and the assets of the Company Subsidiaries, as applicable) in accordance with the principles set forth on Schedule 2.07(b)(ii). For the avoidance of doubt, for such purpose, the amount of the Purchase Price allocated to the Lease with respect to Vionic Group’s showroom located at 1370 Avenue of Americas, New York, New York shall be $0.00, and the Parties acknowledge and agree that the rent provisions of such Lease are market. The Buyer and the Sellers shall (i) reflect each Company’s and the Asset Seller’s assets and liabilities for federal, state, local and foreign Tax reporting purposes in accordance with such allocations, (ii) file all forms required under Sections 751 and 1060 of the Code (including, but not limited to, Form 8594) and all other Tax Returns in accordance with and based upon such allocations, and (iii) unless required to do so in accordance with a “determination” as defined in Section 1313(a)(1) of the Code, take no position on any Tax Return or in any Tax audit or other Tax Proceeding which is inconsistent with such allocations.

Section 2.08 Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer and Sellers’ Representative shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or any of the Ancillary Documents such amounts as it is required to deduct and withhold with respect to the making of such payment under

Applicable Law, including, without limitation, pursuant to Section 1446(f) of the Code as provided in IRS Notice 2018-29, and any subsequent guidance from the Department of the Treasury or IRS addressing the application of Section 1446(f) of the Code. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

CLOSING; PURCHASE PRICE ADJUSTMENT

Section 3.01 Time and Place of the Closing. The closing of the Transactions (the “Closing”) shall take place by the electronic exchange of signed documents concurrently with the execution of this Agreement on the date hereof (the “Closing Date”).

Section 3.02 Deliveries.

(a) At the time of the Closing, the Sellers shall deliver the following items, all of which shall be in a form and substance reasonably acceptable to the Buyer and the Buyer’s counsel:

(i) assignments with respect to the Equity Interests, duly executed by each Equity Seller or on behalf of such Equity Seller by an authorized Person of such Equity Seller, as appropriate, for transfer to the Buyer;

(ii) a counterpart signature page to an assignment and assumption agreement effecting the Asset Purchase in the form attached as Exhibit E (the “VCG Assignment and Assumption Agreement”), duly executed on behalf of the Asset Seller by an authorized person of the Asset Seller;

(iii) such resignations of the officers or managers of the Vionic Entities as the Buyer may request;

(iv) a certificate duly executed by Sellers’ Representative, on behalf of the Sellers, certifying, representing and warranting the amount of Closing Indebtedness and Closing Seller Transaction Expenses;

(v) a certificate of the secretary, director or supervisor, as applicable, of each Vionic Entity dated as of the Closing Date, certifying as to (i) if applicable, the incumbency and signatures of the officers of such Vionic Entity executing each of the Ancillary Documents to which such Vionic Entity is a party, (ii) copies of the Organizational Documents of such Vionic Entity, each as in effect on the date of this Agreement and the Closing Date and attached to such certificate, and (iii) if applicable, copies of all resolutions adopted by each Vionic Entity’s board of directors or similar governing body relating to the Transactions, and attached to such certificate;

(vi) a certificate of the secretary of the Asset Seller dated as of the Closing Date, certifying as to (i) the incumbency and signatures of the officers of the Asset Seller executing this Agreement and each of the Ancillary Documents to which the Asset Seller is a Party, (ii) copies of the Organizational Documents of the Asset Seller, each as in effect on the date of this Agreement and attached to such certificate, and (iii) copies of all resolutions adopted by the Asset Seller’s board of directors or similar governing body relating to the Transactions and attached to such certificate;

(vii) customary payoff letters or similar instruments relating to the payment of all Indebtedness of the Vionic Entities outstanding as of immediately prior to the Closing (other than any such Indebtedness as may be consented to in writing by Buyer to remain outstanding following the Closing, which Indebtedness shall nonetheless constitute “Closing Indebtedness” for all purposes hereunder) and evidencing the written release of all Encumbrances (except for the Permitted Encumbrances referred to in clause (f) of the definition thereof) relating to the assets or equity interests of any Vionic Entity and the agreement to deliver any collateral held by the holders of such Indebtedness (including, without limitation, any physical stock certificates) to Buyer on the Closing Date, in each case as executed by the appropriate Person or Persons (the “Payoff Letters”);

(viii) executed UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of the Vionic Entities or the Asset Seller as of the Closing Date terminating any and all such security interests and evidence satisfactory to Buyer that all Liens on assets of the Vionic Entities and the Asset Seller shall have been released prior to, or shall be released simultaneously with, the Closing;

(ix) a certificate of non-foreign status, duly executed by each Equity Seller that is not a “foreign person” as defined in Section 1445(f)(3) of the Code, pursuant to Section 1446(f)(2)(A) of the Code, IRS Notice 2018-29, and any subsequent guidance from the Department of the Treasury or IRS addressing the application of Section 1446(f) of the Code;

(x) a certificate, duly executed by each Company, in form and substance reasonably satisfactory to Buyer, pursuant to Section 7.03 of IRS Notice 2018-29, providing the share of partnership liabilities for each Equity Seller that is a “foreign person” as defined in Section 1445(f)(3) of the Code;

(xi) a certificate, duly executed by each Company, pursuant to Treasury Regulations Section 1.1445-11T(d), certifying that (A) fifty percent (50%) or more of the value of the gross assets of such Company do not consist of “U.S. real property interests” and (B) ninety percent (90%) or more of the value of the gross assets of such Company do not consist of “U.S. real property interests” plus any cash or cash equivalents;

(xii) a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable, from each Seller, each payee of Seller Transaction Expenses, each payee receiving payment pursuant to Payoff Letters, Vasyli Debt Documents and Weil; and

(xiii) a certificate of good standing, or equivalent certificate, for each Vionic Entity, dated within fifteen (15) Business Days of the Closing Date, issued by the appropriate Governmental Entity or public registry; provided, however, that such a certificate will not be required for any Vionic Entity for which the appropriate Governmental Entity or public registry does not issue such a certificate;

(xiv) written evidence that the termination of certain agreements as required pursuant to Section 7.04 and Section 12.16 of this Agreement has been completed;

(xv) all equity interests transfer books, minute books, share certificates, statutory registers, the common seal (if any), the certificate of incorporation, the certificate of incorporation on change of name (if any) and other corporate records of each Vionic Entity;

(xvi) evidence of purchase in full of a tail policy to the Vionic Entities current directors’ and officers’ liability insurance policy, as set forth in Section 8.03(c);

(xvii) a certificate from each Person listed on the Estimated Closing Statement as a payee of Estimated Seller Transaction Expenses, certifying as to the amount owed to it by Sellers or Vionic Entities in connection with the transactions contemplated hereby as of the Closing (each a “Seller Transaction Expense Certificate”), and, as applicable, evidence satisfactory to Buyer that all amounts constituting Seller Transaction Expenses owed to such Person will be paid at Closing and, except as set forth on Schedule 3.02(a)(xvii), that all agreements between any Vionic Entity and such party have been effectively terminated without penalty or further obligation to such Vionic Entity;

(xviii) to the extent in the possession of the Companies, originals of all Leases under English law signed by the landlord thereto, as amended from time to time;

(xix) a counterpart signature page to the Escrow Agreement, duly executed by Sellers’ Representative; and

(xx) with respect to the Registered Intellectual Property listed or required to be listed on Schedule 1.01(c) or 5.12(a)(i) of the Company Disclosure Schedules, a statement of all maintenance fees or other administrative obligations required to maintain or prosecute such Intellectual Property with a final, non-extendable deadline occurring within the sixty (60) day period immediately following the Closing.

(b) At the time of the Closing, the Buyer shall deliver the following items, all of which shall be in a form and substance reasonably acceptable to the Sellers and the Sellers’ counsel:

(i) the consideration described in Section 2.05;

(ii) a counterpart signature page to the VCG Assignment and Assumption Agreement, duly executed on behalf of the Buyer by an officer of the Buyer; and

(iii) a counterpart signature page to the Escrow Agreement, duly executed on behalf of the Buyer by an officer of the Buyer.

(c) At the time of the Closing, the applicable Sellers shall deliver to the Buyer and the Buyer shall deliver to the Sellers the following items, all of which shall be in a form and substance reasonably acceptable to the receiving Party and that Party’s counsel:

(i) resolutions of the board of directors (or equivalent governing body) of any Party that is a non-trust entity approving the execution, delivery and performance of this Agreement and the other Ancillary Documents and the consummation of the Transactions contemplated hereby and thereby, certified by the appropriate officers;

(ii) counterpart signature pages, duly executed by Sellers’ Representative and an officer of the Buyer on behalf of the Buyer to any Transfer Tax forms the filing of which is necessary or appropriate in connection with the consummation of the Transactions; and

(iii) such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to consummate the Transactions.

Section 3.03 Final Closing Date Statement; Final Purchase Price Adjustment.

(a) Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to Sellers’ Representative a written statement (the “Final Closing Date Statement”) setting forth the following: (i) a balance sheet of the Vionic Entities as of the Closing (the “Closing Date Balance Sheet”); (ii) the Closing Cash; (iii) the Closing Indebtedness; (iv) the Closing Seller Transaction Expenses; (v) the Buyer’s resulting calculation of the Purchase Price, and (vi) the Closing Working Capital derived from the Closing Date Balance Sheet, prepared in accordance with the Closing Working Capital Determination Standard, provided, however, for the avoidance of doubt, the Parties acknowledge that such Closing Working Capital determination shall not result in an adjustment to the Purchase Price. The Buyer shall provide Sellers’ Representative and Sellers’ Representative’s accountants reasonable access at reasonable times to the personnel, books and records of the Vionic Entities for the purpose of Sellers’ Representative’s review of such Final Closing Date Statement.

(b) The Final Closing Date Statement shall become final and binding upon the Parties on the sixtieth (60th) day following Sellers’ Representative’s receipt of the Final Closing Date Statement, unless, prior to such date, Sellers’ Representative gives written notice of its disagreement with respect thereto, setting forth, in reasonable detail, the reasons for each item in dispute with the Final Closing Date Statement (a “Notice of Disagreement”).    If a Notice of Disagreement is received by the Buyer in a timely manner, then the Final Closing Date Statement (as revised in accordance with this sentence) shall become final and binding upon the Sellers and the Buyer on the earlier of (i) the date Sellers’ Representative and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the thirty (30) day period following the delivery of a Notice of Disagreement, Sellers’ Representative and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period an agreement has not been reached, Sellers’ Representative and the Buyer shall submit to a nationally recognized independent public accounting firm agreed to by Sellers’ Representative and the Buyer in writing (the “Accounting Firm”) for determination of any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall determine only those issues set forth in the Notice of Disagreement (and those raised by the Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by the Buyer and Sellers’ Representative in their respective submissions).    The Buyer and Sellers’ Representative shall request that the Accounting Firm make a decision with respect to all disputed items within thirty (30) days after their submissions, as provided above and in any event as promptly as practicable. Each of the Buyer and Sellers’ Representative (or their respective designees) shall be permitted to submit a proposed Final Closing Date Statement and applicable supporting documentation and to make a presentation to the Accounting Firm in connection with the resolution of any such disagreements, and, without the mutual agreement of Buyer and Sellers’ Representative, the Accounting Firm shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of the Agreement) in making its determination. The final determination with respect to all dispute items shall be set forth in a written statement delivered to the Sellers’ Representative (on behalf of the Sellers) and the Buyer and shall be final, conclusive and binding on all parties hereto. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Firm pursuant to this Section 3.03 shall be borne by the Buyer and the Sellers’ Representative, on behalf of the Sellers, in accordance with their respective Seller Allocation Percentage, in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Sellers’ Representative’s independent auditors and attorneys incurred in connection with their review of the Final Closing Date Statement and any Notice of Disagreement shall be borne by the Sellers in accordance with their respective Seller Allocation Percentage, and the fees and disbursements of the Buyer’s independent auditors and attorneys incurred in connection with their review of the Final Closing Date Statement and any Notice of Disagreement shall be borne by the Buyer. The Closing Working Capital, the Closing Cash, the Closing Indebtedness and the Closing Seller Transaction Expenses, each as set forth on the Final Closing Date Statement that is final and binding pursuant to this Section 3.03(b) are referred to as the “Final Closing Working Capital,” “Final Closing Cash,” the “Final Closing Indebtedness,” and the “Final Seller Transaction Expenses,” respectively and the Purchase Price calculated on the basis thereof (as calculated pursuant to Section 2.03(a)) is referred to as the “Final Purchase Price,” provided, however, for the avoidance of doubt, the Parties acknowledge that the Final Closing Working Capital determination shall not result in an adjustment to the Final Purchase Price.

(c) If the Final Purchase Price is greater than the Estimated Closing Purchase Price, the Buyer shall pay the amount of such excess to Sellers’ Representative, for distribution to the Sellers in accordance with their respective Seller Allocation Percentage, no later than five (5) Business Days after the determination of the Final Purchase Price by wire transfer of immediately available funds as set forth in Section 2.06. If the Final Purchase Price is less than the Estimated Closing Purchase Price, Sellers’ Representative and Buyer shall cause the Escrow Agent to pay to the Buyer from the Adjustment Escrow Account such difference no later than five (5) Business Days after the determination of the Final Purchase Price by wire transfer of immediately available funds as set forth in Section 2.06. Notwithstanding anything herein to the contrary, except as provided for in Section 2.06, in no event shall the Sellers have any liability for any amounts pursuant to this Section 3.03(c) except to the extent of the funds available in the Adjustment Escrow Account. If (i) the Buyer fails to pay any amount owing pursuant to this Section 3.03(c) or (ii) the Escrow Agent fails to pay any amount owing pursuant to this Section 3.03(c) within five (5) Business Days after the determination of the Final Purchase Price, then the amount so owing shall be payable on demand and interest shall accrue on the unpaid amount from the date due until paid at a rate equal to the lower of (A) ten percent (10%) per annum or (B) the highest rate permitted by Applicable Law.

(d) The calculation of the Closing Working Capital shall be prepared in accordance with the Closing Working Capital Determination Standard. The preparation and examination of the Final Closing Date Statement is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology other than those provided for in the Closing Working Capital Determination Standard. The Final Closing Date Statement and the calculation of the Closing Working Capital therein shall not include any purchase accounting or other adjustments arising out of the consummation of the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedules delivered by the Sellers to the Buyer on the date hereof (the “Seller Disclosure Schedules”) each Seller, or each Equity Seller, as applicable, severally, but not jointly, represents and warrants, solely with respect to itself, himself or herself and with respect to no other Sellers, to the Buyer that the statements contained in this Article 4 are true and correct as of the date hereof. A fact or matter disclosed in the Seller Disclosure Schedules with respect to one section or subsection thereof shall be deemed to be disclosed with respect to each other section or subsection to the extent that it is reasonably apparent from reading such first section or subsection of the Seller Disclosure Schedules (without reference to underlying documentation) that such disclosure is applicable to such other section or subsections.

Section 4.01 Authorization. The execution, delivery of this Agreement, any Ancillary Document to which such Seller is a party and the consummation of the Transactions are within such Seller’s powers and authorities, and have been duly authorized by all necessary actions on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and legally binding agreement of such Seller, enforceable against each Seller in accordance with its terms and conditions, subject to Applicable Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and Applicable Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.02 Ownership. With respect to the Equity Interests, (a) such Equity Seller owns, of record and beneficially, the Equity Interests set forth next to his, her or its name on Schedule 4.02 of the Seller Disclosure Schedules, free and clear of all Encumbrances (other than liens imposed by applicable securities laws and Encumbrances to be released at or prior to Closing), and (b) upon satisfaction of the Estimated Closing Indebtedness, such Equity Seller has the power and authority to sell and transfer the Equity Interests that are to be sold to the Buyer in the Equity Purchase. At the Closing, upon the payment or delivery to such Equity Seller of the consideration payable or deliverable to such Equity Seller at the Closing pursuant to Article 2, the Buyer will obtain good and valid title to the Equity Interests held by such Equity Seller, free and clear of all Encumbrances.

Section 4.03 Governmental Authorization. Except as set forth on Schedule 4.03 of the Seller Disclosure Schedules, the execution, delivery and performance by such Seller of this Agreement and any Ancillary Documents to which such Seller is a party and the consummation by such Seller of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign.

Section 4.04 Non-Contravention. Except as set forth in Schedule 4.04 of the Seller Disclosure Schedules, the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation by such Seller of the Transactions do not and shall not: (a) in the case of any Seller that is an entity, violate any provision of the bylaws or other Organizational Documents of such Seller, (b) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any notice requirement or right of termination, amendment, cancellation or acceleration) under any of the terms of any note, bond, mortgage, indenture, license, Contract, lease, or other instrument or obligation to which such Seller is a party (or result in the imposition of any Encumbrance, including consent requirements ) upon such Seller’s assets, including the Equity Interests), or (c) violate any Applicable Law or any Order applicable to such Seller.

Section 4.05 Proceedings and Orders. Such Seller (a) is not subject to or affected by any outstanding Order and (b) is not party to any pending Proceeding or, to the knowledge of such Seller, Threatened Proceeding, that would, in either case, prohibit, restrain, enjoin, restrict or materially impair such Seller’s ability to perform its obligations under this Agreement or to complete the Transactions in accordance with the terms of this Agreement and the Ancillary Documents.

Section 4.06 Brokers. Except for Robert W. Baird & Co. Incorporated (“Baird”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING THE VIONIC ENTITIES

AND THE ASSET SELLER

Except as set forth in the disclosure schedules delivered by the Sellers to the Buyer on the date hereof (the “Company Disclosure Schedules”), the Sellers represent and warrant to the Buyer that the statements contained in this Article 5, are correct and complete as of the date hereof. A fact or matter disclosed in the Company Disclosure Schedules with respect to one section or subsection thereof shall be deemed to be disclosed with respect to each other section or subsection to the extent that it is reasonably apparent from reading such first section or subsection of the Company Disclosure Schedules (without reference to underlying documentation) that such disclosure is applicable to such other section or subsections.

Section 5.01 Existence and Power. Each Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Asset Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each Company Subsidiary is an entity of the type set forth on Schedule 5.04 of the Company Disclosure Schedules, duly formed, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 5.04(a) of the Company Disclosure Schedules. Each Vionic Entity and the Asset Seller has all requisite corporate or limited liability company power and authority necessary to own, lease and operate its assets and properties and carry on its business as conducted on the date hereof. Schedule 5.01 of the Company Disclosure Schedules sets forth each jurisdiction in which each of the Vionic Entities and the Asset Seller is licensed or qualified to do business. Except as set forth on Schedule 5.01 of the Company Disclosure Schedules, each of the Vionic Entities and the Asset Seller is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Sellers have made available to Buyer, true, complete and correct copies of the Organizational Documents of each Vionic Entity and the Asset Seller.

Section 5.02 Capitalization. Schedule 5.02 of the Company Disclosure Schedules sets forth the authorized equity interests of each Company and the issued and outstanding equity interests of each Company. The Equity Interests comprise all the issued and outstanding equity interests of the Companies. The Equity Interests are duly authorized, validly issued, fully paid and non-assessable. The Equity Sellers own one hundred percent (100%) of the Equity Interests free and clear of any Encumbrances, other than Permitted Encumbrances, which, other than those referred to in clause (e) of the definition of “Permitted Encumbrances,” shall be extinguished at the Closing. Neither Company has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the members of the Companies on any matter. Except for this Agreement or as set forth on Schedule 5.02 of the Company Disclosure Schedules, there are no options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, relating to issued or unissued Equity Interests of the Companies or obligating either Company to issue, redeem, repurchase or otherwise acquire any Equity Interest, or other equity interest in, such Company. No current or former holder of any Equity Interest in, or any director, manager, officer, employee or agent of, the Vionic Entities or the Asset Seller has any claim, and there exists no basis for a claim (whether for contribution, indemnification, expense reimbursement or otherwise) by any of the foregoing, against any Vionic Entity relating to facts and circumstances first arising prior to the Closing. The Seller Allocation Percentages comply with the Companies’ Organizational Documents and all other Contracts between, among or involving the Equity Sellers and/or the Asset Seller and holders of its outstanding Equity Interests.

Section 5.03 Non-Contravention. Except as set forth on Schedule 5.03(a) of the Company Disclosure Schedules, assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by Section 4.04 have been duly made or obtained, as applicable, the execution, delivery and performance of this Agreement or any other Ancillary Document to which the Sellers are a party, nor the consummation by the Sellers of the Transactions do not and shall not: (a) violate any provision of the charter, bylaws or other Organizational Documents of any Vionic Entity or the Asset Seller; (b) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any requirement of notice or right of termination, amendment, cancellation or acceleration) under any Material Contract (or result in the imposition of any Encumbrance (other than Permitted Encumbrances) on any of the Equity Interests or assets of any Vionic Entity or the VCG Intellectual Property); (c) violate any Applicable Law or Order applicable to any Vionic Entity or any Seller; (d) result in the imposition of any Encumbrance on the Equity Interests (other than Encumbrances in favor of the Buyer); other than in the case of (b) above, any violation, conflict, breach, default, acceleration, termination, modification, cancellation or notice that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Business or on the Vionic Entities and the VCG Intellectual Property, taken as a whole. All proceedings, actions and consents on the part of the Asset Seller and its shareholders that are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Documents to which the Asset Seller is to be a party and the consummation by the Asset Seller of the Transactions, which proceedings, actions and consents are identified on Schedule 5.03(b) of the Company Disclosure Schedules and copies of which have been made available to Buyer, have been taken, made or obtained prior to the date hereof and remain in full force and effect.

Section 5.04 Subsidiaries.

(a) Schedule 5.04(a) of the Company Disclosure Schedules sets forth, for each direct and indirect Subsidiary of the Companies (the “Company Subsidiaries”) (i) its name, entity type and jurisdiction of formation, as applicable and (ii) the number of issued and outstanding shares, membership interests or other equity interests and the owners thereof (the “Company Subsidiary Interests”). The Company Subsidiary Interests comprise all the issued and outstanding shares, membership interests or other equity interests of the Company Subsidiaries. The Company Subsidiary Interests are duly authorized, validly issued, fully paid and non-assessable. A Company or a Company Subsidiary owns one hundred percent (100%) of the Company Subsidiary Interests free and clear of any Encumbrances, other than Permitted Encumbrances. No Company Subsidiary has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the equity holders of the Company Subsidiaries on any matter. There are no options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, relating to issued or unissued Company Subsidiary Interests or obligating a Company Subsidiary to issue, redeem, repurchase or otherwise acquire any Company Subsidiary Interest, or other equity interest in, such Company Subsidiary. All material returns, particulars, resolutions and other documents which the Company or any Subsidiary is required by Applicable Law to have filed with or delivered to any authority in any jurisdiction (including, in particular and without limitation, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

(b) Except for the Company Subsidiaries, no Company or Company Subsidiary legally or beneficially owns or holds any direct or indirect equity or other ownership interest in any other Person.

Section 5.05 Financial Statements.

(a) The following financial statements (collectively, the “Financial Statements”) are attached as Schedule 5.05(a) of the Company Disclosure Schedules: the audited consolidated balance sheets of the Vionic Entities and the Asset Seller at December 31 in each of the years 2016 and 2017, and the related consolidated statements of income, stockholders’ equity (or equivalent) and cash flows for the years then ended (the “Audited Financial Statements”) and the unaudited consolidated balance sheets of the Vionic Entities and the Asset Seller as of June 30, 2018 and the related consolidated statements of income, stockholders’ equity (or the equivalent) and cash flows for the six (6) month period then ended (the “Interim Financial Statements”). December 31, 2017 is referred to herein as the “Audited Balance Sheet Date” and June 30, 2018 is referred to herein as the “Interim Balance Sheet Date”.

(b) Except as indicated on Schedule 5.05(b) of the Company Disclosure Schedules or in the Financial Statements (including any notes thereto), the Financial Statements (i) fairly and accurately present, in all material respects, the financial condition and results of operations of the Business as of the dates thereof and for the periods covered thereby and (ii) were prepared in accordance with GAAP as of the dates or during the periods covered thereby (except for the absence of footnotes thereto).

(c) Sellers have made available to Buyer true, correct and materially complete copies of the books of account, stock record books, minute books, bank accounts, and other corporate records of each Vionic Entity and the Asset Seller, and such books and records have been maintained in accordance with reasonable business practices and Applicable Law. The minute books of each Vionic Entity and the Asset Seller contain accurate and complete records of all material meetings held, and material action taken, by the members, equityholders or stockholders, as applicable, the boards of directors or managers, as applicable, and committees of the boards of directors or managers, as applicable, of each Vionic Entity and the Asset Seller, and no material meeting of any such members, equityholders or stockholders, as applicable, or board of directors or managers, as applicable, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the books and records of the Vionic Entities will be in the possession of the Vionic Entities unless otherwise directed by the Buyer in writing.

(d) Each of the Vionic Entities and the Asset Seller have established reasonable internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to ensure the preparation of the Financial Statements in accordance with GAAP and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to affect the collection and/or valuation thereof on a current and timely basis.

(e) All Inventories held by the Vionic Entities at any location are fairly reflected in the inventory accounts on the balance sheets included in the Financial Statements in accordance with GAAP, including all appropriate reserves. Other than as reflected in reserves included in the Financial Statements, such Inventories consist of a quantity and quality usable and salable in the Ordinary Course of Business, and are not physically damaged, obsolete, discontinued or excess, are in material compliance with all Applicable Laws, whether domestic or foreign, and are in conformity with all material applicable product registrations and specifications. There are no Inventories which are expected to sell below the carrying value of the related item, unless adequate provision has been recorded in the Financial Statements to reduce the inventory balance to net realizable value.

(f) The Sellers have made available to Buyer a true and complete aging schedule of all accounts receivable of the Vionic Entities reflected on the Financial Statements and all accounts receivable of the Vionic Entities accrued since the Balance Sheet Date (“Accounts Receivable”). Each Account Receivable (a) is properly included in the Financial Statements in accordance with GAAP and is valued for purposes of the Financial Statements in accordance with GAAP, (b) represents actual amounts incurred by the applicable account debtor, (c) represents a sale made in the Ordinary Course of Business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and the Vionic Entities have performed all of the obligations to produce and deliver the goods (including the passage of title and risk of loss) or perform the services to which such Account Receivable relates and (d) is current and collectible except to the extent of reserves for uncollectible accounts applied in accordance with GAAP. Other than reserves, allowances and adjustments reflected on the Financial Statements and customary trade allowances arising in the Ordinary Course of Business, no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof. The Vionic Entities have not collected, or accelerated the collection of, any Accounts Receivable in a manner that is inconsistent with the operation of the business of the Vionic Entities in the Ordinary Course of Business.

Section 5.06 Absence of Certain Changes.

(a) Except as set forth on Schedule 5.06(a) of the Company Disclosure Schedules, since the Audited Balance Sheet Date and through the date hereof, there has not been a Material Adverse Effect, and, except for the Transactions, the Vionic Entities and the Asset Seller have conducted their business in the Ordinary Course of Business.

(b) Except as set forth on Schedule 5.06(b) of the Company Disclosure Schedules and except for the negotiation, execution, delivery and performance of this Agreement and the Transactions, since the Audited Balance Sheet Date and through the date hereof, there has not been any:

(i) amendment to the Organizational Documents of any Vionic Entity or the Asset Seller;

(ii) transference, issuance, sale, pledge, encumbrance, disposal or delivery of any stock or equity interests of any Vionic Entity or the Asset Seller, or grant of any options, warrants or other rights to purchase, subscribe or obtain (including upon conversion, exercise or exchange) any equity interest of any Vionic Entity or the Asset Seller;

(iii) declaration, setting aside or payment of any distributions on or in respect to any of the equity interests of any Vionic Entity or the Asset Seller, or redemption, repurchase or acquisition of any such equity interests;

(iv) change to any method of accounting or accounting practice of any Vionic Entity or the Asset Seller, except in accordance with GAAP or as disclosed in the notes to the Audited Financial Statements;

(v) damage, destruction or other casualty in excess of $150,000, whether or not covered by insurance;

(vi) termination, material modification, or cancellation of any Material Contract with a customer or supplier set forth on Section 5.13(a) of the Company Disclosure Schedules;

(vii) sale or other disposition of material assets that are owned, held or used by the Vionic Entities or the Asset Seller in the Business, other than in the Ordinary Course of Business;

(viii) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Business Intellectual Property, other than in the Ordinary Course of Business;

(ix) cancellations, compromises, settlements, waivers or releases by any Vionic Entity or the Asset Seller that are not covered by insurance (A) of any Proceeding (or a series of related Proceedings) other than in the Ordinary Course of Business or (B) involving an amount in excess of $50,000 in the aggregate;

(x) material increase in or material modification of the compensation or benefits payable with respect to any employees of any Vionic Entity with a base annual compensation in excess of $75,000 or other material change in the terms of employment for any such employees;

(xi) (A) material Tax election made, changed or rescinded, (B) settlement or compromise of any material claim, notice, audit report, Tax Proceeding or assessment in respect of Taxes, (C) filing of any amendment to a material Tax Return, (D) change in any annual Tax accounting period, (E) change or adoption of any material method of Tax accounting, or (F) grant of consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xii) (A) material change in the conduct of the Vionic Entities’ or the Asset Seller’s business, (B) material change in their respective methods of purchase, sale, lease, management, marketing, promotion or operation, (C) delay or postponement by the Vionic Entities or the Asset Seller of the payment of accounts payable or other liabilities by any Vionic Entity or the Asset Seller outside the Ordinary Course of Business, (D) acceleration or delay in the collection of notes or accounts receivable of any Vionic Entity or the Asset Seller in advance of or beyond the dates when the same would have been collected in the Ordinary Course of Business, (E) acceleration or delay in the shipment of any products of the Vionic Entities or the Asset Seller in advance of or beyond the dates when the same would have been shipped in the Ordinary Course of Business, or (F) other action taken by the Vionic Entities or the Asset Seller with the intention of artificially accelerating the increase in the amount of Closing Cash, and decreasing the amount of Closing Working Capital;

(xiii) action, occurrence or event that if taken or occurring or in existence at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Closing Date, would require the Buyer’s consent pursuant to Section 7.02; or

(xiv) agreement, whether in writing or otherwise, to do any of the foregoing.

Section 5.07 No Undisclosed Liabilities. Except as set forth on Schedule 5.07 of the Company Disclosure Schedules, neither any Vionic Entity nor the Asset Seller has any material liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations (a) disclosed, reflected or reserved and provided for as a liability (or a reduction to an asset) in the Financial Statements, (b) related to the future performance of any Contract (other than as a result of a breach thereof), or (c) incurred or arising in the Ordinary Course of Business since the Interim Balance Sheet Date that are not material and not otherwise required to be disclosed on a Schedule hereto or that are Seller Transaction Expenses that will be paid at or prior to Closing.

Section 5.08 Taxes.

(a) Except as set forth on Schedule 5.08(a) of the Company Disclosure Schedules, (i) each of the Vionic Entities and the Asset Seller has timely and properly filed (or have had filed on their behalf) all Tax Returns required to have been filed by it, (ii) all such Tax Returns are accurate and complete, and (iii) none of the Vionic Entities nor the Asset Seller has requested or obtained any extension of time within which to file any such Tax Return, which Tax Return has not since been filed. All Taxes required to have been paid by each Vionic Entity and the Asset Seller (whether or not shown on any Tax Return) have been timely and properly paid or are currently being disputed in good faith and have been reserved against in accordance with GAAP, except as set forth on Schedule 5.08(a) of the Company Disclosure Schedules. No Tax deficiencies for any Taxes that remain unpaid have been asserted in writing against any of the Vionic Entities or the Asset Seller.

(b) Except as set forth on Schedule 5.08(b) of the Company Disclosure Schedules, there is no audit or other Tax Proceeding presently being conducted, pending or, to the Knowledge of the Companies, Threatened with regard to any Tax matter concerning the Business, any Vionic Entity, or the Asset Seller. Except as set forth on Schedule 5.08(b) of the Company Disclosure Schedules, none of the Vionic Entities nor the Asset Seller has received from any Governmental Entity any (i) written notice indicating an intent to open an audit or other review with respect to Taxes, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax.

(c) None of the Vionic Entities, the Asset Seller, nor any Person on behalf of any of them, has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which any Vionic Entity or the Asset Seller may be held liable.

(d) No Vionic Entity has made or agreed to make, or is required to make, any change in method of accounting that would require it to make any adjustment to its taxable income pursuant to Section 481(a) of the Code (or any similar provision); and no application is pending with any Taxing Authority requesting permission for any Vionic Entity to make any change in any accounting method that would require such an adjustment, nor has any Vionic Entity received any notice that a Taxing Authority proposes to require a change in method of accounting that would require such an adjustment.

(e) No claim has ever been made by any Taxing Authority in a jurisdiction where any Vionic Entity or the Asset Seller does not file Tax Returns that a Vionic Entity or the Asset Seller may be subject to taxation by that jurisdiction. Schedule 5.08(e) of the Company Disclosure Schedules sets forth each jurisdiction in which the Vionic Entities and the Asset Seller are required to file Tax Returns or pay Taxes.

(f) Except as set forth in Schedule 5.08(f) of the Company Disclosure Schedules, no Vionic Entity is a party to any Tax allocation (including any group payment arrangements pursuant to section 59F of TMA 1970), Tax sharing, Tax indemnification or Tax gross-up agreement or arrangement.

(g) No Vionic Entity has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) There are no Encumbrances for Taxes upon any of the assets of any Vionic Entity or the VCG Intellectual Property, other than Permitted Encumbrances.

(i) The Vionic Entities and the Asset Seller have each complied with all Applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions of state, local or non-U.S. Applicable Law) and have duly and timely withheld and have paid over to the appropriate Taxing Authorities, to the extent provided by Applicable Law, all amounts required to be so withheld and paid over on or prior to the due date thereof.

(j) Except as set forth on Schedule 5.08(j) of the Company Disclosure Schedules, each of the Vionic Entities and the Asset Seller has (i) filed or caused to be filed with the appropriate Governmental Entity all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Entity all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(k) Each of the Vionic Entities and the Asset Seller is in compliance with all applicable transfer pricing laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding provision of non-U.S. Applicable Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each Vionic Entity and the Asset Seller.

(l) None of the Vionic Entities nor the Asset Seller has ever (i) had a permanent establishment in any country other than the country under the Applicable Law of which it is organized, as defined in any applicable treaty or convention between such country and the country of the entity’s incorporation or formation, or (ii) engaged in activities in any jurisdiction other than the jurisdiction under the Applicable Law of which it is organized that would subject it to taxation by such jurisdiction. Vionic Europe does not hold, and has not held within the last seven (7) years, shares in a company, which is not Tax resident in the United Kingdom or a material interest in an offshore fund as defined in section 355 of the Taxation (International and Other Provisions) Act 2010.

(m) None of the Vionic Entities nor the Buyer will be required to include any item of income in, or exclude any item of deduction from, taxable income from any Tax period (or portion thereof) ending after the Closing as a result of (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law), (ii) an installment sale or open transaction disposition made prior to the Closing, (iii) any prepaid amount received or deferred revenue accrued prior to the Closing, or (iv) any election under Section 108(i) of the Code.

(n) None of the Vionic Entities nor the Buyer will have a liability for the payment of Taxes in any Tax period (or portion thereof) ending after the Closing Date as a result of the application of Section 965 of the Code, including any election made under Section 965(h) of the Code. No Vionic Entity that constitutes a “controlled foreign corporation” (as defined in Section 957 of the Code) holds an “investment in U.S. property” as defined for purposes of Section 956 of the Code.

(o) Except as set forth on Schedule 5.08(o) of the Company Disclosure Schedules, none of the Vionic Entities (other than Vionic Europe) nor the Asset Seller is, or is required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax. Each of the Vionic Entities and the Asset Seller has timely collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any applicable sales or use or similar Taxes. Vionic Europe is a taxable person and is registered for the purposes of value added Taxes with quarterly prescribed accounting periods. Vionic Europe is not, and has not been, in the period of six (6) years ending with the Closing Date, a member of a group of companies for the purposes of section 43 of the VATA 1994. All supplies made by Vionic Europe are taxable supplies. Vionic Europe has not been nor will be denied full credit for all input Tax paid or suffered by it. Vionic Europe does not own any assets that are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has it exercised any option to Tax under Part 1 of Schedule 10 to the VATA 1994.

(p) None of the Vionic Entities owns any shares of any “controlled foreign corporation” (as defined in Section 957 of the Code), other than Vionic Europe, or shares of any “passive foreign investment company” (as defined in Section 1297 of the Code).

(q) Each of the Companies and the Asset Seller is and has been since its formation classified as a partnership within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(i) for U.S. federal Income Tax purposes. Each Company Subsidiary, other than Vionic Europe, is and has been since its formation classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(b)(2)(i)(C) for U.S. federal Income Tax purposes. Vionic Europe is and has been since its formation classified as an association taxed as a corporation within the meaning of Treasury Regulation Section 301.7701-3(b)(2)(i)(B) for U.S. federal Income Tax purposes.

(r) Vionic Europe is not a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998.

(s) No payments or loans have been made to, no assets have been made available or transferred to, and no assets have been earmarked, however informally, for the benefit of any employee or former employee (or any associate of such employee or former employee) of Vionic Europe by an employee benefit trust or another Third Party, falling within the provisions of Part 7A to ITEPA 2003 and no such trust exists that is capable of making such payments, loans or transfers or conferring any such benefits.

(t) Vionic Europe has not, within the period of seven (7) years preceding the Closing Date, been engaged in, or been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

(u) All financing costs whatsoever, including interest, discounts and premiums payable by Vionic Europe in respect of its loans or other indebtedness in the nature of loans (including any finance lease payments) are deductible in full in computing profits for Tax purposes at the time, and to the extent recognized in the statutory accounts of Vionic Europe.

(v) Vionic Europe is a close company within the meaning of Chapter 2 of Part 10 of the Corporation Tax Act 2010.

(w) Vionic Europe is not, nor to the Companies’ Knowledge will be, obliged to make or be entitled to receive any payment for the surrender of group relief (within the meaning of Part 5 of CTA 2010) in respect of any period ending on or before the Closing Date or any repayment of such a payment.

(x) Neither the execution nor completion of this Agreement, nor any other event since the last accounts date of Vionic Europe, will result in any chargeable asset being deemed to have been disposed of and reacquired by Vionic Europe for Tax purposes or to the clawback of any relief previously given.

(y) Vionic Europe has not been involved in any transaction or series of transactions in respect of which any disclosures have been (or ought to have been) made or any information provided (or ought to have been provided) in compliance with part 7 of the Finance Act 2004 (disclosure of tax avoidance schemes), schedule 11A of the Value Added Tax Act 1994 (disclosure of avoidance schemes) or schedule 17 of the Finance (No. 2) Act 2017 (disclosure of tax avoidance schemes: VAT and other indirect taxes) or any regulations made under that part or those schedules.

(z) There are no formal or informal concessions, agreements or arrangements that Vionic Europe has entered into with a Governmental Entity that are not based on a strict and detailed application of the relevant legislation, statements of practice or published extra-statutory concessions.

(aa) Any document that may be necessary or desirable in proving the title of Vionic Europe to any asset that is owned by Vionic Europe as of the Closing Date is duly stamped for stamp duty purposes. There are no chargeable interests (as defined under section 48 of the Finance Act 2003) acquired or held by Vionic Europe before the Closing Date to the Companies’ Knowledge, that an additional land transaction return will be required to be filed with a Governmental Entity and/or a payment of stamp duty land Tax made on or after the Closing Date.

(bb) Except as set forth on Schedule 2.05(b), no amounts required to be paid pursuant to the terms of Section 2.05 or Section 2.06 of this Agreement are compensatory payments subject to payroll, employment or income Tax withholding.

Section 5.09 Owned Real Property. No Vionic Entity owns, or has ever owned, any Real Property.

Section 5.10 Leased Real Property.

(a) Schedule 5.10(a) of the Company Disclosure Schedules contains a true, correct and complete list of each lease, sublease, license or other occupancy agreement of Real Property to which any Vionic Entity is a party, including all amendments, modifications and supplemental agreements thereto (each, a “Lease”) and the addresses of all such Real Property (the “Leased Real Property”) as of the date hereof. The Sellers have made available to the Buyer copies of all of the Leases, which copies are true and complete in all material respects, and each Lease embodies the entire agreement between the applicable Vionic Entity and the other party thereto.

(b) Except as disclosed on Schedule 5.10(b) of the Company Disclosure Schedules (i) each Lease is legal, valid, binding and enforceable against the Vionic Entity party thereto and, to the Knowledge of the Companies, each other party thereto; (ii) no Vionic Entity nor, to the Knowledge of the Companies, any other party to such Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease or prevent the applicable Vionic Entity from exercising and obtaining the benefits of any rights or options contained therein; (iii) the Leased Real Property, including the access and building systems serving the same, is adequate for the conduct of the Business as conducted as of the date hereof; (iv) no Vionic Entity is a sublessor, licensor or grantor under any sublease, license or other agreement, written or oral, granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property, and no Person (other than the Vionic

Entity that is a party to the Lease) is in possession of any portion of the Leased Real Property; (v) no Vionic Entity has transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in its leasehold in the Leased Real Property; (vi) there is no pending rent review or application for consent in respect of any Lease; and (vii) there are not any guarantees in effect with respect to a Vionic Entity’s obligations under any Lease.

(c) No Vionic Entity has any actual or contingent liability in respect of, nor has any Vionic Entity given any guarantee or indemnity for any liability relating to, any land and buildings that have, at any time before the date hereof, been owned (under whatever tenure), occupied and/or used by any Vionic Entity, but which are no longer owned, occupied or used by a Vionic Entity.

Section 5.11 Assets.

(a) Except as set forth on Schedule 5.11(a) of the Company Disclosure Schedules and except for the VCG Intellectual Property, the Vionic Entities, taken as a whole, (i) are the sole owners of all right, title, and interest in and to, and have good and marketable title, or a valid leasehold interest, or a valid right to use or occupy, every material property or asset, whether tangible or intangible, used by the Vionic Entities in the conduct of each Vionic Entity’s respective business as presently conducted, or (ii) are the sole owners of all right, title, and interest in and to, and have good and marketable title to every asset reflected in the Audited Financial Statements or acquired after the Audited Balance Sheet Date, except for properties and assets disposed of in the Ordinary Course of Business since the Audited Balance Sheet Date, in case of clauses (i) and (ii), free and clear of any Encumbrances except Permitted Encumbrances. Except as set forth on Schedule 5.11(a) of the Company Disclosure Schedules, no such property or assets are in the possession of others and the Vionic Entities do not hold any property on consignment.    Upon and immediately following the Closing assuming the consents described on Schedule 5.03(a) of the Company Disclosure Schedules have been obtained, the Vionic Entities shall continue to be vested with good title to, or a valid leasehold interest or valid right to use or occupy in, all such material properties and assets.

(b) Except as set forth on Schedule 5.11(b) of the Company Disclosure Schedules, the buildings, equipment, machinery, fixtures, improvements and other material tangible assets (whether owned or leased) of the Vionic Entities, together with the VCG Intellectual Property, are sufficient to operate the Business in all material respects in the same manner as such Business is being conducted as of the date hereof.

(c) Other than the VCG Intellectual Property, the Asset Seller does not own or have any rights to any assets used in the operation of the Business. Other than activities related to the maintenance of the VCG Intellectual Property and the licensing of such VCG Intellectual Property to the Vionic Entities, including the employment of one employee and the leasing of office space, the Asset Seller does not participate in the operation of the Business. The Asset Seller has not engaged and does not engage in any business activities other than the activities described in the preceding sentence. Following the Closing, Buyer and its Affiliates (including the Vionic Entities) will not be liable for or subject to any Liabilities of the Asset Seller, other than obligations pursuant to the VCG IP Contracts that first arise after the Closing.

Section 5.12 Intellectual Property.

(a) (i) Schedule 5.12(a)(i) of the Company Disclosure Schedules contains a correct and complete list of (A) all patents, pending patent applications, industrial design registrations and pending applications therefor, trademark, service mark and trade dress registrations and pending applications therefor, copyright registrations and pending applications therefor, domain name registrations (“Registered Intellectual Property”), and material unregistered Intellectual Property owned by any Vionic Entity (all such Intellectual Property, together with all other Intellectual Property owned by any Vionic Entity, the “Company Intellectual Property”), and (B) all agreements pursuant to which any Vionic Entity has received a license or sub-license with respect to any material item of Intellectual Property (excluding any commercial off-the-shelf software products that require annual payments, including for maintenance and support, of less than $100,000 per year) (“Material IP Agreements”). The Intellectual Property set forth on Schedule 1.01(c) of the Company Disclosure Schedules is a correct and complete list of all Registered Intellectual Property and other material unregistered Intellectual Property that is VCG Owned Intellectual Property; Schedule 5.12(a)(i) of the Company Disclosure Schedules contains a correct and complete list of all agreements pursuant to which the Asset Seller (A) has received a license or sublicense to any other VCG Intellectual Property or (B) has granted any Person a license or sublicense to any VCG Intellectual Property. Except as set forth on Schedule 5.12(a)(i), the Asset Seller has not licensed or otherwise granted any Person other than the Vionic Entities any rights to use any VCG Intellectual Property. Other than the agreements listed on Schedule 5.12(a)(i)(B) of the Company Disclosure Schedules, the Asset Seller has not entered into any agreement with any person that includes any covenants regarding its use or non-use of any VCG Intellectual Property or that otherwise restricts the Asset Seller’s right to use, maintain, protect or enforce any VCG Intellectual Property. The Company Intellectual Property, the Intellectual Property licensed pursuant to the Material IP Agreements, the VCG Intellectual Property, and all other Intellectual Property used in the operation of the Business are collectively referred to herein as the “Business Intellectual Property”. (ii) Except as set forth on Schedule 5.12(a)(ii), the Asset Seller has good, valid, and legal title to, and is the sole and exclusive owner of all right, title, and interest in and to, the VCG Owned Intellectual Property, free and clear of all Encumbrances, each item of VCG Owned Intellectual Property is valid, enforceable and subsisting, and the Asset Seller is the owner of record of all Registered Intellectual Property included in the VCG Owned Intellectual Property. The Asset Seller has the right to use, and has the right to sublicense to the Vionic Entities the right to use, pursuant to a valid and enforceable license or other right, all of the other VCG Intellectual Property, in the manner currently used in the conduct of the Business. Except as set forth on Schedule 5.12(a)(ii), a Vionic Entity has good, valid, and legal title to, and is the sole and exclusive owner of all right, title, and interest in and to, the Company Intellectual Property, free and clear of all Encumbrances, each item of Company Intellectual Property is valid, enforceable and subsisting, a Vionic Entity is the owner of record of all Registered Intellectual Property included in the Company Intellectual Property and the Vionic Entities have the right to use pursuant to a valid and enforceable license or other right, all of the other Business Intellectual Property, and have the right to use all Business Intellectual Property in the manner currently used in the conduct of the Business. (iii) The Business Intellectual Property is sufficient to operate the Business in the same manner as such Business is being conducted as of the date hereof. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Company Intellectual Property or any Vionic Entity’s right, title, or interest in or to any Business Intellectual Property, and immediately following consummation of the transactions contemplated by this Agreement, except as provided in Schedule 5.12(a)(ii) and assuming the consents described on Schedule 5.03(a) of the Company Disclosure Schedules have been obtained, Buyer will solely own all VCG Owned Intellectual Property and all Business Intellectual Property will be available for use by the Buyer and the Vionic Entities in the conduct of the Business in the same manner as such Business is being conducted as of the date hereof, without infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person. Schedules 1.01(c) and 5.12(a)(i) of the Company Disclosure Schedules accurately summarize, where applicable, the following for each item or Registered Intellectual Property listed or required to be listed on Schedule 1.01(c) or 5.12(a)(i) of the Company Disclosure Schedules: patent, trademark or copyright application or registration number, filing date, date of issuance/registration, title, mark or name, owner(s), and country of origin.

(b) Except as set forth on Schedule 5.12(b) of the Company Disclosure Schedules, (i) since January 1, 2013 there have been no written claims made against any of the Vionic Entities or the Asset Seller asserting the invalidity, misuse or unenforceability of any of the Business Intellectual Property, (ii) since January 1, 2013 no Vionic Entity nor the Asset Seller has received any written notices or claims (A) asserting infringement, misappropriation or other violation of any Intellectual Property by the Vionic Entities or the Asset Seller from any Third Party (including any demand or request that the Vionic Entities or the Asset Seller license any rights from a Third Party),(B) asserting the invalidity, misuse, or unenforceability of any VCG Intellectual Property or Company Intellectual Property or (C) challenging the Asset Seller’s or any Vionic Entity’s ownership of or rights to use, license, or otherwise exploit any Intellectual Property, (iii) the conduct of the respective businesses of the Vionic Entities since January 1, 2013, including in connection with the manufacture, production, sale, offer for sale, or provision of any products or services offered by, on behalf of or through any Vionic Entity or the Asset Seller (whether by sale, license, or otherwise) has not infringed, misappropriated or otherwise violated nor does infringe, misappropriate or otherwise violate any Intellectual Property of other Persons, (iv) to the Knowledge of the Companies, since January 1, 2013, the Business Intellectual Property has not been materially infringed or misappropriated by other Persons, and there has been no claim made or Threatened by any of the Vionic Entities or the Asset Seller against any Person since January 1, 2013 asserting any unauthorized use or disclosure, infringement, misappropriation, or other violation of any VCG Intellectual Property or Company Intellectual Property, and (v) each Material IP Agreement is legal, valid, binding and enforceable against the Vionic Entity party thereto and, to the Knowledge of the Companies, each other party thereto. No VCG Intellectual Property or Company Intellectual Property is or has been since January 1, 2013, subject to any Order that relates to or affects the Vionic Entities’ right to use, enforce and otherwise exploit VCG Intellectual Property or Company Intellectual Property.

(c) Except as set forth on Schedule 5.12(c), the Vionic Entities’ current and former employees, officers, independent consultants, and contractors that have created any Intellectual Property used or held for use or exploitation in the conduct of the Business have assigned or are under a legal obligations to assign ownership of such Intellectual Property to a Vionic Entity or the Asset Seller, or in the case of independent consultants and contractors, have, with respect to any such Intellectual Property that is VCG Owned Intellectual Property or Company Intellectual Property, assigned ownership of all right, title, and interest in and to such Intellectual Property to a Vionic Entity or the Asset Seller, or, with respect to any other such Intellectual Property, granted the Vionic Entities a license to use such Intellectual Property, under a binding, written agreement. Except as set forth on Schedule 5.12(c), no current or former employee of any Vionic Entity has excluded works, inventions, or other Intellectual Property from his or her assignment of inventions or other Intellectual Property pursuant to any such agreement.

(d) None of the VCG Intellectual Property or Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other Third Party.

(e) The Vionic Entities and the Asset Seller, as applicable, have taken actions reasonably necessary to maintain and protect the Company Intellectual Property and the VCG Owned Intellectual Property, respectively. The Vionic Entities and the Asset Seller have exercised reasonable care and taken reasonable steps to protect the Vionic Entities’ and the Asset Seller’s rights in confidential information and trade secrets and to protect the confidential information and trade secrets of others who have provided such confidential information and trade secrets to any of the Vionic Entities or the Asset Seller in confidence.

(f) The Software, computer hardware, devices, equipment, networks and systems and other similar or related items of automated, computerized and/or software systems used or held for use by or on behalf of the Vionic Entities (the “Company Systems”) are sufficient for the current needs of the Vionic Entities. Except as set forth on Schedule 5.12(f), to the Knowledge of the Companies, there have been no material unauthorized intrusions or breaches of the security of the Company Systems in the twelve (12) months prior to the date hereof. The Vionic Entities (i) have taken commercially reasonable steps and implemented commercially reasonable procedures to protect the Company Systems from any “back door”, “time bomb”, “virus”, “Trojan horse”, “worm”, “drop dead device”, or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of data and related software, (ii) have taken commercially reasonable steps and implemented commercially reasonable procedures to manage their licenses to all Software that is a component of the Company Systems and to ensure compliance with the terms of such licenses and have fully complied with all vendor-initiated audits of usage of such Software; and (iii) have taken commercially reasonable steps and implemented commercially reasonable procedures to mitigate risks that the Company Systems will be used or accessed by Persons other than employees, contractors, or other authorized personnel of the Vionic Entities or other than in a manner in which such personnel are authorized to use or access the Company Systems.

(g) Each Vionic Entity has, and the Asset Seller has, at all times complied and is currently in compliance with any applicable privacy policies, privacy notices or other terms relating to the use or dissemination of Personally Identifiable Information it has established. Except as set forth on Schedule 5.12(g), the current privacy policies of the Vionic Entities and the Asset Seller are in compliance with all Applicable Laws. Except as set forth on Schedule 5.12(g), no Personally Identifiable Information has been (i) collected by any

Vionic Entity in violation of any Applicable Laws, or (ii) transferred or disclosed by any Vionic Entity to Third Parties in material violation of any Applicable Laws or the privacy policies, privacy notices or other terms governing its use or dissemination. There are no notices or Proceedings pending, or, to the Knowledge of the Companies, Threatened against a Vionic Entity or the Asset Seller, by Governmental Entities, or private parties, involving Personally Identifiable Information held or stored by any Vionic Entity or the Asset Seller. The consummation of the transactions contemplated hereby will not violate any privacy policy, privacy notice, terms of use, customer agreements, or Applicable Law relating to the use, dissemination, or transfer of any such data or information as of the Closing.

(h) The Vionic Entities and the Asset Seller have established and are in compliance with a written information security program (or programs) covering the applicable Vionic Entity or Asset Seller, as applicable, and all Company Systems of that Vionic Entity and the Asset Seller that: (i) includes not less than reasonable and appropriate technical, administrative, and physical safeguards to assure the availability, integrity, security, and confidentiality of the Company Systems and all data and information collected, used, disclosed, transferred, transmitted, stored, managed, controlled, hosted, disposed of, retained, processed, analyzed, or otherwise handled by or on behalf of that Vionic Entity or the Asset Seller, including by Third Party service providers (“Company Data”); and (ii) protect against unauthorized access to or use or alteration of the Company Systems, the Company Data, and the systems of any Third Party service providers that have access to the Company Systems or Company Data.

(i) Schedule 5.12(i) sets forth a complete and accurate list of all policies maintained at any time by each Vionic Entity and the Asset Seller regarding Company Data (“Data Policies”) and the dates that each such policy was in place. Such Data Policies comply with all Applicable Laws. Each Vionic Entity has, and the Asset Seller has, at all times been in compliance with all such Data Policies.

(j) Each Vionic Entity has, and the Asset Seller has, obtained all consents required by all Applicable Laws and Data Policies with respect to all Company Data collected, used, disclosed, transferred, transmitted, stored, managed, controlled, hosted, disposed of, retained, processed, analyzed, or otherwise handled by or on behalf of such Vionic Entity or the Asset Seller, as applicable. Neither the execution, delivery, and performance of this Agreement, nor any subsequent transfer of any Company Data in connection with this Agreement, will cause, constitute, or result in a breach or violation of any Applicable Laws or Data Policies. There is no complaint or any investigation, action or other proceeding currently pending against any Vionic Entity or the Asset Seller by any Person with respect to any Company Data.

(k) Except as set forth on Schedule 5.12(k), there has been no suspected or actual breach of security, violation of any Data Policy, or any other unauthorized access, acquisition, use, loss, denial or loss of use, destruction, compromise or disclosure of any Company Data or Company System (“Security Incident”) and no Vionic Entity or the Asset Seller has received any notice alleging the occurrence of a Security Incident. No Vionic Entity has notified and the Asset Seller has not notified, and there have been no facts or circumstances that would require any Vionic Entity or the Asset Seller to notify, any Person of any actual or perceived Security Incident or any violation of any Data Policy or any Applicable Laws with respect to any Company Data. The use and dissemination of any and all Company Data by or on behalf of each Vionic Entity and the Asset Seller is in compliance with all Data Policies and all Contracts and Applicable Laws relating to any Company Data. The consummation of the transactions contemplated hereby will not violate, or cause any Vionic Entity, the Asset Seller, or Buyer to violate, any Data Policy or any Contracts or Applicable Laws relating to any Company Data.

Section 5.13 Contracts.

(a) Schedule 5.13(a) of the Company Disclosure Schedules lists all of the following written Contracts to which any Vionic Entity or the Asset Seller is a party or by which such Vionic Entity or the Asset Seller is bound (the “Material Contracts”):

(i) any Contract the performance of which requires or is reasonably expected to require payment by or to a Vionic Entity or the Asset Seller during the next twelve (12) months in excess of $100,000 (provided that purchase orders for trade goods issued or received in the Ordinary Course of Business and purchaser agreements entered into in the Ordinary Course of Business, in the case of purchaser agreements, on terms substantially similar to the Vionic Entities’ standard form purchaser agreement, a copy of which has been made available to Buyer (the “Ordinary Course Contracts”) are not listed on Schedule 5.13(a)(i) of the Company Disclosure Schedules but nonetheless constitute Material Contracts for purposes of the other subsections of this Section 5.13(a), Section 5.13(b) and all other provisions of this Agreement);

(ii) any Contract that provides for a partnership, joint venture or similar arrangement between a Vionic Entity or the Asset Seller and a Third Party (other than Operational Documents of any Vionic Entity or the Asset Seller or any Intracompany Agreement);

(iii) any Contract containing a non-competition clause with respect to a Vionic Entity or its Affiliates;

(iv) any Contract (A) pursuant to which a Vionic Entity or the Asset Seller licenses or otherwise authorizes another Person to use, distribute or sell any Business Intellectual Property, (B) pursuant to which a Vionic Entity or the Asset Seller granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property or (C) pursuant to which a Vionic Entity or the Asset Seller settled any dispute or release or was released from any claim pertaining to any Intellectual Property;

(v) any sales representative, broker, distributor, dealer, or manufacturer’s representative Contracts to which any Vionic Entity is a party that relate to revenues in excess of $100,000 in the most recently completed fiscal year;

(vi) any employment agreements and Contracts with individuals on a full-time, part-time or consulting basis (or similar arrangements) to which any Vionic Entity is a party and which are not cancellable without triggering eligibility for severance benefits or other penalty;

(vii) Contract with any employee leasing, staffing, or labor hire company or agency by which such employee leasing, staffing, or labor hire company or agency’s employees or contractors provide services to a Vionic Entity or the Asset Seller;

(viii) Contract, other than the Organizational Documents of the Vionic Entities, pursuant to which a Vionic Entity agrees to indemnify or provide funds to defend against legal proceedings to any past or present officer or director of a Vionic Entity;

(ix) Contract securing Indebtedness or evidencing Indebtedness for borrowed money;

(x) Contract under which a Vionic Entity or the Asset Seller is lessee of or holds or operates, in each case, any tangible property (other than Real Property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(xi) Contract under which a Vionic Entity or the Asset Seller is lessor of or permits any Third Party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Vionic Entity or the Asset Seller, as applicable, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(xii) Contract prohibiting a Vionic Entity or the Asset Seller from competing in any line of business or in any geographic area, or that requires the purchase of any product or service, or all of or any portion of any Vionic Entity or the Asset Seller’s requirements, exclusively from a single party or grants exclusive rights to marketing or distribution, or contains rights of first refusal, rights of first offer, rights of first negotiation or similar rights or that materially limits the ability of any Vionic Entity or the Asset Seller or any of their Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business;

(xiii) Contract that relates to the future disposition or acquisition of material assets or properties by any Vionic Entity or the Asset Seller outside the Ordinary Course of Business, or any future merger or business combination with respect to a Vionic Entity or the Asset Seller;

(xiv) letters of credit, bankers’ acceptances or similar Contracts;

(xv) interest rate, foreign currency and/or commodity swap, exchange, forward, future or option Contract or any other similar hedging Contract;

(xvi) any Contracts in which the ultimate contracting party is a Governmental Entity;

(xvii) any Contract regarding dispositions of any assets of the Vionic Entities other than the sale of Inventory in the Ordinary Course of Business and sale of assets with an aggregate book value less than $100,000;

(xviii) Contract listed or required to be listed in Schedule 5.10(a) or Schedule 5.12(a)(i) of the Company Disclosure Schedules;

(xix) any Contract involving any resolution or settlement of any actual or Threatened Proceeding with a value of greater than $100,000;

(xx) any Contract constituting a guaranty of any Indebtedness for borrowed money; and

(xxi) any Contract not made in the Ordinary Course of Business.

(b) Prior to the date hereof, the Sellers have made available to the Buyer a correct and complete copy of each Material Contract (including any amendments to or modifications (or promised modifications) thereof) (except in the case of the Ordinary Course Contracts, for which the Vionic Entities’ standard forms of agreement have been made available), which copies are true and complete in all material respects, and a written description of each Material Contract that is an oral agreement or arrangement, and none of such Material Contracts have been modified or amended in any respect, excepted as reflected in such disclosure to Buyer. Each Material Contract is legal, valid, binding and enforceable against the Vionic Entity or the Asset Seller party thereto and, to the Knowledge of the Companies, each other party thereto and is enforceable in accordance with its terms and conditions against such Vionic Entity or the Asset Seller and the applicable counterparty. The Vionic Entities and the Asset Seller have performed all material obligations required to be performed under each Material Contract to which a Vionic Entity or the Asset Seller is a party; and no Vionic Entity is, and the Asset Seller is not, in material default or material breach under any of the Material Contracts, and, to the Knowledge of the Companies, no event has occurred that, through the passage of time or the giving of notice, or both, would constitute a material default or material breach by such Vionic Entity or Asset Seller or, to the Company’s Knowledge, any counterparty to such Material Contract, or give rise to a right of termination or cancellation by another party under any of the Material Contracts. No Vionic Entity or Asset Seller has received any written, or, to the Knowledge of the Companies, oral, notice of any intention by any counterparty to a Material Contract to (i) terminate, (ii) elect not to renew any such Material Contract or (iii) change the scope of rights under or materially decrease services or supplies to, or usage of services or products of the Vionic Entity or the Asset Seller under, any such Material Contract.

Section 5.14 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 5.14(a) of the Company Disclosure Schedules, since January 1, 2015, each Vionic Entity and the Asset Seller have complied in all material respects with all Applicable Laws and Orders of any Governmental Entity. Except as set forth on Schedule 5.14(a) of the Company Disclosure Schedules, since January 1, 2015, no Vionic Entity has, and the Asset Seller has not, received any written notice of, and there is no violation of a material nature of any Applicable Laws and/or Orders applicable to any Vionic Entity or the Asset Seller.

(b) All material Permits, licenses, approvals, certificates and other authorizations of and from all, and all declarations and filings with, Governmental Entities required for each Vionic Entity and the Asset Seller to conduct their respective businesses have been obtained by it and are valid and sufficient for all business as presently conducted, and are listed on Schedule 5.14(b) of the Company Disclosure Schedules. All material Permits are valid and in full force and effect and each Vionic Entity and Asset Seller is operating, and, except as set forth on Schedule 5.14(b) of the Company Disclosure Schedules, at all times during the preceding three (3) years has been operated, in material compliance with all Applicable Laws, its Organizational Documents and the terms and conditions of each Permit. No Proceeding is pending or, to the knowledge of the Companies, Threatened, to revoke or limit any material Permits. No event has occurred or condition exists that, with or without notice or lapse of time or both, would be expected to result in the revocation, withdrawal, suspension, cancellation, or termination of, or material modification to, or any material penalties attributed to, any material Permit. All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other material filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entity.

(c) At no time during the preceding three (3) years has any Vionic Entity or the Asset Seller received any requests for information, citations, complaints, notices of violation, notices of actual or alleged liability, consent orders, or other similar enforcement or investigatory notices with or from any Governmental Entity.

(d) Without limiting the generality of Section 5.14(a)-(c) above, except as set forth on Schedule 5.14(d) of the Company Disclosure Schedules:

(i) Each Vionic Entity has fulfilled and performed all of its material obligations with respect to Permits filed with the FDA, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Permit. Each Vionic Entity has operated and is currently in compliance in all material respects with Applicable Laws administered or enforced by the FDA. To the Knowledge of Companies, no Vionic Entity has received written notice of any pending or Threatened Proceeding (other than FDA audits) from the FDA or any Governmental Entity alleging that any operation or activity of the Vionic Entity is in material violation of any Applicable Law.

(ii) All filings with and submissions to the FDA made by each Vionic Entity with regard to any product or service, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(iii) No Vionic Entity has had any product or manufacturing site (whether owned by the Vionic Entity, or a contract manufacturer for their products) subject to a Governmental (including FDA) shutdown or import or export prohibition, nor received any notice from the FDA or other Governmental Entity concerning inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the products, or similar correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any Applicable Law, Permit or such requests or requirements of a Governmental Entity.

(iv) To the Knowledge of Companies, (i) there have been no (A) safety notices with respect to any Vionic Entity product or (B) complaints with respect to such products that are currently unresolved and (ii) there are no facts that would be reasonably likely to result in (A) a safety notice with respect to such products, (B) a change in labeling of any such products, or (C) a termination or suspension of marketing or testing of any such products.

Section 5.15 Proceedings and Orders. Except as set forth on Schedule 5.15 of the Company Disclosure Schedules:

(a) none of the Asset Seller or the Vionic Entities, nor any of their respective assets and properties or managers, officers, employees or agents (in their capacities as such), are, and since January 1, 2015, none of the foregoing have been (a) subject to or affected by any material outstanding Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction or (b) a party to any pending Proceeding or, to the Companies’ Knowledge, Threatened Proceeding; and

(b) there is no Proceeding pending or Threatened that, as of the date hereof, challenges the validity or propriety of the Transaction.

Section 5.16 Labor Matters.

(a) Schedule 5.16(a) of the Company Disclosure Schedules lists all individuals employed by each Vionic Entity as of the date hereof (the “Company Employees”), including in each case all such individuals on leave of absence, maternity or paternity leave, vacation, long-term sick leave, short term disability, military leave, jury duty or bereavement leave, and lists, for each such individual, the following, as of October 8, 2018: (i) name, (ii) title or position, (iii) full or part time status, (iv) starting employment date, (v) current annual salary or hourly wages (as applicable), (vi) bonus and commissions (if any) in fiscal 2017, (vii) exempt or non-exempt classification under Applicable Laws concerning wages and hours of employment, (viii) vacation and paid sick time accruals, and (ix) jurisdiction of employment.

(b) Except as set forth on Schedule 5.16(b) of the Company Disclosure Schedules, each Vionic Entity is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, meal and rest breaks, wage statements, discrimination, affirmative action, pay equity, pay transparency, unfair competition, leave, privacy, plant closings and mass layoffs, worker classification, work authorization and immigration, and occupational health and safety and is not engaged in any unfair labor practice. There is no unfair labor practice complaint or other claim pending or, to the Companies’ Knowledge, Threatened against any Vionic Entity before the National Labor Relations Board or any other national court or tribunal which has jurisdiction to consider employment related claims.

(c) Excluding wages earned in the current payroll period, and except as set forth on Schedule 5.16(c) of the Company Disclosure Schedules, no Vionic Entity is indebted to any Company Employee, and no Company Employee is indebted to any Vionic Entity.

(d) (i) Each Person who has performed work for any Vionic Entity in the past three (3) years has been at all times properly classified as an employee or a contractor and, in the case of an employee, properly classified as exempt or non-exempt, and (ii) except as set forth on Schedule 5.16(d)(ii) of the Company Disclosure Schedules, all contracts for employment or engagement between any Vionic Entity and any employee or independent contractor are terminable at any time on three (3) months’ notice or less without compensation other than wages earned through the date of termination, pay in lieu of accrued and untaken paid time off, earned commission and pension or as required by Applicable Laws.

(e) (i) Each Company Employee who requires authorization from a Governmental Entity to work in such employee’s place of work for any Vionic Entity, has the necessary authorization, immigration documentation or other necessary permission; (ii) each Vionic Entity is in compliance with all Applicable Laws regarding immigration, work authorization, the use of E-Verify or similar work-authorization verification systems, and/or employment of non-citizen workers; and (iii) there is no pending or, to the Companies’ Knowledge, Threatened investigation by any branch or department of the U.S. Immigration and Customs Enforcement, or other Governmental Entity charged with administration and enforcement of federal or other immigration laws.

(f) Except as required by Applicable Law or the Organizational Documents of the Vionic Entities, no Vionic Entity has any obligation to indemnify any Person for violation of any employment Law or for the violation of any restrictive covenant, and no Company Employee is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar contracts in conflict with such employee’s work for any Vionic Entity.

(g) Except as set forth on Schedule 5.16(g) of the Company Disclosure Schedules, no person has accepted an offer of employment for any Vionic Entity for an annual remuneration in excess of $50,000 whose employment has not yet commenced. To the Companies’ Knowledge, no Company Employees or contractors of any Vionic Entity have indicated to any Vionic Entity an intent to resign, retire or terminate his, her or its engagement with any Vionic Entity as a result of the transactions contemplated in this Agreement.

(h) No Vionic Entity is a party to, bound by, or subject to, nor is any Vionic Entity currently negotiating in connection with entering into, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization applicable to any Company Employee. No strike, work stoppage, picketing, refusal to cross picket lines, material grievance, material claim of unfair labor practice or dispute against any Vionic Entity has occurred, is pending or, to the Companies’ Knowledge, is Threatened. To the Companies’ Knowledge, there is no organizational activity being made or Threatened by or on behalf of any labor union with respect to any Company Employee.

(i) Vionic Europe has complied with its automatic enrolment obligations under the UK Pensions Act 2008.

Section 5.17 Employee Benefit Plans.

(a) Schedule 5.17(a) of the Company Disclosure Schedules contains a correct and complete list of (i) all Employee Benefit Plans maintained for the benefit of the Company Employees and (ii) all employment, change in control, severance, retirement, deferred compensation, bonus, equity or equity-based compensation, fringe benefit, welfare or similar plan, agreement, arrangement or Contract with respect to any current or former employee of any Vionic Entity and with respect to which any Vionic Entity or any of its ERISA Affiliates has any liability (the “Company Benefit Plans”) exclusive of any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Vionic Entity or any of its ERISA Affiliates has any obligation to contribute or otherwise has liability with respect thereto (a “Multiemployer Plan”). Schedule 5.17(a) of the Company Disclosure Schedules separately identifies each Company Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (a “Non-U.S. Benefit Plan”). With respect to each Non-U.S. Benefit Plan: (i) such plan has been maintained in all material respects in accordance with all applicable requirements and all Applicable Laws, (ii) if it is intended to qualify for special tax treatment in the relevant jurisdiction, such Non-U.S. Benefit Plan meets all requirements for such treatment in such relevant jurisdiction, (iii) if it is intended to be funded and/or book-reserved, such Non-U.S. Benefit Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of any Company by reason of such Non-U.S. Benefit Plan.

(b) No Vionic Entity nor any ERISA Affiliate of any Vionic Entity sponsors, maintains or contributes to, or has, in the past six (6) years, sponsored, maintained or contributed to, any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, a Multiemployer Plan, multiple employer plan (within the meaning of Sections 4063 or 4064 or ERISA or Section 413(c) of the Code), multiple employer welfare arrangement (as defined in 3(40) of ERISA), or funded welfare benefit plan (as defined in Section 419 of the Code).

(c) With respect to each Company Benefit Plan, the Sellers have made available to the Buyer accurate, current and complete copies of each of the following, as applicable: (i) the current plan document together with all amendments (or a written summary thereof if such plan is not in writing); (ii) where applicable, copies of any current trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts; (iii) copies of any current summary plan descriptions, summaries of material modifications, summary of benefits and coverage (SBC) for health plans, employee handbooks and any other written communications relating to any Company Benefit Plan and all policies and procedures with respect to such plans; (iv) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS; (v) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Forms 5500 and schedules and attachments thereto; and (vi) where applicable, the most recent nondiscrimination tests performed under the Code.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”), or the plan sponsor is entitled to rely on a favorable advisory or opinion letter issued with respect to such plan document, and to the Companies’ Knowledge nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. To the Companies’ Knowledge, each Company Benefit Plan has been maintained in material compliance with its terms and Applicable Law, and all contributions required to be made under each Company Benefit Plan have been timely made or, if not yet due, have been adequately accrued for in the Financial Statements.

(e) Except as set forth on Section 5.17(e) of the Company Disclosure Schedules, and other than as required under Section 601 et. seq. of ERISA or other Applicable Law, no Company Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and no Vionic Entity nor any ERISA Affiliate of any Vionic Entity has any liability to provide post-termination or retiree welfare benefits to any individual or has represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits. All insurance premiums (including premiums to the PBGC) have been paid in full with respect to the Company Benefit Plans for policy years and applicable policy periods ending on or before the Closing Date. With respect to each Company Benefit Plan, no prohibited transaction and no violation of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist has occurred. Each Company Benefit Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Companies thereunder will be impaired by the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 5.17(e) of the Company Disclosure Schedules, each Company Benefit Plan (including any Company Benefit Plan covering former employees and retirees of the Companies) may be amended or terminated by the Companies or Buyer on or at any time after the Closing Date, subject to applicable limitations under Code Section 411(d)(6).

(f) There is no pending or, to the Companies’ Knowledge, Threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Company Benefit Plan, and no facts exist that would give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than routine claims for benefits. No Company Benefit Plan is the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, PBGC or other governmental entity. Neither the Companies nor any of their directors, officers, employees or any plan fiduciary has any liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Company Benefit Plan.

(g) Except as set forth on Section 5.17(g) of the Company Disclosure Schedules, neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable under or result in any other material obligation pursuant to any Company Benefit Plan.

(h) Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, and has been in documentary compliance with Section 409A of the Code, and none of the Companies has any (i) liability for withholding taxes or penalties due under Code Section 409A or 4999 or (ii) indemnity obligation for any taxes imposed under Code Sections 409A or 4999.

(j) The Companies and each applicable Company Benefit Plan are in compliance with the ACA, including compliance with all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage compliant with the ACA to all employees and consultants who meet the definition of a full time employee under the ACA. No excise tax or penalty under the ACA is outstanding, has accrued, or will become due with respect to any period prior to the Closing.

Section 5.18 Environmental Matters. Except as set forth on Schedule 5.18 of the Company Disclosure Schedules:

(a) (i) The Vionic Entities and any assets owned, operated or leased by the Vionic Entities are, and since August 1, 2013, have been, in material compliance with all Environmental Laws and any Permits issued thereunder; (ii) each Vionic Entity holds, and since August 1, 2013, has held, all material Permits required under applicable Environmental Law to conduct its business as conducted at the relevant time; (iii) all such material Permits are valid, in full force and effect, final and non-appealable, and no Proceedings are pending or Threatened, that could reasonably be expected to result in the suspension, termination or material modification of any such Permit; and (iv) no Vionic Entity has received any written notice of any investigation, Proceeding or Order concerning any Environmental Claim.

(b) There is no pending or, to the Companies’ Knowledge, Threatened civil or criminal litigation, written notice of violation, investigation, inquiry, information request, Proceeding or Order by any Governmental Entity or Third Party, relating to (i) any violation of Environmental Law involving the Vionic Entities, or (ii) any Release of Hazardous Materials involving the Vionic Entities.

(c) There have been no Releases of any Hazardous Materials at the Leased Real Property by any Vionic Entity, which Release would require or result in an obligation under any Environmental Law to report the Release to a Third Party or require any Vionic Entity to undertake investigation, removal, remediation, or other response action.

(d) The Vionic Entities have delivered to Buyer accurate and complete copies and results of any assessments, reports, studies, analyses, tests or monitoring possessed or in the control of any of the Vionic Entities, or otherwise in their possession or control pertaining to the presence or absence of Hazardous Materials in, on or under the Leased Real Property, or concerning compliance by the Business, any Vionic Entity or any other Person for whose conduct any Vionic Entity is or may be held responsible, with Environmental Laws.

Section 5.19 Insurance. Schedule 5.19 of the Company Disclosure Schedules sets forth an accurate and complete list of (i) all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile, cyber and other insurance policies (excluding any insurance policies relating to any Employee Benefit Plan) maintained by any Vionic Entity and the Asset Seller (collectively, the “Insurance Policies”), (ii) for each Insurance Policy, the name of the insurer, policy number, type of insurance, coverage and the annual premiums paid in respect of each such policy, (iii) a full claim history under each such Insurance Policy (or its predecessor policy) for the preceding three (3) years. True, correct and complete copies of all Insurance Policies have been previously made available by the Sellers to the Buyer. Except as set forth in Schedule 5.19 of the Company Disclosure Schedules, (a) each Insurance Policy is valid, binding and in full force and effect, (b) the Vionic Entities and Asset Seller are not in breach of any Insurance Policy, (c) neither the Asset Seller nor any Vionic Entity has received any notice of cancellation or non-renewal of any Insurance Policy, and (d) except as set forth on Schedule 5.19(d) of the Company Disclosure Schedules, there are no claims involving more than $100,000 in any individual circumstance pending or, to the Companies’ Knowledge, Threatened under any of the Insurance Policies, no such claim has been made under any of the Insurance Policies since January 1, 2015, and, to Companies’ Knowledge (only so qualified in respect of Threatened claims), insureds under the Insurance Policies have timely provided notice of such claims to their insurers and the insurers have not issued any written reservation of rights with respect to such claims.

Section 5.20 Brokers. Except for Baird, no broker, finder, financial advisor or investment banker acting on behalf of any Vionic Entity, the Asset Seller or the Sellers’ Representative is or will be entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or other fee or commission in connection with the negotiation or consummation of this Agreement or the Transactions.

Section 5.21 Related Party Transactions.

(a) Except as set forth in Schedule 5.21(a) of the Company Disclosure Schedules, there are no Liabilities of any Vionic Entity owing to or from officers, directors, managers, members or key employees of such Vionic Entity, the Asset Seller, or any other Seller or their respective Affiliates, other than (a) for payment of salaries and bonuses for services rendered in the ordinary course of employment, (b) reimbursement of customary and reasonable expenses incurred on behalf of such Vionic Entity, and (c) benefits due under any Employee Benefit Plan and fringe benefits required to be listed on Schedule 5.17(a) of the Company Disclosure Schedules.

(b) Except as set forth on Schedule 5.21(b) of the Company Disclosure Schedules and other than employment agreements set forth on Schedule 5.17, neither Sellers nor any of their Affiliates (other than Vionic Entities), nor any of their respective directors, officers, managers, employees, nor any individual related by blood, marriage or adoption to any such Person, nor any entity in which any such Person owns any beneficial interest, (i) is a party to Contract with a Vionic Entity or has any interest in any of assets or property of any Vionic Entity or, other than the Asset Seller, the VCG Intellectual Property or (ii) has any financial interest, direct or indirect, in any competitor, supplier, distributor, or customer of, or other business which has any transactions or other business relationship with any Vionic Entity.

Section 5.22 Customers and Suppliers.

(a) Schedule 5.22(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the top ten (10) customers of the Business based on revenues received by the Business for the twelve (12) month period ended December 31, 2017 (the “Material Customers”). Except as set forth on Schedule 5.22(a) of the Company Disclosure Schedules, since the Interim Balance Sheet Date, no Material Customer has canceled, terminated or provided notice or other indication (whether written or, to the Companies’ Knowledge, oral) to any Vionic Entity or Asset Seller to the effect that such Material Customer will or intends to cancel or otherwise terminate its relationship with a Vionic Entity or Asset Seller or decrease its purchase or rate of purchase of products, materials or services from the Vionic Entities or the Asset Seller. Neither the Asset Seller nor any Vionic Entity is involved in any material dispute with any customer.

(b) Schedule 5.22(b) of the Company Disclosure Schedules sets forth a complete and accurate list of the top ten (10) suppliers of the Business based on amounts paid to suppliers of the Business for the twelve (12) month period ended December 31, 2017 (the “Material Suppliers”).    Except as otherwise set forth in Schedule 5.22(b) of the Company Disclosure Schedules hereto, no Material Supplier has canceled, terminated or provided notice or other indication (whether written or, to the Companies’ Knowledge, oral) to any Vionic Entity or Asset Seller to the effect that such Material Supplier will or intends to cancel or otherwise terminate its relationship with a Vionic Entity or Asset Seller or decrease its sale or rate of sale of products, materials or services to the Vionic Entities or Asset Seller. Neither the Asset Seller nor any Vionic Entity is involved in any material dispute with any supplier.

Section 5.23 Products.

(a) Except as set forth in Schedule 5.23(a) of the Company Disclosure Schedules, no product sold by any Vionic Entity has been the subject of any voluntary or involuntary recall, market withdrawal, post-sale warning or other similar action due to any product or manufacturing defect or any safety concern, nor is any Vionic Entity aware of any facts that could lead to such an action. Each Vionic Entity has a recall plan in place with respect to products it designs, manufactures, imports, distributes, or sells.

(b) Schedule 5.23(b)(i) of the Company Disclosure Schedules sets forth a list or description of each Vionic Entity’s warranties currently made with respect to its products and current policies with respect to returns of products. Except as set forth in Schedule 5.23(b)(ii) of the Company Disclosure Schedules, since January 1, 2015, no Vionic Entity has designed, manufactured, imported, distributed or sold any products that fail, in any material respect to meet warranties, express or implied, made by such Vionic Entity in connection with the sales of such products.

(c) Except as otherwise set forth in Schedule 5.23(c) of the Company Disclosure Schedules, there exists no pending or Threatened action or proceeding by any Person or by or before any Governmental Entity relating to any product designed, manufactured, imported, distributed, or sold by any Vionic Entity, and alleged to have been defective, unsafe, unlawful, improperly designed or manufactured, mislabeled, adulterated, or in breach of any express or implied product warranty or any Applicable Law. Each Vionic Entity is insured against product liabilities in accordance with the insurance policies held by the Vionic Entities.

(d) None of the products produced by any Vionic Entity: (i) has, at the time of delivery, been adulterated, contaminated, or misbranded or (ii) constituted articles prohibited from introduction into interstate commerce under any Applicable Law. No Person affiliated with or on behalf of any Vionic Entity has been required to file any notification or other report with or provide information to any Governmental Entity or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put into commerce.

(e) All claims made by any Vionic Entity made on product labels, labeling, marketing, advertising or technical materials are true, accurate, not misleading and comply with all Applicable Law regarding such claims in all material respects.

(f) Except as identified on Schedule 5.23(f) of the Company Disclosure Schedules, no product manufactured, imported, distributed, or sold, nor any ingredients used in any such product, is (i) listed under or requires warnings under California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (“Prop 65”); (ii) identified under any Applicable Law as persistent, bioaccumulative and toxic or very persistent and very bioaccumulative; (iii) identified under any Applicable Law as an actual or potential endocrine disruptor; (iv) identified under any Applicable Law as toxic or extremely toxic; or (v) identified under the European REACH regulation as being on the candidate list of substances of very high concern.

Section 5.24 Foreign Operations; Customs; and Export Control. At all times, each Vionic Entity and the Asset Seller has acted:

(a) in compliance with all foreign Applicable Laws, including without limitation Applicable Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(b) without notice of violation of and in compliance with all relevant anti-boycott Applicable Laws, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements, and is not a party to any agreement requiring it to participate in or cooperate with the Arab League boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any Person or entity for boycott-related reasons;

(c) without violation of and in compliance with any applicable export or reexport control or trade or economic sanctions Applicable Laws of any and all applicable jurisdictions, including the United States and any jurisdiction in which such Person is established or from which it exports or reexports any items or in which it provides services, including without limitation the EAR, trade and economic sanctions and embargo executive orders and regulations, Council Regulation (EC) No 428/2009 (OJ L 134/1, 29.5.2009) and the UK Export Control Order 2008 (S.I. 3231/2008), and Applicable Laws relating to sanctions of the U.S., the United Kingdom, the European Union and other applicable jurisdictions implementing United Nations or European Union sanctions or restrictive measures, including without limitation the EAR, trade and economic sanctions and embargo executive orders and regulations administered by the administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the International Traffic in Arms Regulations administered by the U.S. State Department, all as amended from time to time; and without violation of and in compliance with the requirements of any applicable general licenses or license exceptions, and any required export or reexport licenses or authorizations granted under such Applicable Laws;

(d) without violation and in compliance with all Applicable Laws governing or concerning (i) the exportation and importation of products, goods, parts, accessories, technology and services and all other regulations and procedures administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security, the Bureau of Industry and Security of the U.S. Department of Commerce, the Directorate of Defense Trade Controls of the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of the Treasury or any applicable Governmental Entity; (ii) the obtaining of all necessary permits and licenses from the applicable Governmental Entity with respect to import and export transactions; (iii) the maintenance of records with respect to import and export transactions and claims (including drawback or clawback claims); (iv) the payment in full of all customs duties, Taxes, fees and charges applicable to and due with respect to all import transactions; including any countervailing or antidumping duties and (v) the transacting of business with any country or Person that is subject to a United States embargo or trade restriction administered by any Governmental Entity described in (e)(i) above; and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders;

(e) without violation and in compliance with the requirements of the UK Bribery Act 2010 or prior UK anti-corruption Laws, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business, other applicable international conventions or other anti-corruption Laws in any applicable jurisdiction; and

(f) such that each transaction of each such Person has been properly and accurately recorded on the books and records of such Person and each document on which entries in such Person’s books and records are based (including purchase orders, customer or company invoices and service agreements) is accurate and complete in all respects.

Section 5.25 No Implied Representations. Except as expressly set forth in Article 4 or Article 5 of this Agreement, in any Ancillary Document or in any certificate or document delivered pursuant hereto, none of the Sellers nor any of their Affiliates nor any Person acting on their behalf makes, has made or shall be deemed to have made, any representation or warranty, express or implied, either written or oral, relating to any Seller, the Vionic Entities, the Business or any other matter, including any representation or warranty as to merchantability, habitability, workmanship, profitability, future performance, fitness for a particular purpose or non-infringement, whether or not contained in any document or other communication provided or otherwise made available to the Buyer or any Person acting on behalf of the Buyer during the course of due diligence or otherwise (including in any management presentation, information or offering memorandum, supplemental information, data room, estimate, projection, forecast, budget or other forward-looking information or other materials or information with respect to any of the above. Notwithstanding anything to the contrary set forth herein, the foregoing representation in this Section 5.25 assumes the absence of Fraud on the part of the Sellers, the Vionic Entities or any of their respective directors, officers, affiliates, representatives or advisors, and Buyer is relying upon such absence of Fraud.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the disclosure schedules delivered by the Buyer to the Seller and the Company on the date hereof (the “Buyer Disclosure Schedules”), the Buyer represents and warrants as of the date hereof, to the Sellers as follows:

Section 6.01 Existence and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. The Buyer is duly qualified to do business as a foreign company and is in good standing in each other jurisdiction where the transaction of its business requires such qualification, except where the lack of such qualification would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 6.02 Authorization. The execution, delivery and performance by the Buyer of this Agreement and any Ancillary Document to which the Buyer is a party and the consummation by the Buyer of the Transactions are within the Buyer’s power and have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and legally binding agreement of the Buyer, enforceable in accordance with its terms and conditions, subject to Applicable Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and Applicable Laws governing specific performance, injunctive relief and other equitable remedies.

Section 6.03 Governmental Authorization. Except as set forth in Schedule 6.03 of the Buyer Disclosure Schedules, the execution, delivery and performance by the Buyer of this Agreement and any Ancillary Documents to which the Buyer is a party and the consummation by the Buyer of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than compliance with any applicable requirements of any applicable securities laws, whether federal, state or foreign.

Section 6.04 Non-Contravention. Except for the consents, approvals, Permits and Material Contracts described in Schedule 6.04 of the Buyer Disclosure Schedules, neither the execution, delivery and performance of this Agreement or any of the Ancillary Documents to which the Buyer is a party, nor the consummation by the Buyer of the Transactions will (a) violate, conflict with or result in any breach of any provision of the bylaws or other Organizational Documents of the Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any requirement of notice right of termination, amendment, cancellation or acceleration) under any of the terms of any note, bond, mortgage, indenture, license, contract, lease, or other instrument or obligation to which the Buyer is a party (or result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon the Buyer’s assets), or (c) violate any Applicable Law or any Order applicable to the Buyer, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.05 Proceedings and Orders. Except as set forth on Schedule 6.05 of the Buyer Disclosure Schedules, the Buyer (a) is not subject to or affected by any outstanding Order and (b) is not party to any pending Proceeding or, to the knowledge of the Buyer, Threatened Proceeding, that would, in any case, prohibit or materially impair the Buyer’s ability to perform its obligations under this Agreement or to complete the Transactions in accordance with the terms of this Agreement and the Ancillary Documents.

Section 6.06 Availability of Funds; Financial Information. The Buyer on the Closing Date shall have available, sufficient immediately available funds to enable the Buyer to pay the Purchase Price and all of its fees and expenses payable by the Buyer pursuant hereto (including the Buyer’s Transaction Expenses) and to otherwise consummate the Transactions.

Section 6.07 Solvency. The Buyer is not entering into this Agreement or any of the Ancillary Documents with the intent to hinder, delay or defraud any Person to which the Buyer is, or may become, indebted. Assuming that the representations and warranties of the Sellers contained in this Agreement are true and correct in all material respects, at and immediately after the Closing and after giving effect to the Equity Purchase and the other Transactions, and subject to the satisfaction of the conditions to Buyer’s obligation to complete the Closing set forth in Section 9.01 and 9.02, the Buyer and its Subsidiaries (on a combined basis) will: (a) be solvent (either because its financial condition is such that the sum of its debts and other liabilities, subordinated, contingent, disputed, unliquidated or otherwise, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they become absolute and mature); (b) have adequate capital with which to engage in its business; (c) have not incurred debts or liabilities beyond its ability to pay them as they become due; and (d) not have liabilities in excess of the reasonable market value of its assets.

Section 6.08 Brokers. Except for Wells Fargo Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

Section 6.09 Investment Representation; Independent Investigation. The Buyer is acquiring the Equity Interests for its own account with the present intention of holding the Equity Interests for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. The Buyer is knowledgeable about the industries in which the Vionic Entities operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the economic risk of such investment. The Buyer has conducted an independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Vionic Entities and the Business, which investigation, review and analysis was done by the Buyer, its Affiliates and their respective directors, officers, managers, employees, agents, advisors or other representatives (collectively, “Representatives”). In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers, the Vionic Entities, Asset Seller or their representatives, except the representations and warranties of the Sellers set forth in Article 4 and Article 5 and in the Ancillary Documents, and in any certificate delivered pursuant hereto, upon which the Buyer has expressly relied. Notwithstanding anything to the contrary set forth herein, the foregoing representation in the last sentence of this Section 6.09 assumes the absence of Fraud on the part of the Sellers, the Vionic Entities or any of their respective directors, officers, affiliates, representatives or advisors, and Buyer is relying upon such absence of Fraud.

Section 6.10 No Implied Representations. Except for the representations and warranties contained in this Article 6, none of the Buyer nor any of its Representatives or Affiliates or any other Person acting on their behalf makes any express or implied representation or warranty with respect to the Buyer or the Transactions, and the Buyer disclaims any such other representations or warranties, whether made by the Buyer or any of its Affiliates or Representatives.

ARTICLE 7

CERTAIN COVENANTS

Section 7.01 Commercially Reasonable Efforts. Following the Closing, at Buyer’s reasonable request and subject to Buyer’s reasonable direction, the Sellers’ Representative will use commercially reasonable efforts to assist Buyer in Buyer’s or any Vionic Entities’ seeking of any consents, approvals, Permits or other confirmations required to be obtained from any Third Party that are necessary, proper or advisable in connection with the Transactions that are or are required to be set forth on Section 5.03 and Section 6.04 of the Disclosure Schedules.

Section 7.02 Operation of Business. Except (a) for the consummation of the Transactions, (b) as set forth on Schedule 7.02 of the Company Disclosure Schedules or as otherwise expressly contemplated by this Agreement or any Ancillary Document, or (c) to the extent consented to in writing by Buyer, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers shall cause the Vionic Entities to conduct the Business only in the Ordinary Course of Business and the Asset Seller to operate only in the Ordinary Course of Business. The Sellers agree to cause each Vionic Entity and the Asset Seller to timely pay such Vionic Entity’s or the Asset Seller’s debts and Taxes when due unless subject to good faith dispute, to pay or perform other obligations in the Ordinary Course of Business subject to good faith disputes over whether payment or performance is owing, and to use all commercially reasonable efforts, consistent with past practices and policies, to preserve its present business organizations, keep available the services of the Company Employees, and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Sellers shall promptly notify the Buyer of any event or occurrence of which the Sellers receive knowledge, and that the Sellers believe would have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 7.02 of the Company Disclosure Schedules or expressly contemplated by this Agreement or any Ancillary Document, from the date hereof until the earlier to occur of the termination of this Agreement and the Closing Date, each Vionic Entity and the Asset Seller shall not, and the Sellers shall not with respect to the Vionic Entities and the Asset Seller, and shall cause each Vionic Entity and the Asset Seller not to, do any of the following without the prior written consent of the Buyer:

(i) adopt or propose any amendment to the Organizational Documents of such Vionic Entity or the Asset Seller;

(ii) merge or consolidate with, or acquire, any other Person or acquire a material amount of stock, assets or business of any other Person or effect any business combination, recapitalization or similar transaction;

(iii) sell, assign, lease, license or otherwise dispose of any material amount of assets, securities or other property except for sales of inventory in the Ordinary Course of Business;

(iv) create or incur any new Encumbrance on any of the assets of any Vionic Entity (including the Company Subsidiary Interests) or the Asset Seller other than Permitted Encumbrances;

(v) except as required under any Company Benefit Plan as it exists as of the date of this Agreement or as otherwise required by Applicable Law (A) subject to clause (B) below, adopt, enter into, amend or terminate (or commit to do any of the foregoing) any Company Benefit Plan (or arrangement that would, if in existence as of the date of this Agreement, constitute a Company Benefit Plan), (B) enter into any employment agreement or arrangement with, or increase or commit to increase the wages, salary, benefits, bonus or other compensation, change of control payments, stay bonus, remuneration, severance or benefits of, (1) any director, officer or employee whose annual base salary is in excess of $100,000 or (2) any other director, officer or employee outside of the Ordinary Course of Business , (C) enter into any agreement for the engagement of a consultant or contractor that cannot be terminated by the applicable Vionic Entity on an at-will basis without advance notice and without giving rise to any payment obligations on the part of such Vionic Entity, (D) grant or commit to grant any equity compensation, or (E) enter into any policy, trust fund, collective bargaining agreement or arrangement for the benefit of any director, officer or employee of any Vionic Entity or the Asset Seller;

(vi) terminate the employment of any director, manager, officer or Company Employee other than for cause , except for a termination of any non-manager employee who is not a party to a Senior Employee Agreement in the Ordinary Course of Business;

(vii) enter into, terminate or amend (A) any Material Contract of the type described in clause (ii), (iii), (iv)(A) (other than arising from Ordinary Course of Business distributor or similar arrangements), (ix), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix), (xx), (xxi) of the definition thereof, (B) any other Material Contract outside the Ordinary Course of Business, (C) the Warrant Cancellation Agreement (it being acknowledged that the Warrant Cancellation Agreement has been entered into prior to the execution hereof) or (D) the Vasyli Debt Documents (it being acknowledged that the Vasyli Debt Documents have been entered into prior to or simultaneously with the execution hereof);

(viii) settle or compromise any pending or Threatened suit, action or claim relating to the Transactions;

(ix) materially reduce the amount of any insurance coverage provided by existing Insurance Policies;

(x) make any material change in cash management practices;

(xi) (A) enter into any Contract to transfer, assign, terminate, surrender or provide a notice of non-renewal of, any Lease, or (B) enter into any agreement for the purchase, acquisition, license or lease of any additional Real Property;

(xii) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its membership interests or any other equity interests, other than cash distributions that are paid in full prior to the Calculation Time, (B) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity interests, (C) purchase, redeem or otherwise acquire any of its equity interests or any other securities or any rights, warrants or options to acquire any such equity interests (except for the redemption contemplated by the Warrant Cancellation Agreement) or (D) make any other actual, constructive or deemed distribution in respect of any of its equity interests or otherwise make any payments to any Seller or any of the Asset Seller’s direct or indirect equityholders in their capacity as such (except as permitted pursuant to clause (A) hereof);

(xiii) authorize for issuance or issue, pledge, transfer or dispose of or encumber any equity interest in any Vionic Entity or the Asset Seller or any securities convertible into or exchangeable for or evidencing the right to subscribe for or acquire any equity interest in any Vionic Entity or the Asset Seller;

(xiv) (A) incur any Indebtedness except trade payables and borrowings under credit facilities of any Vionic Entity or Asset Seller in the Ordinary Course of Business, (B) grant any Encumbrance (other than Permitted Encumbrances) upon any of its assets or (C) provide for any increase in the amount payable by any Vionic Entity or the Asset Seller under any credit or loan agreement to which such Person is a party;

(xv) make any loans or advances to, assume, guarantee or endorse the obligations of any other Person, indemnify any other Person, issue any support guarantees or otherwise become responsible for the obligations of any Person;

(xvi) make any capital expenditure(s) or commitment(s) for capital expenditure(s) in excess of $250,000 in the aggregate;

(xvii) voluntarily adopt or propose a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(xviii) revalue any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP (including for this purpose only generally accepted accounting principles in the relevant jurisdiction of each Vionic Entity and Asset Seller);

(xix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of liabilities reflected or reserved against in the Interim Financial Statements or incurred in the Ordinary Course since the Interim Balance Sheet Date;

(xx) enter into any agreement or arrangement that would limit or restrict any Vionic Entity or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(xxi) change any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP (including for this purpose only generally accepted accounting principles in the relevant jurisdiction of each Vionic Entity and Asset Seller);

(xxii) (A) make, change or rescind any material Tax election, (B) settle or compromise any material claim, notice, audit report, Tax Proceeding or assessment in respect of Taxes, (C) amend any material Tax Return, (D) change any annual Tax accounting period, (E) change or adopt any material method of Tax accounting, or (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case, other than with respect to any VDA Proceeding or pursuant to any VDA entered into under Section 8.04(j);

(xxiii) (A) allow any Registered Intellectual Property included in the Company Intellectual Property, the VCG Owned Intellectual Property or any other VCG Intellectual Property that the Asset Seller does or has the right to prosecute or maintain to become abandoned, dedicated, disclaimed, or lapse or sell, assign, transfer or otherwise dispose of or grant any security interest in and to any Company Intellectual Property or VCG Intellectual Property or (B) grant any license with respect to any Company Intellectual Property or VCG Intellectual Property, other than non-exclusive, term-limited licensed granted in the ordinary course;

(xxiv) (A) materially change the conduct of the Vionic Entities’ or the Asset Seller’s business, (B) materially change their respective methods of purchase, sale, lease, management, marketing, promotion or operation, (C) delay or postpone the payment of accounts payable or other liabilities by any Vionic Entity or the Asset Seller outside the Ordinary Course of Business, (D) accelerate or delay the collection of notes or accounts receivable of any Vionic Entity or the Asset Seller in advance of or beyond the dates when the same would have been collected in the Ordinary Course of Business, (E) accelerate or delay the shipment of any products of the Vionic Entities or the Asset Seller in advance of or beyond the dates when the same would have been shipped in the Ordinary Course of Business, or (F) take any other action by the Vionic Entities or the Asset Seller with the intention of artificially accelerating the increase in the amount of Closing Cash and decreasing the amount of Closing Working Capital; or

(xxv) agree or commit to do any of the foregoing.

Section 7.03 Publicity. Except as otherwise required herein, the Parties shall use reasonable efforts to (i) develop a joint communication plan with respect to this Agreement and the Transactions, (ii) ensure that all press releases and other public statements with respect to this Agreement and the Transactions shall be consistent with such joint communication plan, and (iii) consult promptly with the other Parties prior to issuing any press release or otherwise making any public statement with respect to this Agreement and the Transactions, provide to the other Parties for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other Parties’ consent, unless such Party determines in good faith that such disclosure is required or advisable under Applicable Law or any listing agreement with or rules and regulations of a securities exchange.

Section 7.04 Termination of Certain Agreements. On or prior to the Closing, the Sellers shall cause the Vionic Entities and the Asset Seller to have taken all actions necessary to terminate each Contract (a) between a Vionic Entity, on the one hand, and a Seller or an Affiliate of a Seller (other than another Vionic Entity), on the other hand and (b) between a Vionic Entity, on the one hand, and the Asset Seller, on the other hand, including those Contracts listed on Schedule 7.04 of the Company Disclosure Schedules, in each case without any further Liability of the applicable Vionic Entity that is a party thereto and in a manner that will not create or result in any Liability for a Vionic Entity or its Affiliates after the Closing. In furtherance of the foregoing, prior to or on the Closing (including pursuant to Section 2.05(a)(vi)), the Asset Seller shall repay in full the VCG-VG Indebtedness. Furthermore, on or prior to the Closing, the Sellers shall cause the Vionic Entities to have taken all actions necessary to terminate each Intracompany Agreement in a manner that does not create or result in any Liability for a Vionic Entity or its Affiliates after the Closing.

ARTICLE 8

POST-CLOSING COVENANTS

Section 8.01 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.

Section 8.02 Employee Matters.

(a) During the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, with respect to any Continuing Company Employee, the date of such Continuing Company Employee’s termination of employment with a Vionic Entity), Buyer shall and shall cause the applicable Vionic Entity to provide each Company Employee who remains employed by a Vionic Entity immediately after the Closing (each a “Continuing Company Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the applicable Vionic Entity as of the date hereof; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the applicable Vionic Entity as of the date hereof and described on Schedule 8.02(a) of the Company Disclosure Schedules; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the applicable Vionic Entity immediately prior to the date hereof; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Continuing Company Employee as of the date hereof and described on Schedule 8.02(a) of the Company Disclosure Schedule.

(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by the Buyer or any Vionic Entity and in which any of the Continuing Company Employees become eligible to participate (the “Buyer Plans”), for purposes of determining eligibility to participate and vesting (but not benefit accrual under any pension plan), service with the Vionic Entities (or predecessor employers to the extent that the Vionic Entities provide past service credit) shall be treated as service with the Buyer and/or any of its applicable Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods to the extent permitted by any applicable insurance provider. The Buyer shall use commercially reasonable efforts to cause each of the applicable Buyer Plans to (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to employees under the Buyer Plans, except to the extent that such limitations or waiting periods were applicable to such employee under a comparable Company Benefit Plan, and (ii) give employees and their eligible dependents credit under the Buyer Plans for amounts paid during the year in which the Closing occurs under a corresponding Company Benefit Plan for purposes of satisfying any applicable deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plans. Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 8.02(b) shall apply only to the extent permitted under the Buyer Plans.

(c) Notwithstanding the provisions of Section 8.02(a), the Buyer agrees to keep the current employee bonus plans maintained by the Vionic Entities as described on Schedule 8.02(c) to the Company Disclosure Schedule in place on each plan’s current terms and without amendments to such plans until all amounts owing to the Company Employees under such plans for the current plan year have been paid in full.

(d) In connection with the Transactions contemplated hereby, Buyer will offer continuation coverage as required by COBRA to those individuals, if any, who are “M&A qualified beneficiaries” (as that term is defined in Section 54.4980B-9, Q-4 of the Treasury Regulations).

(e) This Section 8.02 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 8.02, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.02. Nothing contained herein, express or implied, shall be construed to establish, amend or modify, or prevent the amendment, modification or termination of, any Buyer Plan. The Parties acknowledge and agree that the terms set forth in this Section 8.02 shall not create any right in any Company Employee or any other Person to any continued employment with the Vionic Entities or any compensation or benefits of any nature or kind whatsoever.

Section 8.03 Directors’ and Officers’ Indemnification.

(a) For six (6) years following the Closing Date, the Buyer agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing existing in favor of each present and former director, officer, manager or managing member of the Vionic Entities and each such Person who served at the request of the Vionic Entities as a director, officer, manager, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other Company Benefit Plan or enterprise (collectively, the “Company Indemnified Parties”) as provided in each Vionic Entity’s Organizational Documents, in each case, as in effect on the date of this Agreement, shall be complied with and honored by the applicable Vionic Entity, without further action, upon the Closing and shall continue in full force and effect in accordance with their respective terms; and the Buyer will cause such Vionic Entity to comply with and honor the foregoing obligations.

(b) For six (6) years following the Closing Date, the Buyer and each Vionic Entity shall cause the limited liability company agreement and any other Organizational Documents of such Vionic Entity to contain provisions with respect to exculpation, indemnification and expense reimbursement that are at least as favorable to the Company Indemnified Parties as those contained in the limited liability company agreement or the other Organizational Documents of such Vionic Entity as in effect on the date hereof.

(c) Prior to the Closing Date, the Sellers shall cause the Vionic Entities to purchase a prepaid insurance policy (i.e., “tail coverage”) (the “D&O Tail Policy”) which provides liability insurance coverage for the Company Indemnified Parties on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Vionic Entities immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions. The D&O Tail Policy shall be from an insurance carrier reasonably acceptable to Buyer and with the same or better credit rating as the insurance carrier of the Vionic Entities with respect to directors’ and officers’ liability insurance. The fees and expenses of the D&O Tail Policy shall be borne 50% by the Sellers (in accordance with their respective Seller Allocation Percentage) and 50% by the Buyer.

(d) In the event that (i) any Vionic Entity or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger, or (B) transfers all or substantially all of its properties and assets to any Person or (ii) the Buyer dissolves or causes the dissolution of any Vionic Entity, then, and in each case, proper provision shall be made so that the successors and assigns of such Vionic Entity assume and honor the indemnification and other obligations set forth in this Section 8.03.

(e) Each Company Indemnified Party shall have rights as a Third Party beneficiary under this Section 8.03 as separate contractual rights for his or her benefit, in addition to and not in substitution of any other rights to indemnification or contribution that any such Company Indemnified Party may have by Contract or otherwise; and all such rights herein and otherwise shall be enforceable by such Company Indemnified Party and his or her heirs and personal representatives and shall be binding on the Buyer, the Vionic Entities and their respective successors and assigns.

(f) Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Closing Date) is made or Threatened against any Company Indemnified Party or any other party covered by directors’ and officer’s liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 8.03 shall continue in effect until the final disposition of such Proceeding; provided, that, for the avoidance of doubt, this Section 8.03(f) shall not require Buyer to take any action to extend the D&O Tail Policy.

Section 8.04 Tax Matters.

(a) Pre-Closing Income Tax Returns. Sellers’ Representative shall timely prepare or cause to be prepared all Income Tax Returns for each of the Vionic Entities for all taxable periods that end prior to or on the Closing Date which are first due (taking into account all applicable extensions) after the Closing (each a “Seller Return”). All Seller Returns shall be prepared on a basis consistent with past practice and without a change of any election or accounting method (in each case, except to the extent otherwise required by Applicable Law). Not later than thirty (30) days prior to the due date (taking into account all applicable extensions) for filing any such Seller Return, the Sellers’ Representative shall deliver a copy of such Seller Return to the Buyer for its review and reasonable comment. The Buyer will cooperate with Sellers’ Representatives in connection with the filing of the Seller Returns including making available a post-Closing officer or legal representative of the applicable Vionic Entity to execute such Seller Returns on behalf of the applicable Vionic Entities. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Seller Return, Sellers’ Representative shall pay to the Buyer, out of the Sellers’ Representative Holdback, or to the extent such Sellers’ Representative Holdback is insufficient, Sellers shall pay to the Buyer, the amount of any Taxes with respect to such Seller Return. For the avoidance of doubt, the Taxes that the Sellers shall pay to the Buyer pursuant to this Section 8.04(a) shall be without duplication of any Pre-Closing Taxes to the extent such Pre-Closing Taxes were taken into account in the Final Closing Indebtedness as a reduction in the calculation of the Final Purchase Price.

(b) Pre-Closing Non-Income Tax Returns and Straddle Returns. Except as otherwise set forth in Section 8.04(j), the Buyer shall prepare or cause to be prepared all Tax Returns required to be filed by any Vionic Entity after the Closing for all Pre-Closing Tax Periods (other than such Tax Returns that are Seller Returns), and all Tax Returns required to be filed by any Vionic Entity (including, for the avoidance of doubt, with respect to the ownership of Vionic Europe) or any Property Tax Returns with respect to ownership of the VCG Intellectual Property for all Straddle Periods (each a “Buyer Return”). Buyer Returns shall be prepared on a basis consistent with past practice and without a change of any election or accounting method (in each case, except to the extent otherwise required by Applicable Law). Not later than thirty (30) days prior to the due date for filing any such Buyer Return (other than a Buyer Return relating to sales, use, payroll or other Taxes that is required to be filed contemporaneously with, or promptly after, the close of a Tax period), the Buyer shall deliver a copy of such Buyer Return to the Sellers’ Representative for its review and reasonable comment. The Buyer will cause Buyer Returns to be timely filed and will provide a copy to Sellers’ Representative. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Buyer Return, Sellers’ Representative shall pay to the Buyer, out of the Sellers’ Representative Holdback, or to the extent such Sellers’ Representative Holdback is insufficient, Sellers shall pay to the Buyer, the amount of any Taxes with respect to such Buyer Return attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending as of the Closing (determined in accordance with Section 8.04(c)). For the avoidance of doubt, the Taxes that the Sellers shall pay to the Buyer pursuant to this Section 8.04(b) shall be without duplication of any Pre-Closing Taxes to the extent such Pre-Closing Taxes were taken into account in the Final Closing Indebtedness as a reduction in the calculation of the Final Purchase Price.

(c) Proration of Straddle Period Taxes. Taxes payable by or with respect to any Vionic Entity (including, for the avoidance of doubt, with respect to the ownership of any Vionic Entity) or that are imposed with respect to the ownership of VCG Intellectual Property with respect to any Straddle Period shall be allocated to the portion of the Straddle Period ending as of the Closing as follows: (i) to the extent feasible, on a specific identification basis, according to the date and time of the event or transaction giving rise to such Tax, (ii) with respect to periodically assessed ad valorem Taxes and other similar periodic Taxes, in proportion to the number of days in such Straddle Period occurring through the Closing Date compared to the total number of days in such Straddle Period, and (iii) in the case of any other Tax, in an amount equal to such Tax that would be payable if the relevant Straddle Period ended at the end of the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity, or any “controlled foreign corporation” within the meaning of Section 957(a) of the Code, in which any Company or Company Subsidiary holds a beneficial interest, will be deemed to close at such time). Any Tax credits relating to any Straddle Periods shall be taken into account as though the relevant taxable period ended as of the Closing. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Vionic Entities except to the extent otherwise required by Applicable Law. For the avoidance of doubt, (i) any Tax liability resulting from an increase in income pursuant to Section 965 of the Code (whether or not an election was made under Section 965(h) of the Code) and (ii) any Tax liability resulting from an inclusion pursuant to Sections 951 or 951A of the Code with respect to the ownership of Vionic Europe for periods prior to the Closing shall be treated as a Pre-Closing Tax or as allocable to the portion of the Straddle Period ending as of the Closing, and Sellers shall pay all such Taxes.

(d) Tax Elections; Amended Returns. Except in connection with an audit resolved pursuant to Section 8.04(e) (including consistent correlative adjustments to Tax Returns for non-audited taxable periods), no Party or Affiliate of a Party may amend or cause the amendment of a Tax Return of any Vionic Entity, or file or amend any Tax election, concerning any Vionic Entity, in each case, with respect to any taxable period or portion thereof ending prior to or as of the Closing without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed. The Buyer shall, upon request by Sellers’ Representative, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return with respect to any Vionic Entity for any taxable period beginning before the Closing that is necessary to cause such Tax Return to be consistent with adjustments to a Tax Return for any other taxable period proposed by a Taxing Authority, or that is otherwise required by Applicable Law to be filed.

(e) Audits and Contests Regarding Taxes. Any Party who receives, or whose Affiliate receives, any notice of a pending or Threatened Tax audit, assessment, or adjustment against or with respect to any Vionic Entity that may give rise to a liability of the Sellers shall promptly notify the Sellers’ Representative within ten (10) Business Days of the receipt of such notice; provided, that the failure to provide such notice shall not relieve any Party of their obligations pursuant to this Agreement, unless and only to the extent such Party is adversely and materially prejudiced by such failure. The Buyer and the Sellers’ Representative each agree to consult with and to keep the other informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of the other Party. The Sellers’ Representative shall have the right to represent the interests of the Vionic Entities in any Tax audit or administrative or judicial proceeding pertaining solely to Pre-Closing Tax Periods and to employ counsel of its choice, who shall be reasonably satisfactory to the Buyer, at the Sellers’ expense; provided that the Sellers may not settle or compromise any such audit or proceeding without the Buyer’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that the Buyer shall have the right to participate in any such audit or proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such audit or proceeding that does not materially affect a potential liability of the Sellers. Both the Buyer and the Sellers’ Representative shall be entitled to represent their own interests in light of their responsibilities for the related Taxes, each at their own expense, in any Tax audit or administrative or judicial proceedings involving a taxable period of any Vionic Entity that begins before and ends after the Closing or involving both a taxable period of any Vionic Entity ending prior to or as of the Closing and a taxable period ending after the Closing, and no such audit or proceeding may be settled or compromised by the Sellers’ Representative or the Buyer without the consent of both the Sellers’ Representative and the Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. To the extent there is a conflict between the provisions of this Section 8.04(e), on the one hand, and the provisions of Section 11.05, on the other hand, with respect to any Tax audit or proceeding, the provisions of this Section 8.04(e) shall govern.

(f) Overpayments of Taxes. To the extent that any determination of Tax liability, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in a Tax refund, or a credit against Taxes in lieu of a refund, with respect to Taxes that were paid by a Vionic Entity or the Sellers with respect to any Pre-Closing Tax Period or portion thereof, the Buyer shall promptly pay the amount of such Tax refund or credit against Taxes, and the interest received thereon, to Sellers’ Representative for distribution to the Sellers (in accordance with their respective Seller Allocation Percentage) upon receipt (or, in the case of a credit, the utilization thereof) by the Buyer or its Affiliates (net of any costs incurred by the Buyer or its Affiliates in obtaining such refunds or credits), unless and to the extent that the entitlement to any refund or credit (i) was taken into account as a reduction in computing the amount of indemnified Loss in respect of such Taxes or (ii) was reflected as an asset in the calculation of the Final Purchase Price.

(g) Cooperation, Access to Information, and Records Retention. The Sellers’ Representative and the Buyer shall cooperate as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes relating to the Vionic Entities. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer agrees (i) to retain all books and records relevant to Taxes of the Vionic Entities or the Sellers that are in the possession of the Vionic Entities after the Closing (including Tax Returns) relating to any taxable period beginning before the Closing until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give Sellers’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations and, if Sellers’ Representative so request, the Buyer shall allow Sellers’ Representative to take possession of or copy such books and records.

(h) Seller Employee Bonus Payment Deductions. To the extent permitted by Applicable Law, any Seller Employee Bonus Payments will be treated as an item of expense and deducted on a Seller Return. To the extent any deduction attributable to the Seller Employee Bonus Payments (i) is properly deductible as an item of expense on a Tax Return filed by Buyer or a Vionic Entity after the Closing Date that is not a Seller Return and (ii) is not used to offset Taxes otherwise allocable to the portion of a Straddle Period ending as of the Closing pursuant to Section 8.04(c) (the “Post-Closing Seller Employee Bonus Payments”), then Buyer will pay over (or cause to be paid over) an amount equal to 24% of the Post-Closing Seller Employee Bonus Payments to the Sellers’ Representative for distribution to the Equity Sellers, in accordance with the percentage that is equal to their respective Seller Allocation Percentage divided by the aggregate Seller Allocation Percentages of all Equity Sellers, within 10 days after timely filing the Tax Return (taking into account any extensions of time) for the taxable period in which such Post-Closing Seller Employee Bonus Payments are deducted (or, if not timely filed, the date on which such Tax Return was required to be filed taking into account extensions of time).

(i) For all U.S. federal Income Tax purposes (and state and local Tax purposes where applicable), the Sellers and the Buyer acknowledge that the Equity Purchase is intended to be treated in a manner consistent with the principles set forth in Revenue Ruling 99-6, 1991-1 C.B. 432 (Situation 2): (A) to the Equity Sellers, as a sale of partnership interests, and (B) to the Buyer, as a purchase of the assets of the Companies (and the Company Subsidiaries, as applicable). Neither the Buyer nor the Sellers shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with or contrary to the treatment described in the preceding sentence unless required to do so by Applicable Law.

(j) State Sales Tax Liabilities. Vionic Group has Liabilities for sales or use Taxes attributable to Pre-Closing Tax Periods (the “State Sales Tax Liabilities”). Following the Closing, the Sellers’ Representative shall continue the process of entering into, or request, as appropriate, voluntary disclosure agreements or similar arrangements (each, a “VDA”) from the applicable Taxing Authorities listed on Schedule 8.04(j) relating to certain State Sales Tax Liabilities (each, a “VDA Proceeding”).

(i) Notwithstanding anything to the contrary herein, solely with respect to Tax Proceedings initiated by a Taxing Authority solely related to a State Sales Tax Liability (the “State Sales Tax Liability Proceedings”) or VDA Proceedings (collectively, “Sales Tax Proceedings”), the Sellers’ Representative shall have the right to control, and shall pursue, any such process or proceeding (including the amendment, preparation and filing of sales or use Tax Returns as required by the relevant Taxing Authorities) relating to any Sales Tax Proceeding; provided, however, (A) the Buyer shall have the right (but not the duty) to (1) participate in any Sales Tax Proceeding, (2) attend any meetings or conferences with any Taxing Authority relating to a Sales Tax Proceeding, (3) consult with the Sellers’ Representative concerning the conduct of a Sales Tax Proceeding, and (4) employ counsel, solely at its own expense, (B) at least seven (7) days prior to the submission of any letters, documents or calculations to a Taxing Authority in connection with a Sales Tax Proceeding, the Sellers’ Representative shall deliver a copy of such letters, documents or calculations to the Buyer for its review and reasonable comment, (C) the Sellers’ Representative shall keep the Buyer reasonably informed of the status of any Sales Tax Proceeding, and (D) the Sellers’ Representative shall not settle or compromise any such Sales Tax Proceeding without the Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

(ii) All payments to Taxing Authorities with respect to State Sales Tax Liabilities and all reasonable out-of-pocket costs and expenses of the Sellers’ Representative or any Vionic Entity after the Closing related to the Sales Tax Proceedings shall be paid from the Tax Escrow Account, to the extent of available funds, in accordance with the Escrow Agreement and this Agreement. For the avoidance of doubt, any amounts paid to a Taxing Authority by any Vionic Entity after the Closing with respect to State Sales Tax Liabilities or other expenses incurred by any Vionic Entity after the Closing with respect to a Sales Tax Proceeding shall, to the extent not fully funded by the Tax Escrow Account pursuant to this Section 8.04(j), be considered a Loss subject to indemnification under Section 11.02 of this Agreement and, subject to the terms of Article 11, the Buyer Indemnified Persons’ remedies for any such Losses shall not be limited to the Tax Escrow Amount.

(iii) Notwithstanding anything herein to the contrary, the amendment, preparation and filing of any sales or use Tax Return required to be filed pursuant to a Sales Tax Proceeding, shall be governed by this Section 8.04(j).

(iv) For the avoidance of doubt, nothing in this Section 8.04(j) shall prohibit the Buyer or any Vionic Entity from requesting a VDA from (i) any Taxing Authority not listed on Schedule 8.04(j), or (ii) any Taxing Authority listed on Schedule 8.04(j) with respect to any Tax Returns or Taxes other than sales or use Tax Returns or Taxes.

Section 8.05 Certain Additional Covenants.

(a) Access to Books and Records. From and after the Closing, for a period of six (6) years (or a shorter period of time to the extent consistent with the Buyer’s generally applicable document retention policies then in effect) the Buyer shall, and shall cause the Vionic Entities to, upon reasonable written notice and where Sellers’ Representative has a legitimate business purpose for so requesting, provide the Sellers’ Representative and its authorized representatives, with commercially reasonable access, during normal business hours, to the books and records (for the purpose of examining and copying) of the Vionic Entities with respect to periods or occurrences prior to the Closing Date to the extent such books and records are reasonably relevant (as determined by Buyer, acting reasonably) (a) to the Sellers’ status as equityholders of the Companies during such period or (b) with respect to any claims made against or incurred by the Sellers (but excluding any claim or dispute relating to or arising out of this Agreement or the Transactions), subject to customary confidentiality protections; provided, that such access does not interfere in any material respect with the normal operations of the Vionic Entities; and provided, further that in no event shall Buyer or its Affiliates be required to take any action that would constitute a waiver of the attorney-client or other privilege; and provided, further, that in no event shall Buyer or its Affiliates be required to supply Sellers’ Representative or its agents with any information that Buyer or its Affiliates (in Buyer’s reasonable judgment) are under a legal obligation not to supply. Unless otherwise consented to in writing by the Sellers, the Buyer shall not, and shall not permit the Vionic Entities to, for a period of six (6) years following the Closing Date (or such shorter period of time as is consistent with the Buyer’s generally applicable document retention policies then in effect), destroy, alter or otherwise dispose of any of the books and records of the Vionic Entities for any period prior to the Closing Date without first giving reasonable prior notice to the Sellers and offering the Sellers the opportunity to copy the books and records or any portion thereof which the Buyer or the Vionic Entities may intend to destroy, alter or dispose of. For the avoidance of doubt, this Section 8.05(a) shall not apply to Tax books and records, which are the subject of Section 8.04(g).

(b) Representation and Warranty Policy. Buyer shall use commercially reasonable efforts to cause the Representation and Warranty Insurance Policy to be issued, solely at Buyer’s cost (other than the R&W Contribution, which shall be paid by the Sellers as a Seller Transaction Expense as provided herein), promptly after the Closing (in accordance with the terms of the binder thereof) and shall take reasonable actions within its control with the intent to cause such policy to remain in full force and effect thereafter. Buyer shall not take actions with the intention of causing such policy to be terminated, cancelled or amended, waived or cancelled in a manner that would have a material and adverse impact on Sellers.

(c) Seller Release. As a material inducement to the Buyer’s willingness to enter into and perform this Agreement and to purchase the Equity Interests and the VCG Intellectual Property for the consideration to be paid or provided to the Sellers in connection with such purchase, as of the Closing, each Seller, in its capacity as an individual, shareholder, lender, borrower, member, director, manager, officer, employee, and/or agent of the Vionic Entities and in any other capacity of, on its behalf and on behalf of its Affiliates, heirs, successors and assigns (each, a “Releasor”), does hereby irrevocably and unconditionally agree and covenant not to sue or prosecute against the Buyer, each Vionic Entity and each of their respective Affiliates, and individual, joint or mutual, past, present and future representatives (each, a “Releasee”) and hereby forever waives, releases and discharges, to the fullest extent permitted by Applicable Law, each Releasee from any and all actions, Liabilities, losses, damages, costs, or expenses whatsoever (including any claims for contribution for any liability under this Agreement) (“Claims”), in each case, based in whole or in part on facts, whether or not now known, existing on or before the Closing that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, suspected or unsuspected, matured or unmatured, whether arising at law or in equity, against any or all of the Releasees on account of or by reason of any matter, cause or thing whatsoever prior to the Closing, including any matter related to the business or operations of the Vionic Entities or the Asset Seller or the issuance or ownership of any Equity Interests. Each Seller hereby represents that it has not initiated or filed, and hereby agrees that it shall not initiate or file, or permit the filing or initiation on its behalf of, any lawsuit of any kind whatsoever, or any complaint or charge against Buyer, each Vionic Entity, their Affiliates or any of their respective representatives with respect to the matters released and discharged hereby. Notwithstanding the foregoing, nothing contained in this Section 8.05(c) will operate to waive or release any Claims, whether known or unknown, suspected or unsuspected, matured or unmatured, whether arising at law or in equity (a) that any Releasor has under this Agreement, any exhibit or schedule hereto, or any agreements, certificates or other documents entered into in accordance with, pursuant to, or otherwise in connection with this Agreement or the Transactions, including any Ancillary Document, (b) relating to actual fraud on the part of the Buyer or its Affiliates other than the Vionic Entities, (c) that any Releasee now has, has ever had or may hereafter have against any of the Releasees on account of or by reason of any matter, cause or thing whatsoever to the extent first arising after the Closing, (d) for unpaid salary and employee benefits in each case (i) accrued or payable prior to the Closing (without giving effect to the Closing), (ii) that are unpaid after the Closing and (iii) that are reflected as a liability in the Final Closing Working Capital; or (e) that may be brought pursuant to Section 8.03(a) or the limited liability company agreements or other Organizational Documents of the Vionic Entities as contemplated by and subject to Section 8.03.

(d) Confidentiality. Effective as of the Closing, the Confidentiality Agreement shall terminate and be superseded by this Section 8.05(d). Following the Closing, each of the Buyer, with respect to the Seller Confidential Information, and the Sellers, with respect to the Business Confidential Information and the Buyer Confidential Information (each with respect to such applicable Confidential Information, a “Receiving Party”) shall hold, and shall cause its Affiliates, agents, consultants and advisors to hold, in strict confidence all such Confidential Information furnished to it by the Buyer (or, in the case of the Sellers with respect to the Business Confidential Information, by any Vionic Entity) or any Seller, as applicable (each, a “Disclosing Party”) or such Party’s Affiliates or representatives in connection with this Agreement, the Ancillary Documents and the Transaction (or, in the case of the Sellers with respect to the Business Confidential Information, in connection with their prior relationship with the Vionic Entities and the Business), and the Receiving Party shall not release or disclose such Confidential Information to any other Person or entity, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, Applicable Law or the rules of any stock exchange, the Receiving Party shall (to the extent reasonably practical and permitted by Applicable Law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may, at the Disclosing Party’s sole cost and expense, seek an appropriate protective order or waive compliance with the provisions of this Section 8.05(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Confidential Information by judicial or administration process, requirement of Applicable Law or the rules of any stock exchange, such Receiving Party may so disclose the Confidential Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed; provided, further, that that the foregoing obligations of confidentiality shall not extend to Confidential Information that is (i) properly in the public domain through no fault of such the Receiving Party in violation of this Agreement or (ii) disclosed to such Receiving Party by a Third Party who may lawfully do so and who was not under any confidentiality obligation with respect thereto. The Sellers’ Representative agrees that any information provided to it or otherwise obtained by it in connection with this Agreement, including the existence and terms of this Agreement, and including in connection with the transactions contemplated by Section 3.03 and Article 11 of this Agreement (regardless of whether such information is designated as confidential and regardless of the manner in which it is furnished), and any analysis, compilations, studies, documents or records that contain or reflect such information shall be maintained in confidence and used only in the Sellers’ Representative’s capacity as such in the context of this Agreement, including the purposes set forth in Section 3.03 and Article 11, and the Sellers’ Representative shall not and shall cause its Affiliates to not disclose such information to any Third Party; provided, further, that that the foregoing obligations of confidentiality shall not extend to information that is (i) properly in the public domain through no fault of such the Sellers’ Representative in violation of this Agreement or (ii) disclosed to Sellers’ Representative by a Third Party who may lawfully do so and who was not under any confidentiality obligation with respect thereto.

Section 8.06 Non-Competition; Non-Solicitation.

(a) Christopher Gallagher acknowledges that he is the sole member of CGVIO LLC and that he and members of his immediate family are beneficiaries of the Nintai Trust U/A dated November 24, 2006 and C. Bruce Campbell acknowledges that he is the sole trustee of the Campbell Family Irrevocable Trust U/A dated October 6, 2006, that members of his immediate family are the beneficiaries thereof and that such trust is the sole member of Viocam Investments LLC. Accordingly, each of Christopher Gallagher and C. Bruce Campbell will obtain a substantial benefit from the payment to such Sellers that will result from the consummation of the Transactions. In addition, each of Christopher Gallagher and C. Bruce Campbell has played a material and direct role in the development and operation of the Business. As such, in order to protect the value of the Equity Interests and the VCG Intellectual Property being acquired by Buyer hereunder (including the goodwill inherent therein), each of Christopher Gallagher and C. Bruce Campbell is agreeing to the terms of this Section 8.06 as a Non-Compete Party.

(b) The Sellers and the Non-Compete Parties hereby expressly acknowledge (i) Buyer’s substantial investment in the Business and the Vionic Entities, including their good will, customer relationships, employee relationships, Intellectual Property rights, and other proprietary and/or confidential information and (ii) Buyer’s present intent to expand upon the scope, geographic, industry, types of services and otherwise, of the Vionic Entities’ relationships with their current and former customers. Each Seller and each Non-Compete Party further acknowledges that if such Person deprives Buyer of the goodwill of Business or the Vionic Entities or in any manner utilizes the reputation and goodwill of the Business or the Vionic Entities in competition with Buyer, Buyer will be deprived of the benefits it is paying for pursuant to this Agreement. Accordingly, the Sellers and the Non-Compete Parties, including Christopher Gallagher and C. Bruce Campbell, as an inducement for Buyer to enter into this Agreement and consummate the Transactions, agree to the covenants, restrictions and obligations contained in this Section 8.06.

(c) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Non-Compete Parties shall not, acting individually or as an owner, shareholder, member, manager, director, partner, employee or independent contractor of any Person other than the Buyer or one of its Affiliates, and shall not permit any of their respective Affiliates to, (i) engage in or assist others in engaging in the Business anywhere in the world (the “Territory”), (ii) own, manage, operate, assist, join, control or participate in the ownership, management, operation or control of, or be connected as an owner, shareholder, member, manager, director, partner, employee or independent contractor or otherwise with, any business anywhere in the Territory that, directly or indirectly, competes with the Business regardless of the channel through which such competition occurs and regardless of the Persons whom such competition targets, (iii) call on or solicit any customer, client, strategic partner, vendor, supplier, consultant, contractor, licensee, licensor or other material business relation (collectively, “Excluded Persons”) of any Vionic Entity or any of its Affiliates (including any Excluded Persons of any Vionic Entity at any time during the twelve (12) month period immediately prior to the Closing Date), in order to induce or attempt to induce such Excluded Person to utilize the services of a competing business, to cease doing, or reduce such Person’s level of, business with such Vionic Entity or any of its Affiliates, or in any way materially interfere with the relationship between any Excluded Person and any Vionic Entity or any of its Affiliates. Notwithstanding the foregoing, (i) as applied to Steven G. Mabb only, the Restricted Period described herein shall mean a period of three (3) years commencing on the Closing Date, and (ii) each Non-Compete Party may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if such Non-Compete Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(d) During the Restricted Period, the Sellers and the Non-Compete Parties shall not, acting individually or as an owner, shareholder, member, manager, director, partner, employee or independent contractor of any Person other than the Buyer or one of its Affiliates, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of the Vionic Entities or their Affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except to the extent such employee responds to a general solicitation that is not directed specifically to any such employees; provided, however, that nothing in this Section 8.06(d) shall prevent any Seller, any Non-Compete Party or any of their respective Affiliates from hiring, not earlier than 180 days from the date of termination of employment, any employee whose employment with a Vionic Entity or Buyer or any Affiliate thereof has been terminated.

(e) Because a remedy at law for any breach of the provisions of this Section 8.06 hereof will be inadequate, in addition to all other remedies available to the Buyer, the Buyer shall have the right to seek and obtain, without posting any bond or other security, a restraining order, injunction or other equitable relief to enforce the provisions or prevent any violations (whether anticipatory, continuing or future) of this Section 8.06.

(f) The Sellers and the Non-Compete Parties agree that the territorial, time and other restrictions set forth in 8.06(c) and (d) hereof are reasonable and properly required for the adequate protection of the business and affairs of the Buyer effective from and after the Closing, and in the event that any one or more of such territorial, time or other restrictions is found to be unreasonable by a court of competent jurisdiction as applied to a Seller or the Non-Compete Party, such Seller and/or Non-Compete Party shall agree and submit to the reduction of said territorial, time or other restrictions to such an area, the time period, or otherwise as such court may determine to be reasonable. The Sellers and the Non-Compete Parties specifically acknowledge and agree that, although Delaware law governs this Agreement pursuant to Section 12.08, the limitations set forth in this Agreement are also valid under Section 16601 of the California Business & Professions Code and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind that would contest such restrictions as being invalid under California law.    It is the desire and intent of the Parties to this Agreement that the provisions of this Section 8.06 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought, and each such Party hereby consents to the jurisdiction of the state, provincial and federal courts in any such jurisdiction. In the event that any restriction set forth in Section 8.06 hereof is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, the Parties hereby agree that such restrictions shall remain and be valid in all other jurisdictions.

Section 8.07 Replacement of Guarantees and Letters of Credit. The Buyer and the Sellers shall use commercially reasonable efforts to arrange, prior to the Closing, for replacement arrangements with respect to the letters of credit and related obligations listed on Schedule 8.07 of the Company Disclosure Schedules.

ARTICLE 9

CONDITIONS TO OBLIGATION TO CLOSE

Section 9.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Buyer, with respect to itself, or by Sellers’ Representative, with respect to the Sellers, in whole or in part, to the extent permitted by Applicable Law:

(a) Proceedings. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or Order (whether temporary, preliminary or permanent) that (i) is in effect and (ii) has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(b) Regulatory Approvals. Any waiting periods under the HSR Act with respect to the Transactions and any other applicable waiting periods (or any extension thereof), filings or approvals under the Competition Laws or other regulations required to consummate the Transactions under Applicable Law shall have expired, been terminated, been made or been obtained.

(c) Representations and Warranties Insurance. The binder for the Representation and Warranty Insurance Policy shall be in full force and effect and there shall be no subjectives to the issuance of the Representation and Warranty Insurance Policy remaining unsatisfied other than the payment of premium by Buyer and such other administrative subjectives as set forth in such binder.

Section 9.02 Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Transactions are subject to satisfaction or waiver of the following additional conditions:

(a) Representations and Warranties. (i) The Seller Fundamental Representations set forth in Section 4.01 (Authorization), Section 4.02 (Ownership), Section 4.04 (Non-Contravention), Section 4.06 (Brokers), Section 5.01 (Existence and Power), Section 5.02 (Capitalization), Section 5.03 (Non-Contravention), Section 5.04 (Subsidiaries), and Section 5.20 (Brokers) shall be true and correct in all respects (except to the extent of any de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such Seller Fundamental Representation by its terms is limited to a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date; (ii) the other Seller Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such Seller Fundamental Representation by its terms is limited to a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date; and (iii) the other representations and warranties set forth in Article 4 and Article 5 shall be true and correct (without giving effect to “materiality,” “Material Adverse Effect,” or similar qualifiers contained in such representations and warranties for the purposes of determining the accuracy of such representations and warranties in this Section 9.02(a)) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such representation or warranty by its terms is limited to a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, except where the failure of such other representations and warranties to be so true and correct would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Agreements and Covenants. The Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

(c) Documents. Sellers shall have made and tendered, or caused to be made and tendered, delivery of all documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement to the Buyer as set forth in Section 3.02(a) and (c).

(d) Consents. The Sellers’ Representative shall have delivered to Buyer written consents regarding the transactions contemplated by this Agreement in form and substance reasonably acceptable to Buyer executed by the landlords under the Leases identified in Schedule 5.03(a) of the Company Disclosure Schedules.

(e) No Material Adverse Effect. There shall not have occurred any event that has had or reasonably would be expected to have a Material Adverse Effect.

(f) Senior Employee Agreements. The Senior Employee Agreements shall remain in full force and effect on and as of the Closing Date, and each Senior Employee shall have performed and complied, in all material respects, with all of its covenants and obligations contained in such Senior Employee Agreement required to be performed on or prior to the Closing Date.

(g) Warrant Cancellation Agreement. The Warrant Cancellation Agreement shall remain in full force and effect on and as of the Closing Date, and each party thereto shall have performed and complied, in all material respects, with all of its covenants and obligations contained in such Warrant Cancellation Agreement required to be performed on or prior to the Closing Date such that the transactions contemplated thereby will be completed prior to, or simultaneously with, the Closing.

(h) Vasyli Debt Documents. The Vasyli Debt Documents shall remain in full force and effect on and as of the Closing Date, and each party thereto shall have performed and complied, in all material respects, with all of its covenants and obligations contained in such Vasyli Debt Documents required to be performed on or prior to the Closing Date such that the transactions contemplated thereby will be completed prior to, or simultaneously with, the Closing.

Section 9.03 Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Transactions are subject to satisfaction or waiver of the following additional conditions:

(a) Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct in all respects (except to the extent of any de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such Buyer Fundamental Representation by its terms is limited to a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date; and (ii) the other representations and warranties set forth in

Article 6 shall be true and correct (without giving effect to “materiality,” “Material Adverse Effect,” or similar qualifiers contained in such representations and warranties for the purposes of determining the accuracy of such representations and warranties in this Section 9.03(a)) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such representation or warranty by its terms is limited to a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, except where the failure of such other representations and warranties to be so true and correct would not be reasonably expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b) Agreements and Covenants. The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(c) Documents. The Buyer shall have made and tendered, or caused to be made and tendered, delivery of all documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement as set forth in Section 3.02(b).

ARTICLE 10

[RESERVED]

ARTICLE 11

INDEMNIFICATION

Section 11.01 Survival.

(a) All of the Fundamental Representations made by any Party in this Agreement shall survive the Closing and will continue until 11:59 p.m., New York City time on the date that is six (6) years following the Closing, at which time they shall expire; provided, that the representations and warranties set forth in Section 5.08 (Taxes) shall survive the Closing until sixty (60) days after the expiration of the statute of limitation applicable to the underlying subject matter of such representation (including any extensions or tolling thereof), at which time they shall expire; and provided, further, that (i) any claim made by Buyer for a breached representation or warranty of any Seller contained in this Agreement must be initiated by submitting a notice of claim hereunder prior to the applicable expiration of the representations and warranties described in this Section 11.01, and (ii) any such expiration shall have no effect on any obligations in respect of which a notice of claim has been submitted hereunder prior to such expiration and shall have no effect on any claim or recovery available to Buyer (or any additional insured) under the Representation and Warranty Insurance Policy.

(b) All other representations and warranties made by any Party in this Agreement or in any certificates or documents delivered hereunder that are not Fundamental Representations shall not survive the Closing and shall expire as of the Closing and, except for any claim or recovery available to Buyer (or any additional insured) under the Representation and Warranty Insurance Policy, following the Closing, no Party shall be entitled to any recovery in respect thereof or to make any claim whatsoever for any inaccuracy or breach of any such representation or warranty.

(c) All covenants and other agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms and shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived); provided, further, that any such expiration shall have no effect on any obligations in respect of which a notice of claim has been submitted hereunder prior to such expiration; and provided, further, that, for the avoidance of doubt, the covenants and agreements set forth in this Article 11 and in Section 12.17 shall survive the Closing until fully performed or discharged.

(d) Nothing in this Section 11.01 shall limit any claim or recovery in the case of Fraud.

Section 11.02 Indemnification for Buyer Indemnified Persons. Subject to the terms and conditions of this Article 11, from and after the Closing, Sellers shall indemnify and hold harmless Buyer and its Affiliates (including, from and after the Closing, the Vionic Entities), the employee benefit plans of Buyer and its Affiliates, and the shareholders, members, directors, managers, officers, partners, employees, successors, assigns, representatives, and agents of each of them in their capacities as such (collectively, the “Buyer Indemnified Persons”), from and against (and shall pay and compensate the Buyer Indemnified Persons for, regardless of whether arising from a Third Person Claim or a direct claim), and each Seller waives any claim for contribution or indemnity against the Buyer, the Vionic Entities and their Affiliates with respect to, Losses incurred or to be incurred by any of them resulting from or arising out of or in connection with:

(a) any breach of or inaccuracy in the Seller Fundamental Representations (for this purpose, assuming that such representations and warranties are made as of the date hereof and as of the Closing Date (except to the extent any representation or warranty by its terms is limited to a specified date, in which case, as of such specified date));

(b) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by any Seller or Individual Party of any covenant, agreement or obligation made or incurred by such Seller or Individual Party under or pursuant to this Agreement;

(c) the Seller Transaction Expenses, to the extent not included in the Final Seller Transaction Expenses and included in the calculation of the Final Purchase Price;

(d) any Taxes payable by or with respect to any Vionic Entity (including, for the avoidance of doubt, with respect to the ownership of Vionic Europe) or for which any Vionic Entity may otherwise be liable (including by reason of transferee or successor liability, by Contract, or otherwise), or imposed with respect to the ownership of the VCG Intellectual Property (i) for any Pre-Closing Tax Period and for the portion of any Straddle Period ending as of the Closing (determined in accordance with Section 8.04(c)); or (ii) resulting from the Transactions (excluding 50% of any Transfer Taxes as provided in Section 12.01(b)); except, in each case, to the extent (i) such Taxes were taken into account in the Final Closing Indebtedness as a reduction in the calculation of the Final Purchase Price or (ii) such Taxes were fully satisfied from the Tax Escrow Funds pursuant to the terms of Section 8.04(j);

(e) any Indebtedness of the Vionic Entities immediately prior to the Closing, to the extent not included in the Final Closing Indebtedness and included in the calculation of the Final Purchase Price;

(f) any Fraud by the Vionic Entities, Sellers, any Individual Party or any of their respective Representatives in connection with this Agreement or the transactions contemplated hereby;

(g) the matters set forth on Schedule 11.02(g);

Sellers’ indemnity obligations pursuant to this Section 11.02 shall be joint and several to the extent of the Indemnity Escrow Amount and the Tax Escrow Amount (as applicable) and, after the Indemnity Escrow Amount or the Tax Escrow Amount (as applicable) has been paid in full to Buyer or another Buyer Indemnified Person, such indemnity obligations shall be several in accordance with each Seller’s respective Seller Allocation Percentage (such that each Seller shall be responsible for such Seller’s Seller Allocation Percentage of the applicable Loss); provided, however, that, except as provided for by Section 12.17(c) in the case of the Asset Seller, any claim for Losses related to or arising out of a breach by any Seller of any covenant, agreement or obligation which is by its terms to be performed or satisfied by such Seller or Individual Party individually (an “Individual Breach”), including those covenants, agreements and obligations set forth in Section 8.06 (Noncompetition) of this Agreement, shall be made against the breaching Seller or Individual Party, as applicable, only with no liability to any of the non-breaching Sellers or Individual Parties.

Section 11.03 Indemnification for Seller Indemnified Persons. Subject to the terms and conditions of this Article 11, from and after the Closing, Buyer shall indemnify and hold harmless each Seller and its representatives, agents, employees, officers, managers, directors, successors, and assigns (the “Seller Indemnified Persons”) from and against (and shall pay and compensate the Seller Indemnified Persons for, regardless of whether arising from a Third Person Claim or a direct claim) any and all Losses incurred or to be incurred by any of them, resulting from or arising out of or in connection with:

(a) any breach of or inaccuracy in the Fundamental Representations of Buyer contained in Article 6 (for this purpose, assuming that such representations and warranties are made as of the date hereof and as of the Closing Date (except to the extent any representation or warranty by its terms is limited to a specified date, in which case, as of such specified date)); and

(b) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by Buyer of any covenant, agreement or obligation of Buyer made or incurred under or pursuant to this Agreement.

Section 11.04 Notice of Claim; Order of Recoupment.

(a) In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Sellers’ Representative seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”)

specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Subject to the terms of this Agreement and of the Escrow Agreement, the Indemnifying Party shall pay, or, if applicable, shall cause the Escrow Agent to pay, the amount of any valid, uncontested claim not more than thirty (30) days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

(b) Subject to Section 11.06 and except in the case of an Individual Breach, any indemnifiable Losses owed to any Buyer Indemnified Party pursuant to Section 11.02 hereunder shall first be paid out of the Indemnity Escrow Account to the extent of the then-remaining Indemnity Escrow Amount and then, to the extent that such Losses exceed the then available balance in the Indemnity Escrow Account or indemnification for such Losses is due after termination of the Indemnity Escrow Account, any such amounts shall be paid directly by the applicable Seller(s); provided that (i) to the extent that the Representation and Warranty Policy covers such Losses, Buyer shall first seek recovery for such Losses, to the extent of such coverage, from the Representation and Warranty Policy and (ii) to the extent any indemnifiable Losses relate to a State Sales Tax Liability, such Losses shall first be paid out of the Tax Escrow Account, to the extent of the then-remaining Tax Escrow Amount, and second shall be paid out of the Indemnity Escrow Account, to the extent of the then-remaining Indemnity Escrow Amount, and thereafter shall be paid directly by the applicable Seller(s). For the avoidance of doubt, the Buyer Indemnified Persons shall be entitled to seek and collect indemnification from the applicable Seller(s) under this Article 11 and otherwise enforce its rights under the terms of this Agreement immediately after providing any applicable notice to the insurer of any claim under the Representation and Warranty Policy and shall otherwise be entitled to pursue such rights and remedies concurrently with seeking recovery under the Representation and Warranty Policy, in all cases, subject to the obligations of Buyer Indemnified Persons pursuant to Section 11.06(h) hereof and the remaining provisions of this Section 11.04(b). For the sake of clarity, the Parties acknowledge and agree that the foregoing sentences have been provided for the convenience of the Parties hereto in connection with identifying the order of notices of claims for certain types of indemnification claims by Buyer hereunder, and that it is not intended, and shall not, affect, modify or change any obligations of the insurer under and pursuant to the Representation and Warranty Policy. In the case of any indemnifiable Losses owed to any Buyer Indemnified Party pursuant to Section 11.02 which arise from an Individual Breach, Buyer shall seek recovery solely from such applicable breaching Seller and any such amounts shall be paid directly by such breaching Seller. For purposes of this Agreement, the Representation and Warranty Policy shall be deemed to not cover Losses for indemnification obligations of Sellers, (i) until such time that the Retention has been fully eroded (or claims have been delivered that when paid, would cause the Retention to be fully eroded), (ii) in connection with any Losses subject to exclusions or as to which coverage is not available under the Representation and Warranty Policy, or (iii) following such time as the policy limits of the Representation and Warranty Policy have been exhausted. With respect to any Losses for which any Buyer Indemnified Person is entitled to indemnification under this Agreement, Buyer shall use commercially reasonable efforts to diligently make and pursue claims for such Losses under the Representation and Warranty Policy in good faith to the extent such policy would cover such Losses or any portion thereof, provided, however, the Parties acknowledge that the Buyer Indemnified Person shall have no obligation to litigate or arbitrate with respect to any coverage position taken by the insurer under the Representation and Warranty Policy unless the Sellers’ Representative (i) specifically requests in writing that Buyer does so, (ii) agrees (on behalf of Sellers) in writing to, and complies at all times with such agreement, fund in advance all reasonable costs or expenses associated therewith and (iii) delivers to Buyer a written opinion of outside counsel that there exists a reasonable basis under the Representation and Warranty Policy for the coverage position requested to be advanced by Buyer in any such coverage dispute with the insurer. Provided that the foregoing preconditions described in (i)-(iii) above are satisfied, Buyer shall use commercially reasonable efforts to pursue such coverage litigation or arbitration (with counsel of its selection) at the reasonable direction of the Sellers’ Representative and shall keep the Sellers’ Representative informed on a reasonably current basis of the progress of such litigation or arbitration proceeding. Subject to the express provisions of Section 11.06(h), including the requirement to provide any applicable notice to the insurer under the Representation and Warranty Policy as set forth above, no Buyer Indemnified Person shall have any further obligation to seek to collect or actually collect upon any coverage under the Representation and Warranty Policy or other applicable policy of insurance as a precondition to asserting a claim for indemnification hereunder; provided that the provisions of this Section 11.04(b) shall continue to apply to any such claim.

(c) Except in the case of a disputed claim described in subsection (d), (i) if any indemnification payment is to be made from the Indemnity Escrow Account, Sellers’ Representative shall cause the Escrow Agent to pay such amount not more than twenty (20) days after any Buyer Indemnified Party provides notice to Sellers’ Representative of such amount, and (ii) if any indemnification payment is to be made by Sellers or any Seller directly, Sellers or such Seller shall pay such amount not more than twenty (20) days after any Buyer Indemnified Party provides notice to the Seller(s) of such amount.

(d) If the Indemnifying Party disputes the validity or amount of any claim for indemnification hereunder, the Indemnifying Party shall so notify in writing the Indemnified Party within fifteen (15) Business Days after the Indemnifying Party receives notice from the Indemnified Party of such claim, specifying in reasonable detail the points of disagreement. Upon receipt of such notice of dispute, the Indemnified Party shall promptly consult with the Indemnifying Party with respect to such points of disagreement in an effort to resolve the dispute. Except as otherwise set forth in this Agreement, if any such dispute cannot be resolved by the Indemnified Party and Indemnifying Party within thirty (30) calendar days after the Indemnifying Party receives notice from the Indemnified Party, then the Indemnified Party may file suit with respect to any amounts in dispute in any court of competent jurisdiction pursuant to any other terms, conditions and limitations of this Agreement.

Section 11.05 Right to Contest Claims of Third Persons

(a) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Person hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Except as otherwise provided in this Section 11.05, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has irrevocably acknowledged to the Indemnified Party in writing its obligation to indemnify, in accordance with this Article 11 and subject to Section 11.04 and 11.06 hereof, the Persons to be indemnified hereunder with respect to such Third Person Claim and to discharge any cost or expense arising out of such investigation, contest, or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. In the event that the Indemnifying Party shall fail to give the Defense Notice within said fifteen (15) day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof, including cooperation with any insurer to the extent applicable.

(b) In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Party Claim within fifteen (15) days after receipt thereof and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and (iii) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed, unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.

(c) Notwithstanding anything to the contrary contained in this Section 11.05, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that involves a customer or supplier of the Indemnified Party or its Affiliates or a Governmental Entity, (iv) that, if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (v) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder, and the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding anything to the contrary contained herein, the Parties acknowledge that, to the extent required by an insurer under the Representation and Warranty Policy or any other applicable policy of insurance in connection with any claim made by a Buyer Indemnified Person thereunder, the conduct of the defense or prosecution of any Third Party Claim may be assigned to counsel selected or approved by the insurer under the Representation and Warranty Policy or other applicable policy of insurance, or otherwise conducted in coordination with the insurer under the Representation and Warranty Policy or other applicable policy of insurance, in each case without prejudice to the rights of the Parties hereunder, and the Sellers’ Representative and the Buyer Indemnified Persons will reasonably cooperate at Buyer’s expense with the insurer under the Representation and Warranty Policy or other applicable policy of insurance and such counsel in the defense of the Third Party Claim and otherwise comply with the requirements of the Representation and Warranty Policy or other applicable policy of insurance applicable to such Party in connection therewith.

Section 11.06 Limitations on Indemnity.

(a) In no event shall Sellers’ aggregate liability for any obligation to indemnify Buyer Indemnified Persons against, or reimburse any Buyer Indemnified Persons for, any Losses pursuant to Section 11.02(a) in respect of the Special Seller Fundamental Representations exceed the Indemnity Escrow Amount.

(b) Except in the case of Fraud, and subject to the specific cap described in Sections 11.06(a) hereof with respect to certain claims as provided therein, no Seller shall be obligated to indemnify Buyer Indemnified Persons against, or reimburse any Buyer Indemnified Persons for, any Losses pursuant to Section 11.02 after the aggregate amount of all payments made by such Seller hereunder in respect of such Losses (to avoid doubt, including any payments made in respect of the Special Seller Fundamental Representations) equals the amount of the Purchase Price actually received by such Seller (provided that for this purpose, the Seller Allocation Percentage of each of the Indemnity Escrow Amount and the Tax Escrow Amount shall be deemed to have been actually received by such Seller).

(c) No Seller shall have, and each Seller hereby waives, any claim for contribution or indemnification from or against any of the Vionic Entities as a result of any indemnification or other payments made by any Seller to any of the Buyer Indemnified Persons pursuant to this Agreement.

(d) No information or knowledge acquired, or investigations conducted, by Buyer or its Representatives of the Vionic Entities, the Asset Seller or any of their respective businesses, assets, liabilities or otherwise shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification or other claim by Buyer or any Buyer Indemnified Person under this Agreement.

(e) Notwithstanding anything contained herein or elsewhere to the contrary, all “material” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for the indemnification provisions of this Agreement, including, without limitation, for purposes of (i) determining the amount of any Losses incurred with respect to the indemnification provisions hereof and (ii) determining whether or not a breach of a representation or warranty has occurred.

(f) The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party or its Affiliates under insurance policies maintained by the Vionic Entities, in effect immediately prior to the Closing Date and applicable to such Losses (the “Existing Policies”), net of reasonable expenses incurred by the Indemnified Party in obtaining such recovery. Buyer will (and will cause the Vionic Entities to) use commercially reasonably efforts to seek full recovery under such Existing Policies; provided, however, that the Indemnified Party shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Losses therefor. To the extent that any insurance payment under the Existing Policies is actually recovered by a Buyer Indemnified Person after the related indemnification payment has been made pursuant to this Agreement, the Buyer Indemnified Person will pay over to the Escrow Agent (to the extent that amounts of applicable Losses have been paid to Buyer out of the Indemnity Escrow Account and the Escrow Agreement remains in effect) or to the Sellers’ Representative, on behalf of the Sellers (in any other circumstance) the amounts of such insurance payments promptly after they are actually recovered (net of reasonable expenses incurred by the Indemnified Party in obtaining such recovery).

(g) In connection with an Indemnified Party’s rights for any claim under this Article 11 an Indemnified Party may not seek punitive or exemplary damages, except to the extent such punitive or exemplary damages are recovered by or paid to Third Persons.

(h) Nothing in this Agreement shall limit the right of the Buyer Indemnified Person to make claims against the Representation and Warranty Policy or any other applicable policy of insurance; provided, however, that in no event shall an Indemnified Party be entitled to recover damages or obtain indemnity to the extent that the Indemnified Party shall have otherwise actually recovered for such matter pursuant to any other provision of this Agreement (and any such actual recovery pursuant to the Existing Policies or Representations and Warranty Policy shall be deemed to be an actual recovery hereunder), so as to avoid duplication or “double counting” of the same Loss and in such case in the event that Sellers were the first payor of such Losses otherwise reimbursed by other means, the applicable Buyer Indemnified Persons shall promptly pay over to Sellers in proportion to their respective Seller Allocation Percentage such excess necessary so as to avoid double counting of the same Losses; provided that the Indemnified Party may pursue indemnification pursuant to multiple provisions of this Article 11.

(i) Notwithstanding anything to the contrary contained in this Agreement, no limitation on indemnification provided in this Article 11 or any other provision of this Agreement shall apply to any Losses in the case of Fraud.

Section 11.07 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Applicable Law, as adjustments to the Purchase Price for all purposes (including, for the avoidance of doubt, Tax purposes).

Section 11.08 Tax Indemnity Payments. Notwithstanding anything to the contrary in this Agreement, and further notwithstanding the identity of any Buyer Indemnified Person, any payment due from the Sellers in respect of any matter falling within Section 11.02(d) shall, if and to the extent that the relevant Tax is Tax of Vionic Europe, be due and payable by the Sellers to the Buyer only and any payment made shall, to that extent, be paid by the Sellers to the Buyer only and shall not in any circumstances be due and payable and/or paid to the relevant Buyer Indemnified Person.

Section 11.09 Exclusive Remedy. Except with respect to Fraud, except for the right of a Party hereto to pursue specific performance pursuant to Section 12.13, except for the rights of the Parties under Section 3.03 and Section 8.06 (and without limitation of any such right) and except for the rights and obligations of the Parties under Section 12.17, the Parties acknowledge and agree that, after the Closing, the indemnification provisions in this Article 11 of this Agreement shall be the sole and exclusive remedy of the Parties hereto and their respective Affiliates against each other with respect to any claim related to or arising from this Agreement, the negotiation and execution of this Agreement, the performance by the Parties of their respective obligations hereunder, or the Transactions, provided that nothing in this Agreement limits the right of any party to pursue any remedies or enforce any rights specifically provided for in any agreement that is an Ancillary Document executed in connection with the Transactions in accordance with the terms thereof.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Expenses.

(a) All costs and expenses (including legal fees and expenses) arising from or incident to this Agreement, the Ancillary Documents and the Transactions (the “Transaction Expenses”) incurred by the Buyer (including the commissions, fees or other compensation of the Buyer’s broker, finder or investment banker, if any) shall be borne by the Buyer. All Transaction Expenses incurred by the Sellers’ Representative, the Vionic Entities or the Sellers (other than Transfer Taxes, which shall be treated in accordance with Section 12.01(b)) (including the Seller Transaction Expenses), shall be borne by the Sellers to the extent not paid by the Vionic Entities on or before the Closing.

(b) Notwithstanding any other provision herein to the contrary, all transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the consummation of the Transactions (“Transfer Taxes”), whether imposed on the Buyer, the Vionic Entities or the Sellers, shall be paid one half by the Sellers on one hand and one half by the Buyer on the other hand when due. Notwithstanding any other provision herein to the contrary, the Party required under Applicable Law to file any Tax Return or other documentation with respect to any Transfer Taxes shall, at its own expense, prepare and cause to be filed such Tax Returns and other documentation and, if required by Applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation required in connection with such Transfer Taxes.

(c) Any payments made with respect to the adjustments made pursuant to Section 3.03 and any indemnity payments made pursuant to Article 11 shall be deemed to be, and the Seller and Buyer agree to treat such payments as, adjustments to the Purchase Price for Tax purposes, except as otherwise required by Applicable Law.

Section 12.02 No Third-Party Beneficiaries. Except as otherwise set forth in Section 8.03 with respect to the Company Indemnified Parties and Article 11 with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons, this Agreement shall not confer any rights or equitable rights, benefits, remedies, obligations or liabilities upon any Person, including any employee or former employee of the Vionic Entities and Asset Seller, other than the Parties and their respective successors and permitted assigns.

Section 12.03 Entire Agreement. This Agreement, including the Seller Disclosure Schedules, Company Disclosure Schedules, the Buyer Disclosure Schedules and any Exhibits attached hereto, the Ancillary Documents, the Confidentiality Agreement and the other documents referred to herein, constitute the entire agreement among the Parties and supersede all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent relating in any way to the subject matter hereof.

Section 12.04 Incorporation of Annexes, Exhibits and Schedules. The Seller Disclosure Schedules, the Company Disclosure Schedules and the Buyer Disclosure Schedules and the Exhibits attached hereto are an integral part of this Agreement and are incorporated herein by reference and made a part hereof. No Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Seller Disclosure Schedules, the Company Disclosure Schedules or the Buyer Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Seller Disclosure Schedules, the Company Disclosure Schedules or the Buyer Disclosure Schedules is or is not

required to be disclosed (including whether the amount or items are required to be disclosed as material or Threatened) or is within or outside the Ordinary Course of Business. The information contained in the Seller Disclosure Schedules, the Company Disclosure Schedules and the Buyer Disclosure Schedules is disclosed solely for purposes of this Agreement, and shall not be construed as or constitute an admission or agreement with any Third Party that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item (including, without limitation, any violation of Applicable Law or breach of contract), nor shall it be construed as or constitute an admission or agreement with any Third Party that such information is material to the Vionic Entities.

Section 12.05 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties except that Buyer shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Buyer or by Affiliates of Buyer; provided, however, that Buyer shall remain liable for the performance of its obligations under this Agreement.

Section 12.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.07 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed to have been duly given (i) upon being transmitted by way of email or facsimile to the email address or facsimile number shown in this Section 12.07 (provided, that a copy must also be deposited in accordance with the procedures set forth in clauses (ii) or (iii) of this Section 12.07 on the same day as such transmission by email or facsimile), (ii) upon being delivered by hand, on the same day as such delivery, or (iii) one (1) Business Day after being deposited with a same day or overnight courier or delivery service for delivery, addressed at the address shown in this Section 12.07 for, or such other address as may be designated in writing hereafter by, such Party:

If to the Sellers, addressed to Sellers’ Representative at:

Christopher T. Gallagher

414 Savoie Drive

Palm Beach Gardens, FL 33410

and

Daniel M. Sanner

1 California Street, Suite 2900

San Francisco, CA 94111

with a copy (not constituting notice) to:

Hodgson Russ LLP

140 Pearl St. Suite 100

Buffalo, NY 14202

Attention: Thomas W. Nelson, Esq.

                 Brad A. Birmingham, Esq.

Email:  tnelson@hodgsonruss.com

             bbirming@hodgsonruss.com

If to the Buyer, addressed to it at:

Caleres, Inc.

8300 Maryland Ave.

St. Louis, MO 63105

Attn: General Counsel

Telephone: 314-854-4110

Fax: 314-854-2044

E-mail: tburke@caleres.com

with a copy (not constituting notice) to:

Bryan Cave Leighton Paisner LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

Telephone: (314) 259-2000

Fax: (314) 259-2020

E-mail:  smbaumer@bclplaw.com

              ashley.baker@bclplaw.com

              kristin.yemm@bclplaw.com

Attn: Steven M. Baumer

Attn: Ashley W. Baker

Attn: Kristin M. Yemm

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 12.08 Governing Law. All issues and questions concerning the negotiation, construction, validity, interpretation and enforceability of this Agreement, whether in law or in equity, whether in contract or in tort or otherwise, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 12.09 Jurisdiction; Waiver of Jury Trial. Except for such disputes as are to be resolved under Section 3.03(b) pursuant to the terms thereof, the Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in Delaware Court of Chancery sitting in Wilmington, Delaware and, in the event that such court does not have subject matter jurisdiction over the applicable Proceeding, the United States District Court for the District of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.07 shall be deemed effective service of process on such Party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, on the one hand, and Sellers’ Representative, on behalf of itself and on behalf of all Sellers, on the other hand. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 12.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law. Any term or provision of this Agreement that is held to be invalid or unenforceable under Applicable Law in any respect by a court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

Section 12.13 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that, prior to the termination of this Agreement, (i) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and (subject to court approval) to enforce specifically the terms and provisions hereof in the courts described in Section 12.09 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Sellers nor the Buyer would have entered into this Agreement.

(b) The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 12.14 Provision Respecting Legal Representation.

(a) It is acknowledged by each of the Parties, on its own behalf and on behalf of its directors, members, partners, managers, officers, employees and Affiliates, that the Companies, certain of the Sellers, and their respective Affiliates (individually and collectively, other than the Vionic Entities, the “Seller Group”) have retained Hodgson Russ LLP (“Hodgson Russ”) to act as its counsel in connection with the Transactions. The Buyer, the Sellers, Sellers’ Representative and the Vionic Entities and Asset Seller hereby agree, that, in the event that a dispute arises after the Closing between the Buyer or Vionic Entities on the one hand, and the Seller Group, on the other hand, Hodgson Russ may represent the Seller Group in such dispute even though the interests of the Seller Group may be directly adverse to the Buyer or the Vionic Entities, and even though Hodgson Russ may have represented the Vionic Entities in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer or any of the Vionic Entities; provided, however that Hodgson Russ agrees that no confidential information regarding Vionic Entities that it has gained in connection with its representation of Seller Group, and is not known to Seller Group prior to such disclosure, will be conveyed or disclosed to any of them or otherwise used by Hodgson Russ to the detriment of the Vionic Entities. The Buyer further agree that, subject to Section 12.14(b), as to all legally privileged communications among Hodgson Russ, the Vionic Entities and the Seller Group to the extent relating in any way to the Transactions (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Buyer or any of the Vionic Entities. Subject to Section 12.14(b), the Privileged Communications are the property of the Sellers, and from and after the Closing none of the Vionic Entities, or any Person purporting to act on behalf of or through the Vionic Entities, will seek to obtain such Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. Subject to Section 12.14(b), as to any such Privileged Communications prior to the Closing, the Buyer and the Vionic Entities together with any of their respective affiliates, Subsidiaries, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing. The Privileged Communications may be used by the Seller Group in connection with any dispute that relates to the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby.

(b) Notwithstanding the foregoing:

(i) the Parties expressly agree that the Privileged Communications shall not include or extend to any communications at or prior to the Closing between the Seller Group, the Vionic Entities, or any of them, on the one hand, and Hodgson Russ, on the other hand, which constitute, reflect or provide evidence of Fraud by any member of the Seller Group or the Companies;

(ii) in the event that a dispute arises between the Buyer or any of the Vionic Entities and a Third Party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Vionic Entities may assert the attorney-client privilege to prevent disclosure of confidential communications by Hodgson Russ to such Third Party; provided, however, that, subject to clause (iii) below, the Vionic Entities may not waive such privilege without the prior written consent of the Sellers;

(iii) nothing contained in this Section 12.14 (including Section 12.14(b)(ii)) will be deemed or construed as a waiver by Vionic Entities, any Vionic Entity, Buyer or any of its Affiliates of any right or remedy arising or resulting from the actions of Sellers’ Representative, the Sellers or their agents or representatives.; and

(iv) any communications, attorney-client privilege, work product protection, right of confidentiality or other applicable privilege referred in this Section 12.14, including but not limited to Privileged Communications, shall also belong to Vionic Entities and shall be deemed passed to and claimed by the Vionic Entities after the Closing solely to the extent any such attorney-client privilege, work product protection, right of confidentiality or other applicable privilege is required to be waived or otherwise required to be similarly released by any Governmental Entity, under Applicable Law or pursuant to any Proceeding, and in any such case, the Vionic Entities and the Buyer shall not be in breach or violation of any provision of this Section 12.14 for providing any information, documents, communications or client confidences to any Governmental Entity or other Person in response to and subject to the requirements of, and limitation in, the foregoing, provided that, except to the extent otherwise requested or required by Applicable Law or any such Governmental Entity, the Buyer gives the Sellers’ Representative written notice of such Applicable Law or Proceeding promptly upon actual knowledge thereof and allows the Sellers’ Representative a reasonable opportunity to seek to obtain a protective order or other appropriate remedy prior to such disclosure to the extent permitted by Applicable Law.

(c) If and to the extent that Privileged Communications, or any portion thereof, in the form of any electronic media or data (including, without limitation, email communications) remain on storage media, networked storage or other assets transferred to or made within the possession or control of the Companies or any of the Vionic Entities from and after the Closing as a result of the Transactions, such Privileged Communications shall become subject to the document retention protocols of the Buyer and its Affiliates applicable to similar classes of media or data, and may be destroyed in the Ordinary Course of Business in accordance therewith. In administering and applying such document retention protocols, none of Buyer nor any of its Affiliates has any duty or obligation to identify or preserve any Privileged Communications; any obligation to preserve Privileged Communications, however arising, shall remain the exclusive obligation of the Sellers and the Sellers’ Representative.

(d) For the avoidance of doubt, nothing in this Section 12.14 shall preclude any Person from asserting that particular communications which the Sellers or any other Person deems Privileged Communications are not in fact legally privileged.

Section 12.15 Sellers’ Representative.

(a) Each Seller hereby irrevocably constitutes and appoints Christopher T. Gallagher and Daniel M. Sanner as his, her or its true, lawful and sole agent, proxy and attorney-in-fact (such individuals acting jointly in such capacity, “Sellers’ Representative”) to act for and on behalf of such Seller in all matters relating to or arising out of this Agreement and the Ancillary Documents, including: (i) to consummate the Transactions; (ii) to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds from the Sellers’ Representative Holdback; (iii) to disburse any funds received hereunder to each Seller; (iv) to endorse and deliver any certificates or instruments representing the Equity Interests and execute such further instruments of assignment as the Buyer shall reasonably request; (v) to execute and deliver any Ancillary Documents, and any amendment to such Ancillary Documents, and all other instruments and documents of every kind incident to or otherwise relating to this Agreement and the Ancillary Documents; (vi) to negotiate, execute and deliver on behalf of such Seller any waiver, consents or amendment to this Agreement; (vii) to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, including (A) to assert or institute any claim, (B) investigate, defend, contest or litigate any claim involving the Buyer, the Vionic

Entities or any Governmental Entity against the Sellers’ Representative or the Sellers, and receive process on behalf of any or all Sellers in any such claim and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to any such claim, (C) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary, (D) to dispute or refrain from disputing, on behalf of such Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by the Buyer under this Agreement or other agreements contemplated hereby, (E) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, including any disputes under Section 3.03 or Article 11, (F) to execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) to engage attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (ix) to prepare or cause the Seller Returns to be prepared, including engaging accountants for such purpose; (ix) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (x) to retain the Sellers’ Representative Holdback, subject to Section 12.15(f) hereof, and pay amounts therefrom in accordance with this Agreement; (xi) to accept notices on behalf of the Sellers or any individual Seller in accordance with Section 12.07; (xii) to finally and conclusively determine, at any time, the applicable Seller Allocation Percentages; and (xiii) to do each and every act and exercise any and all rights which such Seller, or the Sellers collectively are permitted or required to do or exercise under this Agreement. Each Seller shall be fully bound by the acts, decisions and agreements of Sellers’ Representative taken and done pursuant to the authority herein granted, and such Seller hereby confirms that Sellers’ Representative shall do or cause to be done by virtue of its appointment as Sellers’ Representative. The authority of Sellers’ Representative hereunder may be exercised by Sellers’ Representative by the two individuals serving as Sellers’ Representative signing jointly as Sellers’ Representative for each Seller or, after listing all Sellers, executing an instrument, by signing jointly as Sellers’ Representative for all of them. The Buyer and all other Persons may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative in all matters referred to in this Agreement.

(b) Each Seller agrees that the agency and proxy described in this Section 12.15 are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller and furthermore in the case of the Asset Seller, are intended to secure an interest in property and the obligations of the Asset Seller. The provisions of this Section 12.15 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Seller, and any references in this Agreement to a Seller or the Sellers shall mean and include the successors to the rights of the Sellers hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. If any Seller dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller being a “Former Holder”) and, as a result, the agency and power of attorney conferred by this Section 12.15 is revoked by operation of law, it shall not be a breach by such Former Holder under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Holder (each a “Successor Holder”) confirms the appointment of Sellers’ Representative as agent and attorney-in-fact for such Successor Holder. In addition, if the agency and power of attorney conferred by this Section 12.15 is revoked by operation of law and thereafter not reconfirmed by the Successor Holder prior to the Closing, such revocation shall not be deemed a breach by the Successor Holder of any of the provisions of this Agreement provided that the Equity Interests held by such Successor Holder are delivered for transfer to the Buyer at the Closing as contemplated by Section 3.02, and further provided that such Successor Holder executes and delivers such other certificates, documents or instruments that would have been delivered on its behalf by Sellers’ Representative had such Successor Holder reconfirmed the agency and power of attorney conferred by this Section 12.15. All decisions and actions by Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, and protest or otherwise contest the same.

(c) The Sellers agree that the Buyer, its Affiliates and the Vionic Entities shall be entitled to rely on any action taken by Sellers’ Representative on behalf of such Seller in all matters in which action by Sellers’ Representative is required or permitted, or otherwise contemplated to be taken by, Sellers’ Representative under this Agreement (an “Authorized Action”) and are hereby released and relieved from any liability to any Person for (i) any acts or omissions by any of them in accordance with any Authorized Action and (ii) any instructions, decisions or actions of the Sellers’ Representative in any Authorized Action. Any notice delivered to the Sellers’ Representative in accordance with the provisions of this Agreement shall be deemed to have been delivered to each Seller. Each Seller agrees that any Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller (based on its Seller Allocation Percentage) hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless Sellers’ Representative against all fees, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Sellers’ Representative in connection with any action, suit or Proceeding to which Sellers’ Representative is made a party by reason of the fact it is or was acting as Sellers’ Representative pursuant to the terms of this Agreement.

(d) Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of, or any fiduciary duties to, any Seller, except in respect of amounts received on behalf of such Seller. Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that Sellers’ Representative shall not be relieved of any liability imposed by law for willful misconduct. Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative pursuant to such advice shall in no event subject Sellers’ Representative to liability to any Seller. Sellers’ Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. Neither Sellers’ Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of Sellers’ Representative for any reason to consummate the Transactions or relating to the performance of its other duties hereunder, except for actions or omissions constituting Fraud or bad faith.

(e) If Daniel M. Sanner shall resign or otherwise be unable to fulfill his responsibilities hereunder, Alpine Investors IV SBIC, LP and Alpine Investors IV, LP, acting together, may appoint a successor. If Christopher T. Gallagher shall resign or otherwise be unable to fulfill his responsibilities hereunder, C. Bruce Campbell shall be his successor, unless he is unable to serve. If C. Bruce Campbell shall resign or otherwise be unable to fulfill his responsibilities hereunder, a majority of the pre-Closing Board of Managers of Vionic Group may act to appoint a successor. Either of the individuals serving as Sellers’ Representative, or any successor appointed in accordance with the immediately preceding sentence, shall be discharged of his, her or its duties hereunder upon the appointment of such a successor Sellers’ Representative. Each such successor Sellers’ Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include such successor Sellers’ Representative.

(f) Sellers’ Representative is entitled to pay on behalf of the Sellers, from the Sellers’ Representative Holdback or from its own funds if the Sellers’ Representative Holdback is not sufficient, any fees, costs and expenses incurred by Sellers’ Representative in the performance of its duties hereunder (whether prior to or after the Closing), and to the extent paid by Sellers’ Representative from its own funds, obtain reimbursement from the Sellers for, such fees, costs and expenses. If at any time Sellers’ Representative determines, in its sole discretion, to release all or a portion of the Sellers’ Representative Holdback to the Sellers, such payment will be made in accordance with the Seller Allocation Percentage. Any fees, costs and expenses (including the fees and expenses of attorneys, accountants and other advisors, if applicable) incurred by Sellers’ Representative in performing its obligations under this Agreement in excess of the Sellers’ Representative Holdback shall be borne by the Sellers in accordance with the Seller Allocation Percentage and each Seller shall pay Sellers’ Representative such Seller’s share of such costs and expenses within ten (10) days after delivery to such Seller by Sellers’ Representative of written notice thereof. Without limiting the generality of the immediately preceding sentence, Sellers’ Representative may withhold and retain from any payments to be made to the Sellers such amount or amounts as it shall determine are necessary to pay all known (or reasonably anticipated) expenses that are required to be paid or borne by Sellers pursuant to this Agreement, or are otherwise incurred by Sellers’ Representative in the performance of its duties under this Agreement (including all out of pocket expenses) and shall pay all such expenses out of the amount or amounts so withheld.

(g) Unless otherwise agreed in writing by each Seller, Sellers’ Representative shall not be entitled to any compensation for the performance of services under this Agreement, but shall be entitled, in accordance with the terms of this Agreement, to payment or reimbursement by the Sellers of all fees, costs and expenses incurred as Sellers’ Representative. Neither the Vionic Entities nor the Buyer will have any obligation to pay or reimburse Sellers’ Representative for any of its expenses.

(h) Christopher T. Gallagher and Daniel M. Sanner (or their successors) shall act jointly as Sellers’ Representative for all purposes hereunder, and any action taken by Sellers’ Representative shall require the unanimous approval of such individuals. In the event that such individuals are in disagreement as to any matter subject to the authority of Sellers’ Representative under this Agreement (including under this Section 12.15), they shall each be obligated to negotiate in good faith to resolve such disagreement, and if they are unable to promptly resolve such disagreement, they shall engage a mediator to facilitate such good faith negotiation and the resolution of any such disagreement.

Section 12.16 Termination of Members’ Agreements. Each Seller who is a party to the applicable agreements noted in (a)-(b) below hereby agrees that, effective as of the Closing, each of (a) the Amended and Restated Members’ Agreement of Vionic Group dated as of January 1, 2017 and (b) the Amended and Restated Members’ Agreement of Vionic International dated as of January 1, 2017 shall be terminated and of no further force or effect with no Liability or Loss to any Vionic Entity. Each Seller hereby irrevocably waives any notice or other procedural requirements pursuant to the agreements reflected in clauses (a) and (b) with respect to this Agreement and the Transaction. On or prior to the Closing, the applicable Equity Sellers who own each applicable Company shall cause such applicable Company to acknowledge and agree to such terminations pursuant to documentation consistent with the foregoing sentence and in form and substance otherwise reasonably satisfactory to the Buyer.

Section 12.17 Certain Guarantees.

(a) Christopher Gallagher hereby unconditionally and irrevocably guarantees to Buyer and the Buyer Indemnified Persons the payment as primary obligor (and not only of collectability) when due of any amounts payable by each of CGVIO LLC and THE NINTAI TRUST, U/A DATED NOVEMBER 24, 2006 hereunder and the performance by such Sellers of their covenants, agreements and obligations hereunder.

(b) C. Bruce Campbell hereby unconditionally and irrevocably guarantees to Buyer and the Buyer Indemnified Persons the payment as primary obligor (and not only of collectability) when due of any amounts payable by each of VIOCAM INVESTMENTS LLC and THE CAMPBELL FAMILY IRREVOCABLE TRUST U/A DATED OCTOBER 6, 2006 hereunder and the performance by such Sellers of their covenants, agreements and obligations hereunder.

(c) Whenever this Agreement requires the Asset Seller to take any action, such requirement shall be deemed to include an undertaking on the part of each Equity Seller and each Individual Party with a direct or indirect ownership interest in the Asset Seller to cause the Asset Seller to take such action. Each Equity Seller and each Individual Party with a direct or indirect ownership interest in the Asset Seller hereby unconditionally and irrevocably guarantees to Buyer and the Buyer Indemnified Persons the payment as primary obligor (and not only of collectability) when due of any amounts payable by the Asset Seller hereunder and the performance by the Asset Seller of its covenants, agreements and obligations hereunder; provided that it is agreed that each Equity Seller and each Individual Party shall only be responsible hereunder on a several basis for that percentage of the amounts guaranteed by this Section 12.17(c) as set forth on Schedule 12.17(c).

(d) Each Individual Party agrees and acknowledges that the provisions of Article 1, Article 11 and Article 12 shall apply to all provisions of Section 8.06 and this Section 12.17 and that such Individual Party is bound thereby to the extent applicable to Section 8.06 and this Section 12.17.

Section 12.18 Counterparts and Electronic Signatures. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, ..gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re–execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Equity and Asset Purchase Agreement as of the date first above written.

ASSET SELLER:

Executed as a deed by:

VCG HOLDINGS LTD.

By:	/s/ C. Bruce Campbell
Name: C. Bruce Campbell
Title: Vice President

In the Presence of:	/s/ [Illegible signature]
Witness

EQUITY SELLERS:

CGVIO LLC

By:	/s/ Christopher T. Gallagher
Name: Christopher T. Gallagher
Title: Member

VIOCAM INVESTMENTS LLC

BY: THE CAMPBELL FAMILY IRREVOCABLE TRUST U/A DATED OCTOBER 6, 2006, its Member

By:	/s/ C. Bruce Campbell
Name: C. Bruce Campbell
Title: Trustee

THE CAMPBELL FAMILY IRREVOCABLE TRUST U/A DATED OCTOBER 6, 2006

By:	/s/ C. Bruce Campbell
Name: C. Bruce Campbell
Title: Trustee

[Signature Page to Equity and Asset Purchase Agreement]

THE NINTAI TRUST, U/A DATED NOVEMBER 24, 2006

BY: SOVEREIGN TRUST (TCI) LIMITED, as Trustee

For & on behalf of
SOVEREIGN TRUST (TCI) LIMITED

By:	/s/ [Illegible Signature]
Authorized Signatory

[Signature Page to Equity and Asset Purchase Agreement]

ALPINE INVESTORS IV SBIC, LP

By:	/s/ Daniel M. Sanner
Name: Daniel M. Sanner
Title: Authorized Person

ALPINE INVESTORS IV, LP

By:	/s/ Daniel M. Sanner
Name: Daniel M. Sanner
Title: Authorized Person

[Signature Page to Equity and Asset Purchase Agreement]

/s/ Constance X. Rishwain
Constance X. Rishwain

/s/ Steven G. Mabb
Steven G. Mabb

SELLERS’ REPRESENTATIVE

/s/ Christopher T. Gallagher
Christopher T. Gallagher (solely in his capacity as Sellers’ Representative)

/s/ Daniel M. Sanner
Daniel M. Sanner (solely in his capacity as
Sellers’ Representative)

NON-COMPETE PARTIES AND GUARANTORS

/s/ Christopher T. Gallagher
Christopher T. Gallagher (solely for purposes of being bound by Section 8.06 and Section 12.17)

/s/ C. Bruce Campbell
C. Bruce Campbell (solely for purposes of being bound by Section 8.06 and Section 12.17)

[Signature Page to Equity and Asset Purchase Agreement]

BUYER:

CALERES, INC.

By:	/s/ Kenneth H. Hannah
Name: Kenneth H. Hannah
Title: SVP, Chief Financial Officer

[Signature Page to Equity and Asset Purchase Agreement]